Exhibit 10.5

EXHIBIT 1, SHEET 1

6 Tide Street

Boston, Massachusetts

(the “Building”)

Located at Innovation Square (the “Complex)

Execution Date:	August 10, 2018

Tenant:	PURETECH HEALTH LLC,
a Delaware limited liability company

Mailing Address:	Prior to Term Commencement Date:
501 Boylston Street, Suite 6102
Boston, MA 02116
Attn: Stephen M. Muniz

After the Term Commencement Date:

Innovation Square
6 Tide Street, Suite 300 and Suite 400
Boston, MA 02110-2412
Attn: Stephen M. Muniz

Landlord:	RBK I TENANT, LLC, a Delaware limited liability company

Mailing address:	c/o Related Beal, 177 Milk Street, Boston, Massachusetts 02109
Attn: Executive Vice President

Art. 2	Premises: An area consisting of all of the rentable area on the fourth (4th) floor of the Building and a portion of the third (3rd) floor of the Building, substantially as shown on Lease Plan, Exhibit 2, together comprising the Total Rentable Area thereof.

Art. 3.1	Anticipated Commencement Date: April 26, 2019.

Art. 3.2	Term or original Term: Eleven Lease Years (as defined below) consisting of ten (10) years and three (3) months (plus the partial month, if any, following the Term Commencement Date).

Art. 4	Improvement Allowance: Up to a maximum of $210.00 per square foot of Rentable Area in the Premises (e.g., $10,680,180.00 based on 50,858 rentable square feet), as provided in Article 4.

Supplemental Allowance: Up to a maximum of $.10 per square foot of Rentable Area in the Premises (e.g., $5,085.80 based on 50,858 rentable square feet), as provided in Article 4.

Art. 5	Use of Premises: Research and development, light manufacturing and ancillary and accessory uses thereto including office use, and for no other purposes, subject to Article 5 below.

Art. 6	Yearly Rent / Monthly Rent:

Period	Rent per RSF		Yearly Rent		Monthly Rent
Lease Year 1	$71.00	*	$3,610,918.00	*	$300,909.83	*
Lease Year 2	$73.13	*	$3,719,245.54	*	$309,937.13	*
Lease Year 3	$75.32	*	$3,830,624.56	*	$319,218.71	*
Lease Year 4	$77.58		$3,945,563.64		$328,796.97
Lease Year 5	$79.91		$4,064,062.78		$338,671.90
Lease Year 6	$82.31		$4,186,121.98		$348,843.50
Lease Year 7	$84.78		$4,311,741.24		$359,311.77
Lease Year 8	$87.32		$4,440,920.56		$370,076.71
Lease Year 9	$89.94		$4,574,168.52		$381,180.71
Lease Year 10	$92.64		$4,711,485.12		$392,623.76
Lease Year 11 (partial)	$95.42		$4,852,870.36		$404,405.86

*

Abated Rent: Notwithstanding the Yearly Rent set forth above, so long as this Lease is in full force and effect and Tenant is not in default under any of the terms and conditions of this Lease (beyond any applicable notice or Grace Period (as defined below)) at any time during the applicable Abated Rent Period, Tenant shall be entitled to an abatement of the monthly installments of Yearly Rent (but not Additional Rent, if, as, and to the extent same is payable pursuant hereto), or a so-called “free rent” period, for the last calendar month of each of the first (1st) three (3) Lease Years (as defined below) of the Lease Term (the “Abated Rent Period”).

Art. 6	Rent Payment Address:
c/o Related Beal
177 Milk Street
Boston, Massachusetts 02109

Art. 7	Total Rentable Area:	50,858 rentable square feet of space, consisting of the entire rentable area of the fourth (4th) floor of approximately 35,499 rentable square feet and approximately 15,359 rentable square feet of space on the third (3rd) floor of the Building and, subject to Article 7 below.

	Total Rentable Area of Building:	124,896 rentable square feet (approximate), subject to Article 5 below.

Art. 8	Electric current will be furnished to Tenant pursuant to Section 8.1 below.

Art. 9	Operating Costs and Taxes:

Tenant’s Proportionate Share: 40.72%, subject to Article 7 below.

Art. 29.3	Broker: JLL

Art. 29.13	Letter of Credit Amount: $1,203,639.33, subject to Section 29.13 below.

Art. 29.14	Parking Spaces: Up to thirty-four (34) parking spaces, subject to Article 7 and Section 29.14 below.

Art. 29.15	Option to Extend Term: Two (2) consecutive periods of five (5) years each, as provided in Section 29.16.

1.	REFERENCE DATA		1

2.	DESCRIPTION OF DEMISED PREMISES		1
	2.1	Demised Premises	1
	2.2	Appurtenant Rights	1
	2.3	Exclusions and Reservations	2
	2.4	Roof Rights	2
	2.5	Roof Deck	5

3.	TERM OF LEASE		7
	3.1	Definitions	7
	3.2	Habendum	7
	3.3	Declaration Fixing Term Commencement Date	8

4.	READINESS FOR OCCUPANCY-ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE		8
	4.1	Condition of Premises	8
	4.2	Landlord’s Work	8
	4.3	Tenant’s Early Entry	14
	4.4	Tenant’s Work	14
	4.5	Conclusiveness of Landlord’s Performance	14

5.	USE OF PREMISES		14
	5.1	Permitted Use	14
	5.2	Prohibited Uses	15
	5.3	Licenses and Permits	16

6.	RENT		16

7.	RENTABLE AREA		17

8.	SERVICES FURNISHED BY LANDLORD		17
	8.1	Electric Current	17
	8.2	Water	18
	8.3	Elevators, Heat and Cleaning	19
	8.4	Air Conditioning	19
	8.5	Additional Heat and Air Conditioning Services	19
	8.6	Additional Air Conditioning Equipment	20
	8.7	Landlord Repairs	20
	8.8	Interruption or Curtailment of Services	20
	8.9	Energy Conservation	21
	8.10	Access	21
	8.11	Amentity Center	22

9.	TAXES AND OPERATING COSTS		22
	9.1	Definitions	22
	9.2	Tax Share	27
	9.3	Operating Expense Share	27
	9.4	Part Years	28
	9.5	Effect of Taking	28
	9.6	Tenant Audit Right	28
	9.7	Survival	28

10.	CHANGES OR ALTERATIONS BY LANDLORD		29

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11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT		29

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT		30

13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS		31

14.	REPAIRS BY TENANT-FLOOR LOAD		32
	14.1	Repairs by Tenant	32
	14.2	Floor Load-Heavy Machinery	32

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION		33
	15.1	General Liability Insurance	33
	15.2	Certificates of Insurance	33
	15.3	General	34
	15.4	Property of Tenant	34
	15.5	Bursting of Pipes, etc	35
	15.6	Repairs and Alterations-No Diminution of Rental Value	35
	15.7	Landlord’s Indemnity	35
	15.8	Landlord’s Insurance	35

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING		36
	16.1	Generally	36
	16.2	Reimbursement, Recapture and Excess Rent	38
	16.3	Certain Transfers	39

17.	MISCELLANEOUS COVENANTS		40
	17.1	Rules and Regulations	40
	17.2	Access to Premises	40
	17.3	Accidents to Sanitary and Other Systems	41
	17.4	Signs, Blinds and Drapes	41
	17.5	Estoppel Certificate and Financial Statements	42
	17.6	Prohibited Materials and Property	43
	17.7	Requirements of Law-Fines and Penalties	43
	17.8	Tenant’s Acts—Effect on Insurance	43
	17.9	Miscellaneous	43

18.	DAMAGE BY FIRE, ETC.		44

19.	WAIVER OF SUBROGATION		44

20.	CONDEMNATION-EMINENT DOMAIN		45

21.	DEFAULT		46
	21.1	Conditions of Limitation-Re-Entry-Termination	46
	21.2	Intentionally Omitted	46
	21.3	Damages-Termination	46
	21.4	Fees and Expenses	47
	21.5	Waiver of Redemption	48
	21.6	Landlord’s Remedies Not Exclusive	48
	21.7	Grace Period	48
	21.8	Additional Remedies	48
	21.9	Additional Rent	49

22.	END OF TERM-ABANDONED PROPERTY		49

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23.	SUBORDINATION		50

24.	QUIET ENJOYMENT		52

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER		52
	25.1	Entire Agreement	52
	25.2	Waiver by Landlord	52
	25.3	Surrender	52

26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE		53

27.	BILLS AND NOTICES		53

28.	PARTIES BOUND-SEIZING OF TITLE		54

29.	MISCELLANEOUS		54
	29.1	Separability	54
	29.2	Captions, etc	54
	29.3	Broker	54
	29.4	Modifications	55
	29.5	Non-Discrimination and Equal Opportunity	55
	29.6	Governing Law	55
	29.7	Assignment of Rents	55
	29.8	Representation of Authority	55
	29.9	Expenses Incurred by Landlord Upon Tenant Requests	56
	29.10	Survival	56
	29.11	Hazardous Materials	56
	29.12	Patriot Act	60
	29.13	Letter of Credit	61
	29.14	Parking	63
	29.15	MBTA Pass Purchase Program	63
	29.16	Tenant’s Option to Extend the Term of the Lease	63
	29.17	Definition of Fair Market Rental Value	64
	29.18	Right of First Offer on Certain Space	65
	29.19	Intentionally Omitted	68
	29.20	Waiver of Jury Trial	68

Exhibit 2 – Lease Plan

Exhibit 3 – Plan of Building and Land

Exhibit 4 – Term Commencement Date Agreement

Exhibit 5 – Current Rules and Regulations

Exhibit 6 – Shared Conference Facilities Rules and Regulations

Exhibit 6-1 – Common Laboratory Facilities and Shared Conference Facilities

Exhibit 7 – Non-Discrimination and Equal Opportunity Covenants

Exhibit 8 – Form of Non-Disturbance and Attornment Agreement (EDIC)

Exhibit 9 – Form of Letter of Credit

Exhibit 10-1 – Base Building Plans

Exhibit 10-2 – Base Building TI Matrix

Exhibit 11 – Tenant’s Signage

Exhibit 12 – Chemical Central Area & Storage Quantities

Exhibit 13 – Approved Hazardous Materials List (to be provided)

Exhibit 14 – Form of Notice of Lease

Exhibit 15 – Specific Tenant’s Removable Property

Exhibit 16 – Roof Exhibit

Exhibit 17 – Phase II Preliminary Plan

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THIS LEASE made entered into on the Execution Date as stated in Exhibit 1 and between the Landlord and the Tenant named in Exhibit 1.

Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the premises hereinafter mentioned and described (hereinafter referred to as “Premises”), upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1.	REFERENCE DATA

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.

2.	DESCRIPTION OF DEMISED PREMISES

2.1 Demised Premises. The Premises are that portion of the Building as described in Exhibit 1 (as the same may from time to time be constituted after changes therein, additions thereto and eliminations therefrom pursuant to rights of Landlord hereinafter reserved) and is hereinafter referred to as the “Building”, substantially as shown hatched or outlined on the Lease Plan (Exhibit 2) hereto attached and incorporated by reference as a part hereof.

2.2 Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, rights to use in common, with others entitled thereto, subject to the Rules and Regulations (as defined below) from time to time made by Landlord of which Tenant is given notice; (a) the Common Areas (as defined below); (b) if any portion of the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (c) common loading dock facilities serving the Building; provided, however, that Tenant’s use of the loading dock facilities must be in compliance with all applicable Rules and Regulations, laws, regulations and ordinances and subject to reasonable notice and scheduling; and (d) subject to reasonable notice and scheduling, access to and use of the Building’s freight elevator, and no other appurtenant rights or easements, except as expressly provided in this Lease. Tenant shall also have the right to use in common with others entitled thereto, and same shall be included in Tenant’s Proportionate Share calculation by inclusion in the rentable area of the Premises, of the following shared laboratory facilities as provided herein: the laboratory waste and chemical storage areas plumbed per the Base Building Plans (as defined below) for Tenant’s acid neutralization system, all of which are both located on the first (1st) floor (the “Common Laboratory Facilities”) as shown on Exhibit 6-1. Landlord shall have the right to reasonably limit and allocate Tenant’s utilization of the available Common Laboratory Facilities in proportion to percentage that the Total Rentable Area of the Premises bears to the Total Rentable Area of the Building, from time to time, in a manner consistent with Schedule A to Exhibit 6-1, which shall exclude those portions of the first (1st) floor Landlord may use or reserve for present and future Building operations and uses. In addition, as part of the Common Laboratory Facilities, Tenant shall have the right to access to up to five (5) watts of emergency generator capacity per square foot of the Premises dedicated to laboratory space (not to exceed 60% of the Premises for purposes of this sentence) from the emergency generator serving the Building, from time to time. Tenant shall pay for its use of the Common Laboratory Facilities including, without limitation, utility usage therefor, in accordance with the provisions of Article 9 of this Lease relating to Tenant’s Operating Expense Share. In addition, Tenant shall have the right to use the conference facilities shown on Exhibit 6-1 attached hereto (which use shall be subject to the rules and regulations attached hereto as Exhibit 6). Tenant shall also have the right to use one hundred percent (100%) of the control zone(s) (i.e., chemical storage area or capacity available) on the fourth (4th) floor of the Building and Tenant’s proportionate share of the control zone(s) (i.e., chemical storage area or capacity available) located on the third (3rd) floor of the Building based on the rentable area of the third (3rd) floor portion of the Premises to the entire rentable area of the third (3rd) floor of the Building, which control zones shall be for the exclusive to Tenant during the Term of this Lease. Notwithstanding anything to the contrary herein or in the Lease contained, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to Tenant’s Premises; provided, however, that Landlord shall not unreasonably prohibit access to Tenant’s telecommunication service providers. If Landlord permits such access,

Landlord may condition such access upon the payment to Landlord by the service provider of reasonable fees assessed by Landlord. Landlord hereby agrees with Tenant that telecommunication service provider relationships (including, without limitation, providing service providers with commercially reasonable Building infrastructure access and use) will have been secured and providing service to the Building as of the Term Commencement Date, and Landlord shall maintain relationships (including, without limitation, providing service providers with commercially reasonable Building infrastructure access and use) therewith in a manner consistent with comparable first-class life science buildings the Seaport District of Boston, Massachusetts.

2.3 Exclusions and Reservations. All the perimeter walls of the Premises except the inner surfaces thereof, any balconies (except to the extent same are shown as part of the Premises on the Lease Plan (Exhibit 2)), terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as the right of access through the Premises for the purposes of operation, maintenance, decoration and repair, are expressly excluded from the Premises and reserved to Landlord; provided, however, that if Landlord is required to access, maintain or replace any of the foregoing within the Premises, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy rights hereunder arising out of such access, maintenance or replacement (including the advance notice and other requirements set forth in the Lease relating to Landlord’s entry into the Premises).

2.4 Roof Rights.

(a) Tenant shall have the non-exclusive right, to install, operate and maintain, all in good order and repair, alter and replace, certain supplemental HVAC and other equipment in a portion or portions of the (“Roof”) of the Building, including the non-exclusive right to use Building’s chases, risers and conduits for utilities and installations to serve the Roof-top Equipment (collectively, “Roof-top Equipment”), provided that Landlord shall have the right to limit Tenant’s use of the Building’s chases, risers and conduits to Tenant’s Proportionate Share of the available space thereof (i.e., space remaining after that used or reserved for Building operations). Tenant’s use, installation and operation of the Roof-top Equipment (including the Building’s chases, risers and conduits) shall be in compliance with all of the terms and conditions of this Lease, including but not limited to Article 12, and all of the specifications relating thereto as reasonably promulgated by and amended by Landlord from time to time that are not inconsistent with the express rights granted Tenant hereunder, or with the approved Plans for the Tenant Improvement Work (as those terms are defined below) or the approved plans for Tenant’s Roof-Top Equipment (the “Specifications”). Tenant acknowledges and agrees that the right granted to Tenant hereunder is non-exclusive provided, however, that at all times during the Term: (i) Tenant shall have access to the Roof-top Equipment subject to reasonable notice and, if appropriate such as in the case or work thereon, scheduling; and (ii) Landlord shall not install, and shall not permit the installation and/or operation by any other party of, any additional microwave dishes, satellite dishes, antennae, towers and/or other structures or equipment on the Roof which interfere with Tenant’s use of the Roof-top Equipment that is then in place. Tenant’s ability to use the Roof for its Roof-top Equipment as provided hereunder shall be in conjunction with Landlord and other Building tenants and occupants (including Tenant) and shall be equitably and proportionately distributed, from time to time, among Landlord and such other tenants and occupants (including Tenant) (and Roof or other Building utility space may be used or reserved for Building operations) by Landlord in connection with such distribution and Tenant’s share of the Roof for the purposes of such distribution shall include that portion of the Roof available for Tenant’s Roof Deck (as defined below) and any other portions of the Building affected thereby including but not limited to Building/Roof ingress and egress, Roof penetrations, path(s) of travel, and Roof stair/elevator head house(s) installed by or on behalf of Tenant in connection therewith. Landlord shall use commercially reasonable efforts to accommodate Tenant’s Roof-top Equipment requirements as provided herein, but Landlord shall have the right to reasonably limit and allocate Tenant’s utilization of available and/or Roof or other Building utility space as aforesaid including the right to use and reserve Roof-top(s) and other Building utility space for future Building operations and other Building uses and operations. Pursuant to the terms and conditions hereof, Tenant shall have the right to use the Roof provided the same shall be delivered in the condition set forth in the Base Building Plans (as defined below) without any further representation or warranty, express or implied, and without any obligation for Landlord to perform any additional work in connection with Tenant’s use thereof or provide services for the same, except as otherwise expressly set forth herein, including the completion of Landlord’s Work and Landlord’s maintenance, repair and restoration obligations set forth in this Lease.

(b) The Roof-top Equipment installed by or on behalf of Tenant shall be installed in the locations selected by Landlord, in its reasonable discretion, and Landlord shall have the right, to be exercised in good faith, to require Tenant to relocate the Roof-top Equipment from time to time, as provided in Subsection (d) below; provided, however, in no event shall Landlord require Tenant to so relocate its Roof-top Equipment at Tenant’s cost for purposes benefiting another Building tenant or occupant. Landlord and Tenant shall use commercially reasonable efforts to allocate Roof and other Building utility space provided to Tenant in such a way so as to minimize the likelihood of any such relocation to certain Roof-top Equipment which efforts shall include indicating, upon review of Tenant’s Roof-top Equipment plans, which equipment shall not need to be relocated in the event of a relocation (provided, however, that Tenant acknowledges and agrees that the Roof Deck (as defined below) would most likely have to be disassembled, at Tenant’s cost, in order to effect Roof Repairs (as defined below)). Landlord makes no representation or warranty to Tenant that the Roof or other Building utility space will be satisfactory to Tenant when constructed in accordance with the Base Building Plans, provided Landlord shall use commercially reasonable efforts to assist Tenant to locate a satisfactory location in the Building utility space and on the Roof. Prior to installing or replacing any Roof-top Equipment, Tenant shall submit to Landlord plans and specifications for the installation thereof prepared by a licensed engineer reasonably satisfactory to Landlord (the “Roof Plans”) which Roof Plans shall be subject to the prior reasonable approval of Landlord (including, but not limited to, location, size, design, and method of attachment to the Building of the Roof-top Equipment shown thereon) in accordance with the approval standard therefor as provided in Article 12. The Roof Plans shall be consistent with any applicable Rules and Regulations Specifications, and otherwise reasonably satisfactory to Landlord, and shall show the location of the installations of the Roof-top Equipment, any structural requirements and installations, and all related equipment and components on the Roof or Building utility space, the location and type of all piping, conduit, wiring, cabling, the manner in which same will be placed in or on and fastened to the Roof or Building utility space and any other information requested by Landlord, in Landlord’s reasonable discretion. Landlord shall have the right to require that any Roof-top Equipment not be visible in a material manner from any location on the ground in the immediate vicinity of the Building and/or that the all such Roof-top Equipment be screened and sound attenuated in a manner satisfactory to Landlord, in each case in Landlord’s reasonable discretion and as may be required by applicable legal requirements and that all Roof-top Equipment be installed in such a way so as to allow maintenance and repairs to the Roof (or other Building utility space) from time to time, all in Landlord’s reasonable discretion. Landlord shall have the right to employ an engineer or other consultant to review the Roof Plans and the reasonable, actual out-of-pocket cost of such engineer or consultant shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s bill to Tenant therefor in reasonable detail. After Landlord has approved the Roof Plans and prior to installing any Roof-top Equipment, and any related equipment, wiring, conduit, piping, or cabling, Tenant shall obtain and provide to Landlord, except to the extent such Roof-top Equipment is being installed by Landlord as part of the Landlord’s Work (as defined below) in which case Landlord shall obtain: (i) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, as required by applicable laws, rules, ordinances, regulations and restrictions, all of which Tenant shall obtain at its own cost and expense (but with Landlord’s reasonable cooperation as provided in Article 12); and (ii) a policy or certificate of insurance evidencing such commercially reasonable insurance coverage as may be reasonably required by Landlord. Any alteration or modification of the Roof-top Equipment, or any associated piping, conduit, wiring, cabling, equipment (than a de minimis alteration or modification) after the Roof Plans have been approved shall require Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord makes no representation or warranty that Tenant will be permitted under applicable law to install the Roof-top Equipment on the Roof or Building utility space.

(c) Installation and maintenance of the Roof-top Equipment, or any associated structural work, piping, conduit, wiring, cabling, and equipment shall be performed solely by contractors approved by Landlord, in its reasonable discretion. In connection with Tenant’s early entry into the Premises pursuant to this Lease, Landlord shall permit Tenant to coordinate conduit and piping installation work with Landlord’s Work to coordinate roof penetrations and associated waterproofing work. Landlord may require Tenant to use a roofing contractor selected by Landlord to perform any work that could damage, penetrate or alter the Roof and an electrician selected by Landlord to install any associated piping, conduit, wiring, cabling, equipment on the Roof or in the Building. Landlord may require anyone going on the Roof to execute in advance a commercially reasonable liability waiver, provided, however, that such waiver shall not operate to alter or amend any terms of this Lease. Tenant shall bear all costs and expenses incurred in connection with the installation, operation, maintenance, repair and/or removal of the Roof-top Equipment (other than the application of the Improvement Allowance) and Tenant agrees that Landlord shall not be responsible for, and, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Tenant shall release, defend, indemnify and save Landlord harmless against and from any liability, loss, cost, expense, injury, damage, claim or suit resulting directly or indirectly from the aforesaid installations, use of the Roof and the use, operation and/or removal of any of the Roof-top Equipment and this indemnity and release shall survive the termination of this Lease.

(d) Tenant acknowledges that Landlord may decide, in its reasonable discretion, from time to time, to repair or replace the Roof (hereinafter “Roof Repairs”). Tenant is encouraged to design, install and maintain the Roof-top Equipment in a manner that allows for Landlord to conduct Roof Repairs without any removal thereof being required (e.g., using adequately framed, reinforced, sealed and elevated dunnage, curbing and/or roof framing) and Landlord shall reasonably cooperate with Tenant to accomplish this during the review and approval of Tenant’s plans therefor. If Tenant fails to design, install and maintain the Roof-top Equipment in a manner that allows for Landlord to conduct Roof Repairs without any removal thereof being required and Landlord elects to make Roof Repairs that will in Landlord’s good faith determination require Tenant to temporarily relocate its Roof-top Equipment on the Roof, Tenant shall, upon Landlord’s request and reasonable notice and at Tenant’s sole cost and expense, temporarily relocate the Roof-top Equipment so that the Roof Repairs may be completed; Landlord and Tenant shall use commercially reasonable efforts to cooperate in connection with such temporary relocation in order to minimize or mitigate the effect thereof, to no more than a de minimis amount, with respect to Tenant’s use of and operation of its business in the Premises. Tenant acknowledges and agrees that the Roof Deck would most likely have to be disassembled, at Tenant’s cost, in order to effect any required Roof Repairs. If Landlord elects to make Roof Repairs that will in Landlord’s good faith determination require Tenant to temporarily relocate its Roof-top Equipment, Tenant shall, upon not less than forty-five (45) days prior written notice (or such shorter period as appropriate in the event of violation of applicable law or an emergency situation) at Landlord’s request, temporarily relocate the Roof-top Equipment so that the Roof Repairs may be completed; Landlord and Tenant shall use commercially reasonable efforts to cooperate in connection with such temporary relocation in order to minimize or mitigate the effect thereof, to no more than a de minimis amount, with respect to Tenant’s use of and operation of its business in the Premises. The cost of removing and reinstalling same shall be paid by Tenant or Landlord as provided above. To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Landlord shall not be liable to Tenant for any losses, liability, injury, damages, claim, suit, lost profits or other costs or expenses of any kind whatsoever incurred by Tenant, or any invitee, licensee or agent of Tenant as the result of the Roof Repairs.

(e) On the termination or expiration of the Lease, Tenant shall remove the Roof-top Equipment, and all associated conduit, wiring, cabling, equipment, and repair any damage caused thereby unless otherwise requested by Landlord or unless, subject to Landlord’s prior written approval, not to be unreasonably withheld, arranges for another tenant or occupant of the Building to agree to use such equipment and assume Tenant’s obligations hereunder in writing reasonably satisfactory to Landlord, and repair any damages caused thereby, at Tenant’s sole cost and expense. If Tenant does not remove same on or before the date this Lease terminates or expires, Tenant hereby authorizes Landlord to remove and dispose of same and associated conduit, wiring, cabling, equipment, and Tenant shall promptly reimburse Landlord for third party out of pocket costs and expenses it incurs in removing and disposing of same and repairing any damages caused thereby. Tenant agrees that Landlord, pursuant to the immediately foregoing sentence, may dispose of the Roof-top Equipment, and any associated conduit, wiring, cabling, and equipment in any manner selected by Landlord.

Tenant’s right to operate and maintain the Roof-top Equipment hereunder shall automatically expire and terminate on the date that the Term of the Lease expires or is otherwise terminated. This right to operate and maintain any Roof-top Equipment shall be suspended, at Landlord’s option, if any of the following continue for more than five (5) business days after written notice from Landlord to Tenant (or such longer period as is reasonable under the circumstances and proportionate to the interference or damage or interference being caused and so long as Tenant is diligently pursuing a cure): (a) the Roof-top Equipment is causing physical damage to the Building or the Roof, (b) the Roof-top Equipment is materially interfering with the normal or customary transmission or receipt of signals from or to the Building with respect to transmission equipment located on the roof of the Building prior to the installation of the Roof-top Equipment, or (c) the Roof-top Equipment is causing Landlord to be in violation any local, state or federal law, regulation or ordinance; provided, Tenant shall have the right to remedy any of the foregoing circumstances to ensure the cessation of damage, material interference, or violation, as the case may be, to Landlord’s reasonable satisfaction and thereupon Tenant may resume such use. Notwithstanding the foregoing, Landlord may suspend such right prior to the expiration of the five (5) business day period (as extended) but after notice reasonable in the circumstances to

Tenant under any of the following circumstances: (x) if necessary to prevent civil or criminal liability of in connection therewith; (y) if necessary to prevent an imminent and material interference of the conduct of business in the Building; or (z) if necessary to prevent injury to persons or imminent and material damage to the Building, Roof, other Building utility space or other property therein (which shall include but not be limited to damage to or leaking of the roof membrane).

2.5 Roof Deck.

(a) Tenant shall have the exclusive license to use construct, maintain and use an outdoor roof deck space in the approximate location shown on the Roof shown on Exhibit 16 attached hereto and incorporated herein (the “Roof Deck”), subject to the terms and conditions of this this Section 2.5 and other applicable terms and conditions of this Lease including but not limited to Articles 12 and 13 below and 2.5(c) above. Tenant’s use of the Roof Deck shall in no event be used for a smoking area or other noxious or prohibited uses. All alterations and installations to the Roof Deck including, without limitation, Building/Roof ingress and egress, Roof penetrations, path(s) of travel, Roof stair/elevator head house(s), electrical service, floor surfaces, planters, lighting, tables seating and/or other furniture, fixtures, plantings, finishes, and personal property to be installed and used in connection with Tenant’s use of the Roof Deck shall be constructed, installed, maintained, operated and, if applicable, modified and removed, in a good and first-class manner at all times and at Tenant’s sole cost and shall be subject to the approval of Landlord, which approval standard shall be the standard applicable to Alterations as set forth in Article 12, except that for purposes of such Article 12 approval standard, Tenant’s Roof Deck alterations or installations shall not be considered to adversely affect the Building’s structure or systems solely by virtue of the fact that such alterations or installations may require roof penetrations or other alterations to the structure of the roof and improvements thereon; and further Landlord agrees to reasonably cooperate, at no cost or expense (or delay to Landlord’s Work) to Landlord, with Tenant as to modifications to Building/Roof stairhead houses and Building common roof ingress and egress. In connection with the construction and use of the Roof Deck, Tenant shall obtain, maintain and provide to Landlord: (a) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, as required by applicable Legal Requirements, all of which Tenant shall obtain at its own cost and expense (but with Landlord’s reasonable cooperation as provided in Article 12); and (b) a policy or certificate of insurance evidencing such insurance coverage as may be reasonably required by Landlord. Subject to the terms and conditions hereof, Tenant shall be responsible, at its sole cost and expense, for removing the Roof Deck and repairing and restoring the Roof (and any other portions of the Building affected thereby including but not limited to Building/Roof ingress and egress, Roof penetrations, path(s) of travel, Roof stair/elevator head house(s) installed by or on behalf of Tenant) at the expiration or termination of the Lease Term unless Landlord elects, in its sole discretion, for same to remain, which election shall be made in writing at least one hundred twenty (120) days prior to the expiration of the Lease Term; provided such discussions may take place earlier. Notwithstanding the foregoing, so long as (v) Tenant is not otherwise in default, beyond any applicable Grace Period, under any of the terms and conditions of this Lease including those relating to the surrender and yield up obligations under the Lease (other than those obligations relating solely to the removal of the Roof Deck); (x) the Roof Deck (including the use, maintenance and operation thereof) is then in full compliance with all Legal Requirements, without the need for further work, updating, permits or approvals, and (y) Landlord has advised Tenant that Landlord or a new tenant of the Building is willing to assume the responsibility and liability to maintain and operate the Roof Deck in accordance with all Legal Requirements (and the terms hereof) following the natural expiration of the Term of this Lease, then Landlord shall reimburse Tenant for fifty percent (50%) of the certified hard costs actually incurred by Tenant in connection with the initial construction of the Roof Deck, up to a maximum reimbursement of $150,000.00, after deducting therefrom fifty percent (50%) of any of the costs and expenses of the necessary and appropriate repairs and replacements to allow the Roof Deck to continue to be used and operated as provided herein to for an additional five (5) years of useful life; provided Landlord shall have the right to offset or deduct from any reimbursement hereunder any amounts due and owing from Tenant under this Lease. At Landlord’s request, Tenant shall provide reasonable back-up and supporting materials evidencing the amount actually incurred by Tenant in connection with the initial construction of the Roof Deck.

(b) Without limiting other applicable provisions relating to the use or occupancy of the Roof Deck: (i) Tenant also shall be responsible, at the Tenant’s sole cost and expense, for furnishing, maintaining and replacing any and all tables, furniture, fixtures, plantings and personal property used in connection with the Tenant’s use of the Roof Deck and for stacking, removing, and otherwise securing the same whenever Tenant is not using same, during periods of extraordinary weather and for the removal and for storage thereof (within the Premises (or off-site)), and Landlord shall have no responsibility or liability therefor, or for any damage, vandalism, theft, or the like with respect thereof;

(ii) Tenant’s use of the Roof Deck shall be at Tenant’s sole risk and shall be conducted in compliance with all applicable laws and all governmental rules, regulations, permits and approvals relating thereto; (iii) Tenant and its employees shall abide by, any and all commercially reasonable rules and regulations promulgated in writing by Landlord with respect to the foregoing or otherwise relative to Tenant’s use of the Roof Deck, including, without limitation, any such commercially reasonable rules and regulations affecting reasonable hours of operation, occupancy, and/or crowd and noise levels, etc., provided that in the case of any conflict between the express provisions of this Lease and any such rules and regulations, the express provisions of this Lease shall control and Landlord acknowledges that Tenant may use the Roof Deck for Tenant functions and may include provision of beer, wine and liquor in compliance with all state, municipal and other governmental laws, regulations, ordinances and rules with respect thereto; (iv) notwithstanding the exterior location of the Roof Deck, all provisions of this Lease applicable to the Premises shall be applicable to the Roof Deck and the Roof Deck shall for all purposes hereunder be included and considered to be within the Premises, including Tenant’s insurance and indemnity obligations, but excepting the purpose of computing the Total Rentable Area of the Premises; and (v) to the maximum extent the following agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Tenant will save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities, losses, damages or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from the Roof Deck including but not limited to Tenant’s use, occupancy, construction, removal, operation or maintenance thereof. No cooking, smoking, open flame, fire pits, space heaters or the like shall be permitted on Roof Deck, nor shall the walls, floors or railing systems thereof be painted or modified by the Tenant without the prior written approval of Landlord, subject to the approval standard set forth in Article 12. Landlord shall have the right to access the Roof Deck from time to time for purposes allowed under this Lease, including the obligation to perform repair and maintenances to the Building, to erect equipment thereon, for its use and the use of the tenants in the Building (e.g., to secure and access window washing equipment (e.g., davits), to clean and repair Roof drains (which must remain accessible), and the like). Landlord, upon reasonable written notice (except in the case of emergency, Building maintenance and repair and the like) shall have the right to require that any and all tables, furniture, fixtures, plantings and personal property used in connection with the Tenant’s use of the Roof Deck not be visible in a material manner from any location on the ground in the immediate vicinity of the Building and/or that same be screened and sound attenuated in a manner reasonably satisfactory to Landlord (but, as to Landlord’s requirements therefor (as opposed to legal requirements imposed from time to time) Landlord shall not require Tenant to install any screening in addition to the screening approved by Landlord in connection its approval of the plans for the Roof Deck), in each case in Landlord’s reasonable discretion and as may be required by applicable legal requirements and that any and all tables, furniture, fixtures, plantings and personal property used in connection with the Tenant’s use of the Roof Deck be placed or installed in such a way so as to allow maintenance and repairs to the exterior of the Building from time to time, all in Landlord’s reasonable discretion as set forth above.

(c) In the event that Tenant’s use of the Roof Deck fails to comply with Landlord’s reasonable rules and regulations of which Tenant was provided prior written notice or otherwise so fail to comply with the foregoing and all applicable provisions of this Lease, and such failure continues for five (5) or more business days after (or such shorter period in the event of violation of applicable law or an emergency situation) written notice thereof is given by Landlord to Tenant, then, in any such event, and without limiting Landlord’s other rights and remedies on account of the continuation thereof and the resulting default by Tenant thereunder, Landlord shall have the right to take such steps as Landlord reasonably determines to be necessary to remedy such failure, including, without limitation, the right, exercisable by giving written notice thereof to Tenant, immediately to suspend all of Tenant’s rights hereunder to use the Roof Deck, until the facts and circumstances giving rise to such failure are resolved to the reasonable satisfaction of Landlord and Landlord and Tenant shall work in good faith to resolve same. Any such suspension of Tenant’s rights to use of the Roof Deck in accordance with the foregoing shall not affect this Lease insofar as it relates to the remainder of the Premises; and, without limitation, as no Rent or other charges attributable to the use of the Roof Deck are imposed by the provisions of this Lease, any such suspension of Tenant’s rights to use the Roof Deck shall not reduce or otherwise affect the Rent or any other charges and obligations of Tenant pursuant to the provisions of this Lease.

3.	TERM OF LEASE

3.1 Definitions. As used in this Lease the words and terms which follow mean and include the following:

(a) “Term Commencement Date” – shall mean the Substantial Completion Date (as defined in Article 4.2(h)).

(b) “Complex” shall mean all of the Building, the other buildings now or in the future, and the Common Areas serving such buildings now or in the future, all located on the land (“Land”) shown outlined on Exhibit 3 to be known as Innovation Square (which shall include, without limitation, Phase I and Phase II).

(c) “Common Areas” shall mean the common walkways, accessways, and parking facilities (“Parking Facilities”), located on the land shown on Exhibit 3 (“Land”), a bicycle storage area, the common loading docks, freight elevator, lobbies, hallways, stairways and elevators of the Building, and common facilities (including, without limitation, conference rooms and a fitness facility with showers/restrooms located within the Building and exclusive to the tenants of the Building (the conference rooms and fitness facility, collectively, the “Amenity Center”), subject to Section 8.11 below, which amenities shall be available for use during business days (as defined below) (except that the fitness facility and showers/restrooms shall be accessed using Building access cards), as the same may be changed, from time to time, including without limitation, alleys, sidewalks and streets, lobbies, hallways, toilets, stairways, fan rooms, utility closets, shaftways, street entrances, elevators, wires, conduits, meters, pipes, ducts, vaults, and any other equipment, machinery, apparatus, and fixtures wherever located on the Land, in the Building, the Complex, or in the Premises that either (i) serve the Premises as well as other parts of the Land, Building or Complex, or (ii) serve other parts of the Land, Building or Complex but not the Premises as the same may be changed, from time to time, including without limitation, alleys, sidewalks, lobbies, hallways, toilets, stairways, fan rooms, utility closets, shaftways, street entrances, elevators, wires, conduits, meters, pipes, ducts, vaults, and any other equipment, machinery, apparatus, and fixtures wherever located on the Land, in the Building, the Complex, or in the Premises that either (i) serve the Premises as well as other parts of the Land, Building or Complex, or (ii) serve other parts of the Land, Building or Complex but not the Premises. It is understood and agreed that all use of the fitness center and its facilities shall be at the sole risk of Tenant and the employees using same, and, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Tenant shall release, defend, indemnify and save Landlord harmless against and from any liability, loss, cost, expense, injury, damage, claim or suit resulting directly or indirectly from the use of the fitness center and this indemnity and release shall survive the termination of this Lease.

(d) “Lease Year” shall mean each successive 12-month period included in whole or in part in the Term of this Lease; the first Lease Year beginning on the Term Commencement Date and ending at midnight on the day before the first anniversary of the Term Commencement Date (provided that if the Term Commencement Date is not the first day of a calendar month, the first Lease Year shall end at midnight on the last day of the calendar month which includes the first anniversary of the Term Commencement Date). If the first or last Lease Year of the Term shall be greater or less than one full calendar year, the Yearly Rent for such Lease Year shall be increased or decreased, as the case may be, proportionately to the greater length of such Lease Year.

3.2 Habendum.

TO HAVE AND TO HOLD the Premises for a term of years commencing on the Term Commencement Date and ending at 11:59 p.m. on the last day of the eleventh (11th) Lease Year (which is a partial year) following the Term Commencement Date (as same may be extended in accordance with Section 29.16 below) or on such earlier date upon which said Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (which date for the termination of the terms hereof will hereafter be called “Termination Date”). Notwithstanding the foregoing, if the Termination Date as stated in Exhibit 1 shall fall on other than the last day of a calendar month, said Termination Date shall be deemed to be the last day of the calendar month in which said Termination Date occurs.

3.3 Declaration Fixing Term Commencement Date.

Landlord and Tenant agree to execute a supplemental agreement confirming the actual Term Commencement Date and Termination Date, once same are determined, in the form set forth at Exhibit 4 or as otherwise may be reasonably required by Landlord. Tenant agrees not to record the within Lease, but each party hereto agrees, on the written request of the other, to execute a so-called memorandum of lease or short form lease in in the form attached hereto as Exhibit 14. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease. If this Lease is terminated before the Term expires, then upon Landlord’s written request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument if Tenant shall fail to execute and deliver such instrument after Landlord’s request therefor within ten (10) business days, unless Tenant has notified Landlord of a good faith dispute with such instrument or the dates set forth therein prior thereto.

4.	READINESS FOR OCCUPANCY-ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE

4.1 Condition of Premises. Subject to Landlord’s obligation to complete Landlord’s Work in the condition required by this Lease (as defined below), Tenant shall accept the Premises, the Building and the Complex in their present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof; and Tenant agrees that, except for Landlord’s Work, Landlord has no work to perform in or on the Premises to prepare the Premises for Tenant’s use and occupancy, and that any and all work to be done in or on the Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Lease.

4.2 Landlord’s Work.

(a) Subject to the terms and conditions hereof, Landlord shall Substantially Complete (as defined below) the (i) Base Building Shell Work, and (ii) Tenant Improvement Work (as those terms are more fully defined below) (collectively (i) and (ii), are “Landlord’s Work”) in a good and workerlike manner, using new or like-new) designed and constructed in accordance with the Base Building Plans and Plans (as those terms are defined below), including but not limited to construction materials, design and finishes set forth thereon, and otherwise in compliance with all legal requirements of general applicability to the Building (including without limitation the Americans with Disabilities Act and all governmental permits and approvals if and to the extent applicable to Landlord’s Work, which shall be obtained by Landlord). Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Landlord’s Work on or before the Anticipated Term Commencement Date, subject to delays caused by Tenant Delays (as defined below) or event(s) of Force Majeure (as defined below), but, except as set forth in this Subsection (a), in no event shall Landlord be liable to Tenant for any failure to Substantially Complete the Landlord’s Work on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity, or otherwise affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing, if the Substantial Completion Date (as hereinafter defined) has not occurred by the date that is thirty (30) days following the Anticipated Term Commencement Date, unless such delay is caused by Tenant Delays or an event of Force Majeure, then Tenant shall be entitled to rent credit equal to one day’s rent at the Yearly Rent per diem for each day following such thirtieth (30th) day, until the earlier of (x) Landlord achieving the Substantial Completion Date, or (y) the sixtieth (60th) day following the Anticipated Term Commencement Date as same may be extended as aforesaid; provided, however, that if the Substantial Completion Date has not occurred by the date that is sixty (60) days following the Anticipated Term Commencement Date, unless such delay is caused by Tenant Delays or an event of Force Majeure, then Tenant shall then be entitled to rent credit equal to two day’s rent at the Yearly Rent per diem for each day following such sixtieth (60th) day, until Landlord achieves the Substantial Completion Date. The foregoing is intended to be a liquidated reimbursement provision, and Tenant’s sole remedy in such case (except as set forth in the following sentence), and not a penalty, and represents the parties’ good faith agreement as to an amount which shall have been incurred by Tenant and which shall otherwise not be susceptible of exact ascertainment. In addition, if the Term Commencement Date does not occur on or before the date that is one hundred fifty (150) days after the Anticipated Commencement Date, unless such delay is caused by Tenant Delays or an event of Force Majeure, (as same may be extended as aforesaid, the “Termination Date”), Tenant shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so before ten (10) business days after the Termination Date; and, upon the giving of such notice, the Term of this Lease shall, unless the Term Commencement Date occurs within thirty (30) days after Landlord’s receipt of such notice, immediately cease and come to an end as of the date that is 30 days after Landlord’s receipt of such termination notice from Tenant, and neither party shall have any further liability or obligation on the part of either party, except that Landlord shall, within ten (10) business days of the termination date, return to Tenant the Letter of Credit (as hereinafter defined) and the first monthly of rent that Tenant has paid to Landlord in connection with its execution of this Lease pursuant to Section 6 hereof. Notwithstanding anything to the contrary contained herein, the Anticipated Term Commencement Date and the Termination Date shall be extended by any period of time that Landlord is delayed in the performance of Landlord’s Work caused by Tenant Delays or an event of Force Majeure.

(b) As used herein, the term “Base Building Shell Work” shall refer to the base building core and shell work, in accordance with the plans and specifications prepared by, among others, HDR, Inc. (“Landlord’s Architect”) as currently referenced on Exhibit 10-1 hereto (the “Base Building Plans”) as performed by Landlord, at Landlord’s sole cost, which includes the delivery of certain systems and conditions to the general quality of the design of the Building as shown on the Base Building Plans. Landlord has submitted the Base Building Plans to Tenant and Tenant has approved the Base Building Plans. As used herein, the term “Tenant Improvement Work” shall mean the leasehold improvements to the Premises to be constructed within the Premises by Landlord in accordance with the Space Plans (as defined below) and the Plans (as defined below) to be prepared in accordance with this Section 4.2 and as detailed and further allocated in the Base Building and TI Matrix attached hereto as Exhibit 10-2, and as further set forth and detailed in the Base Building Plans. Notwithstanding anything in this Section 4.2 to the contrary, the bathrooms located within the Premises shall be part of the Base Building Shell Work and shall be constructed with Building standard materials and finishes and in accordance with the Base Building Plans unless Tenant selects different finishes and materials for such bathrooms located on the fourth (4th) floor of the Building by written notice to Landlord on or before August 1, 2018 setting forth in detail such finishes and materials and, so long as such finishes and materials (and/or the installation thereof) do not result in a long lead time or other delay in Landlord’s ability to obtain a temporary certificate of occupancy for base building occupancy (or occupancy by any other tenant, to the extent the costs of such finishes and materials (and/or the installation thereof) selected by Tenant that exceeds the cost of Building standard materials and finishes, such cost shall be included in the cost of the Tenant Improvement Work (as provided herein). Landlord and Tenant shall reasonably and promptly cooperate and coordinate efforts in connection with the sharing of information as to the actual cost of the Base Building Shell Work bathroom finishes and as to the timing and cost of such Tenant-selected finishes. In connection with the Tenant Improvement Work, Tenant agrees to use BR+A for Tenant’s mechanical, electrical and plumbing engineer to ensure the efficient coordination of the Base Building Shell Work and the Tenant Improvement Work.

(c) Tenant has prepared and provided to Landlord, and Landlord has approved, a space plan and outline specifications (the “Space Plans”) for the layout of the Tenant Improvement Work within the Building. The Tenant Improvement Work shall be delivered in Turn-Key Condition (as defined below). As used herein, “Turn-Key Condition” shall mean the condition required by the Base Building Plans and the final Plans, prepared and approved as provided below, but in no event shall the Tenant Improvement Work include Tenant’s furniture, trade fixtures, equipment, personal property, data or communications cabling, specialty or laboratory equipment except as may be expressly agreed in writing and set forth thereon.

(d) Based upon the approved Space Plans, Tenant shall promptly prepare and provide to Landlord, for Landlord’s approval as provided herein, a complete set of plans and specifications sufficient to apply for and obtain a building permit for the construction of the Tenant Improvement Work (the “Permit Set”). The Permit Set must conform to the approved Space Plans, the Base Building Shell Work and the Base Building Plans in all material respects and be limited to the general quality of the design shown therein. Landlord’s approval of the Permit Set shall not be unreasonably withheld, conditioned or delayed as long as same are not Material Changes. Within five (5) days of receipt, Landlord shall give Tenant written notice either (a) approving the Permit Set or (b) disapproving the Permit Set (with highlighted changes thereon and a detailed list of the deficiencies in the Permit Set). If Landlord disapproves the Permit Set, then, within five (5) days after Landlord gives Tenant notice of such disapproval, Tenant shall revise the Permit Set and resubmit the Permit Set to Landlord for approval. Within five (5) days after Tenant’s resubmission to Landlord of the revised Permit Set, Landlord shall give Tenant notice either (I) approving the revised Permit Set or (II) disapproving the revised Permit Set, in which case Landlord, in such written notice, shall provide Tenant with detailed direction as to the modifications required to be made for Landlord to grant Landlord’s approval to the Permit Set. The foregoing iterative process (and timing) set forth in this Section 4.2(d) shall continue in good faith until Landlord approves the Permit Set, which shall be the final Permit Set. Tenant hereby acknowledges and agrees that if Landlord and Tenant fail to approve the final Permit Set on or prior to August 31, 2018, for any reason whatsoever, then such failure shall be deemed to be a Tenant Delay (and Tenant shall be responsible for the cost and schedule impact therefor), unless caused solely by Landlord’s failure to act reasonably as aforesaid or to respond to any submittals as expressly required hereunder. In addition, Tenant acknowledges and agrees that if the City of Boston Inspectional Services Department (“ISD”) has not approved the final Permit Set on or prior to September 30, 2018, then such failure shall be deemed to be an Event of Force Majeure, unless such approval delay was caused by the failure of the Permit Set to be in such form as to quality and detail as typically required by ISD in which event same shall be a Tenant Delay.

(e) Based upon the approved Permit Set Tenant shall promptly prepare and provide to Landlord, for Landlord’s approval as provided herein, 100% construction drawings (representing a complete set of final plans and specifications), sufficient to permit the construction of the Tenant Improvement Work (the “Plans”). The Plans must conform to the Permit Set, the Base Building Shell Work and the Base Building Plans in all material respects and be limited to the general quality of the design shown therein.. Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed as long as same are not Material Changes. Within ten (10) days of receipt, Landlord shall give Tenant written notice either (a) approving the Plans or (b) disapproving the Plans (with highlighted changes thereon and a detailed list of the deficiencies in the Plans). If Landlord disapproves the Plans, then, within five (5) days after Landlord gives Tenant notice of such disapproval, Tenant shall revise the Plans and resubmit the Plans to Landlord for approval. Within five (5) days after Tenant’s resubmission to Landlord of the revised Plans, Landlord shall give Tenant written notice either (I) approving the revised Plans or (II) disapproving the revised Plans, in which case Landlord, in such notice, shall provide Tenant with detailed direction as to the modifications required to be made for Landlord to grant Landlord’s approval to the Plans. The foregoing iterative process (and timing) set forth in this Section 4.2(e) shall continue in good faith until Landlord approves the Plans, which shall be the final Plans. Tenant hereby acknowledges and agrees that if Landlord and Tenant fail to approve the final Plans on or prior to September 22, 2018, for any reason whatsoever, then such failure shall be deemed to be a Tenant Delay (and Tenant shall be responsible for the cost and schedule impact therefor), unless caused solely by Landlord’s failure to act reasonably as aforesaid or to respond to any submittals as expressly required hereunder.

(f) Promptly following Landlord’s approval (but in any event within twenty (20) days thereafter) of each of the Space Plans and the Permit Set, as the case may be, Landlord shall deliver to Tenant an estimate of the costs to complete Tenant Improvement Work, including a construction or project management fee payable to Landlord of three percent (3.0%) of the hard costs of the Tenant Improvement Work, (each, an “Estimate”). Tenant shall review and approve same, subject to the terms hereof, within ten (10) days of submission; provided, however, Tenant shall have the right, exercised promptly and in good faith, to discuss and request substitutions to value-engineer or cost-engineer aspects of the work set forth on the Space Plans and the Permit Set, as the case may be, during the review and approval process for each set of plans as provided above, in order to adjust the budget of the Tenant Improvement Work, subject to the terms and conditions hereof, in which case Landlord and Tenant shall work diligently and in good faith to complete such value-engineering iterative process and produce a mutually acceptable Estimate within such period, or such longer period as may be reasonably necessary. Throughout the approval process described above, each party shall use commercially reasonable and diligent efforts to cooperate with the other and the other’s architect and professionals in responding to questions or requests for information or submissions. Tenant understands and agrees, however, that changes to the Space Plans, the Permit Set or the Plans that may be needed or desired by Tenant, and or the specification by Tenant of any components or finishes that are not building standard or as expressly depicted on the Space Plans, the Permit Set or Plans, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed as long as same are not Material Changes. As used herein, the term “Material Changes” as used herein are (i) changes that, individually or in the aggregate, modify the scope, cost or character of the Base Building Shell Work, except in any de minimis respect, or any material component thereof from that set forth in the Base Building Plans, or any then existing permits and approvals obtained by Landlord in connection with Landlord’s Work or the Building; (ii) changes that will, individually or in the aggregate, in Landlord’s reasonable opinion, result in a likelihood of delay in the Substantial Completion of Landlord’s Work; (iii) adversely affect by more than a de minimis amount the Building’s structure, roof, or exterior or any mechanical, electrical, plumbing, life safety or other Building Systems (as hereinafter defined) or architectural design or use of the Building or Premises or otherwise involve changes to structural components of the Building or involves any changes or penetrations to the floor, roof, or exterior walls; (iv) require any material modifications of the Building’s mechanical, electrical, plumbing, fire or life-safety systems; (v) lessen the fair market value of the Landlord’s Work, the Building or the Premises or any other improvements in the Complex; and/or (vi) adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein. If Landlord approves such change request (whether a Material Change or not), then before commencing work on such requested change or upgrade, Landlord will submit to Tenant written estimates of the net cost thereof (taking into account the Improvement Allowance applicable to the Tenant Improvement Work) and any increase in the time in performing Landlord’s Work resulting therefrom. If Tenant shall fail to approve such estimates within ten (10) days after submission to Tenant, the request shall be deemed withdrawn by Tenant and Landlord shall not be required to proceed with such work and may continue with Landlord’s Work without further change relating thereto. If Tenant approves such estimates, the cost of such change in the Tenant Improvement Work shall be added to, or deducted from, the budget for the Tenant Improvement Work and shall be paid in accordance with Section 4.2(j), which shall include all applicable fees including, without limitation construction management fee for hard costs set forth above, general contractor’s fees or increase in general conditions. If any such Tenant’s proposed request (whether a Material Change or not) increases the time required to complete Landlord’s Work then same shall be considered a Tenant Delay (as defined below) and no such work shall commence unless Tenant agrees that the Substantial Completion Date (and the Term Commencement Date) shall be deemed to have occurred as of the date Landlord would have otherwise achieved Substantial Completion the Tenant Improvement Work, but for Tenant’s request.

(g) Following the completion and approval of the applicable plans and final estimate, Landlord shall proceed to engage Tenant’s design team and contractors, and to obtain all necessary permits and approvals for the construction of Landlord’s Work, to engage a contractor or construction manager to perform or supervise the construction and proceed to construct Landlord’s Work at Landlord’s sole cost and expense subject to the Improvement Allowance applicable to the Tenant Improvement Work (and Tenant’s obligation to pay any amounts in excess thereof as set forth below) and as otherwise set forth herein, in substantial conformance with the Plans and in accordance with Section 4.2(a) above. Landlord reserves the right to make changes and substitutions to the Base Building Plans and the Plans in connection with the construction of Landlord’s Work, provided same do not materially adversely modify (i) the Tenant Improvement Work or the cost thereof or the estimated time to construct and delivery same (except with respect to a Tenant Delay as provided herein), (ii) Tenant’s access to or use of the Premises for the Permitted Use upon delivery thereof to Tenant, or (iii) the specified utility and HVAC capacities specified in the Base Building Plans or the final Plans, and Tenant agrees to not unreasonably withhold or delay its consent to any changes that do not materially adversely modify the Plans. Landlord’s Work will be constructed by Consigli Construction Company (“Contractor”).

(h) The Tenant Improvement Work (and the applicable components of Base Building Shell Work required for Tenant’s use and occupancy of the Premises, including but not limited to all Common Laboratory Facilities and Common Areas necessary and appropriate for Tenant’s use thereof for the Permitted Use and the Amenity Center) shall be deemed “Substantially Complete” on the date (the “Substantial Completion Date”) as of which: (i) a completed or “signed-off” building permit or a certificate of occupancy (temporary or permanent) permitting the use of the Premises is available from the City of Boston Inspectional Services Department (the “Certificate of Occupancy”); provided, however, any conditional Certificate of Occupancy shall not impose conditions relating to Landlord’s obligations hereunder (e.g., Landlord’s Work) that materially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use and Landlord shall obtain an final Certificate of Occupancy for the Premises in the ordinary course (subject to Tenant completing any items of work or requirements that are not part of Landlord’s Work); (ii) all Building Systems serving the Premises are in good working order, condition, and repair; (iii) the Premises and the Common Areas serving the Premises are in compliance with all legal requirements of general applicability to the Complex (including without limitation the Americans with Disabilities Act and all governmental permits and approvals if and to the extent so applicable, which shall be obtained by Landlord); and (iv) The Tenant Improvement Work (and the applicable components of Base Building Shell Work required for Tenant’s use and occupancy of the Premises) are substantially complete, except for the Punchlist Work (as hereinafter defined), which shall be set forth on the Punchlist (as hereinafter defined), subject only to the completion of Punchlist Work (defined below). Notwithstanding the foregoing, if any delay in the Substantial Completion of the Landlord’s Work by Landlord is due to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date Landlord’s Work (or applicable portion thereof) would have been Substantially Complete, if not for such Tenant Delays, as reasonably determined by Landlord. “Tenant Delays” shall mean delays caused by: (i)

requirements of the Space Plans or Plans requested by Tenant that do not conform to Landlord’s building standards for build out, or which contain long lead-time or non-standard items requested by Tenant; (ii) any Material Change in the Space Plans or Plans, once approved, requested by Tenant; (iii) any written request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; or (iv) any other act or omission of Tenant or its employees, agents or contractors, including any failure by Tenant to timely respond to plan submissions and approvals for the Tenant Improvement Work pursuant to the iterative process described in Sections 4.2(c) through (f), which reasonably inhibits the Landlord from timely completing the Landlord’s Work, and which continues for more than three (3) business days following Landlord’s notice to Tenant thereof. To the extent any Tenant Delay causes or is likely to cause a delay in the issuance of Landlord’s base Building Certificate of Occupancy or Temporary Certificate of Occupancy, Tenant understands that such a Tenant Delay may result in a delay due to a necessary reallocation of Base Building Shell Work in order to obtain such base Building Certificate of Occupancy or Temporary Certificate of Occupancy for the Building and any such delay hereunder resulting therefrom shall also be considered a Tenant Delay (e.g., the impact of a Tenant Delay would necessitate the rescheduling of component(s) of Landlord’s Work to avoid a delay in the completion or performance of a component of Base Building Shell Work necessary to obtain a Temporary Certificate of Occupancy inspection or sign-off and such delay would be a Tenant Delay). For purposes hereof, “Punchlist Work” is defined as minor or insubstantial incomplete work or details or defects of construction, decoration or mechanical adjustments that do not unreasonably interfere Tenant’s ability to use or occupy the Premises for the Permitted Use. If as a result of Tenant Delays the Substantial Complete Date is deemed to have occurred, but the Premises are not in fact actually ready for Tenant’s occupancy, Tenant shall not (except with Landlord’s consent not to be unreasonably withheld, conditioned or delayed) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually ready for such occupancy.

(i) Within fourteen (14) business days after the Term Commencement Date or earlier if practical, Landlord and Tenant shall confer and create a specific list of any Punchlist Work remaining items of work with respect to the Tenant Improvement Work including those portions of Landlord’s Work relating thereto including but not limited to the Base Building Shell Work (including the Common Laboratory Facilities and Common Areas) (a “Punchlist”) which Punchlist Work shall be completed as soon as reasonably practicable, with Landlord endeavoring to complete same within thirty (30) days following the Substantial Completion Date; provided, however, that if any item of Punchlist Work is not completed within forty-five (45) days of the creation of the Punchlist, Landlord shall provide Tenant with a detailed description of the item to be completed, reason for such completion delay and the estimate of such completion. Subject to Landlord’s continuing repair and maintenance obligations hereunder and to Section 4.5 below and to Landlord’s warranty obligations in this Section 4.2(i), except with respect to the items contained in the Punchlist or items that are not readily observable or hidden (i.e., latent) defects even upon exercise of reasonable diligence, Tenant shall be deemed satisfied with the Tenant Improvement Work including those portions of Landlord’s Work relating thereto, and Landlord shall be deemed to have completed all of its obligations under this Section 4.2 and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder. In addition, Tenant shall have the benefit of the construction warranty with respect to defects to Landlord’s Work brought to Landlord’s attention within the Landlord’s Warranty Period (as defined below). Landlord shall warrant for a period of twelve (12) months after the Substantial Completion Date (or thereafter while Landlord has the benefit of a guarantee or warranty for such work) (“Landlord’s Warranty Period”) that the Tenant Improvement Work and the applicable components of the Base Building Shell Work relating thereto have been constructed in a good and workerlike manner and free of material defects. In addition, Landlord shall either assign, to the extent assignable, the warranties and guaranties applicable to or for any appliances and equipment exclusively serving the Premises (and part of the Tenant Improvement Work) and/or use commercially reasonable and diligent efforts to enforce such warranties and guaranties (and any other warranties and guaranties applicable to the Premises) in connection therewith for the benefit of Tenant.

(j) Landlord shall pay the costs and expenses incurred by Landlord in connection with the performance and completion of the Tenant Improvement Work in accordance with the Plans in an amount up to but in no event more than the Improvement Allowance as set forth in Exhibit 1 above (the “Improvement Allowance”). The Improvement Allowance may not be used for any furniture, personal property, movable equipment, or data or telecommunications cabling. Landlord may include within the Improvement Allowance all reasonable, third party, actual out-of-pocket costs and expenses incurred by or on behalf of Landlord in connection with the Tenant Improvement Work (but not the Base Building Shell Work, except as set forth in Exhibit 10-2) including without limitation, all design, review, permitting, bid preparation and bid review, construction, materials and supplies, and including a construction or project management fee payable to Landlord of three percent (3%) of the hard costs of the Tenant Improvement Work; provided, however, that Landlord shall not charge Tenant for any BR+A “MEP” review for the interface and interconnection of the Tenant Improvement Work with the Base Building Shell Work. Landlord shall use the Improvement Allowance to pay for, credit, and offset all of the hard and/or soft costs and expenses in connection with the Tenant Improvement Work as aforesaid. Any costs of the Tenant Improvement Work that are in excess of the Improvement Allowance incurred by Landlord shall be the sole responsibility of Tenant and Tenant shall be responsible for and promptly (but in no event longer than thirty (30) days after request therefor) pay directly or pay to Landlord for, as appropriate, and indemnify and reimburse Landlord for, from and against, any costs and expenses for the Tenant Improvement Work in excess of the Improvement Allowance including, but not limited to, such costs resulting from Tenant’s upgrades from building standard construction materials or Tenant’s upgrades or changes to any of Landlord’s Work or the Plans or specifications relating thereto. To the extent the total costs and expenses of the Tenant Improvement Work are less than the Improvement Allowance, there shall be no credit, rebate or other payment to Tenant as a result thereof. At Landlord’s option, at any time following the completion and approval of the Plans, Landlord shall deliver to Tenant an estimate of the costs to complete the Tenant Improvement Work (the “Estimate”) and at least ten (10) days prior to commencement of construction of the Tenant Improvement Work, Tenant shall pay, subject to a commercially reasonable escrow arrangement (with Landlord and Tenant acknowledging that East Boston Savings Bank is an acceptable escrow agent therefor), as Additional Rent, the amount by which the Estimate exceeds the Improvement Allowance as set forth herein (the “Excess Payment”). The cost of the Tenant Improvement Work shall be disbursed and paid on a pari passu basis with Landlord contributing its proportionate share of the Improvement Allowance and Tenant’s contribution being deducted from the Excess Payment held in escrow. Within sixty (60) days (or such longer period as reasonably necessary) of the Substantial Completion Date, defined below, Landlord shall provide Tenant with a statement setting forth the actual costs of Tenant Improvement Work and (i) if the actual costs are less than the sum of the Estimate and the Excess Payment, Landlord shall credit such amount, up to a maximum of the Excess Payment, against future payments of Yearly Rent or (ii) if the actual costs are greater than the sum of the Estimate and the Excess Payment, Tenant shall pay to, reimburse and/or indemnify, as the case may be, Landlord for or from the difference, as Additional Rent, within thirty (30) business days after the receipt of such statement. The completion of the Tenant Improvement Work shall be conducted on a so-called “open book” basis meaning that Landlord shall share and consult with Tenant, upon request, regarding the costs and expenses relating to the completion of the Tenant Improvement Work. In connection with any materials or services to be provided directly by or on behalf of Tenant (as opposed to Landlord), Tenant shall make provision for written waivers of liens from all contractors, laborers and suppliers of materials for such work, or other reasonably appropriate protective measures reasonably approved by Landlord. Upon reasonable notice of at least two (2) business days, Landlord shall permit Tenant to review Landlord’s invoices and statements and books and records relating to the completion of the Tenant Improvement Work.

(k) Supplemental Allowance. Landlord will make available to Tenant an additional allowance up to the amount as set forth in Exhibit 1 above (the “Supplemental Allowance”) for the payment of Tenant’s fit-up and space planning services relating to the Tenant Improvement Work. The Supplemental Allowance shall be paid to Tenant in one (1) lump sum payment following Landlord’s receipt of (a) paid third party invoices (with satisfactory evidence of payment and other supporting material) for the design, engineering and/or project management services incurred by Tenant for the Tenant Improvement Work, and (b) if requested by Landlord, lien waivers reasonably satisfactory to Landlord from the project manager or any others performing the work or supplying the labor or material.

(l) Tenant hereby appoints Jeff Stevens as the authorized representative of Tenant for purposes of dealing with Landlord and its agents with respect to all matters involving, directly or indirectly, the construction of the Tenant Improvement Work including, without limitation, change orders to the Space Plans or Plans (such person is hereinafter referred to as “Tenant’s Representative”). Landlord hereby appoints Chris Murphy, as the authorized representative of Landlord for purposes of dealing with Tenant and its agents with respect to all matters involving, directly or indirectly, the construction of Base Building Shell Work, the Tenant Improvement Work, or the Space Plans, or the Plans (such person is hereinafter referred to as “Landlord’s Representative”).

(m) All components of the Tenant Improvement Work shall be part of the Building, except only for such items as Landlord advises in writing to Tenant that same shall be removed by Tenant on the termination of this Lease (such writing to be provided to Tenant at the time of Landlord’s applicable approval of the plans and specifications therefor) that same shall be removed by Tenant on the termination of this Lease (which items shall include, by way of example and not limitation internal staircases unless Landlord elects, in its sole discretion, for same to remain, which election shall be made in writing at least one hundred twenty (120) days prior to the expiration of the Lease Term). Notwithstanding the forgoing, those items of personal property, trade fixtures and equipment to be set forth on Exhibit 15 attached hereto, which may be updated from time to time to include such items, and those articles of personal property, including but not limited to copiers and computers; unattached laboratory and specialty equipment; unattached casework; bottle washers; autoclaves; telecommunications equipment; cabling; and any equipment or utility connections necessary for the function of the foregoing, owned or installed by or for Tenant solely at its expense (i.e., and not paid for by the Improvement Allowance or the Supplemental Allowance) in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Lease, subject to Tenant’s repair and restoration obligations in this Lease. For the purposes of clarity, Landlord and Tenant acknowledge and agree that any component of the Tenant Improvement Work or Tenant’s Removable Property that is paid for by or on behalf of Landlord (e.g., by way of the Improvement Allowance, the Supplemental Allowance, etc.) shall remain with the Building upon the termination or expiration of the Lease Term except to the extent advised by Landlord in writing at the time of approval of the Plans including such component(s) to the contrary as set forth above.

4.3 Tenant’s Early Entry.

Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of Landlord’s Work, Tenant shall have the right to enter the Premises up to thirty (30) days prior to the Anticipated Term Commencement Date for the purpose of installing furniture, trade fixtures, equipment, telecommunication equipment and cabling, and similar items and such entry shall be made in compliance with, and subject to, all terms and conditions of this Lease (except as set forth herein) and the Rules and Regulations then in effect for the Building and shall be coordinated with Landlord’s building manager. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and the Lease term shall not commence as a result of said activities. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord and shall have provided the Letter of Credit to Landlord. Tenant shall coordinate such entry with Landlord’s building manager.

4.4 Tenant’s Work.

Tenant shall perform, at its expense, and subject to the terms and conditions of this Lease, the work and installations (other than Landlord’s Work) necessary or desirable for Tenant to operate at the Premises (“Tenant’s Work”). Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises in connection with Tenant’s Work.

4.5 Conclusiveness of Landlord’s Performance. Subject to Section 4.2(i) above and to Landlord’s maintenance and repair obligations hereunder, Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article 4 unless not later than the end of the first calendar month next beginning after the Term Commencement Date Tenant shall give Landlord written notice specifying the respects in which Landlord has not performed any such obligation.

5.	USE OF PREMISES

5.1 Permitted Use.

Tenant shall during the Term hereof occupy and use the Premises only for the purposes as stated in Exhibit 1 and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they were designed. Notwithstanding the foregoing, but subject to the other terms and provisions of this Lease, Tenant may, with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, install at its own cost and expense so-called hot-cold water fountains, coffee makers and so-called Dwyer refrigerator-sink-stove combinations for the preparation of beverages and foods (or such other installations as indicated on the Plans for the Tenant Improvement Work), provided that no cooking, frying, etc., are carried on in the Premises to such extent as requires special exhaust venting, Tenant hereby acknowledging that the Building is not engineered to provide any such special venting.

In addition, subject to the terms and conditions hereof (including the plan review process described above and Article 12 below), Tenant shall have the right, at its sole risk, cost and liability, to construct and operate a vivarium in connection with its operations at the Premises. The vivarium permitted to be operated shall be located in the designated portion of the Premises as shown on the Plans (or in subsequent plans for Alterations (as defined below)) and shall be used for biopharmaceutical research and development and for the handling, research, and testing of rodents only (the “Permitted Animals”) in connection therewith, and for no other purpose or use. If Tenant proposes to use any animals other than the Permitted Animals in its operations, it shall first obtain the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition, or delay. Animal testing, solely of Permitted Animals, shall be permitted subject to the following: (a) all testing shall be conducted in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (b) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at Tenant’s sole cost and expense, in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (c) no odors, noises or any similar nuisance shall be permitted to emanate from or permeate beyond the Premises; and (d) Tenant’s use of the vivarium shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Building of their respective premises in the Building. Tenant shall procure and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the vivarium and the keeping of Permitted Animals before allowing any actual Permitted Animals into the Premises and shall maintain such permits and approvals during the Lease term. Tenant shall defend, save harmless, exonerate and indemnify Landlord from all injury, claim, loss or damage to any person or property occasioned by or growing out of the use and operation of the vivarium and the presence of the Permitted Animals in and about the Premises; provided, however, that the foregoing indemnity and/or Subsection (d) shall not include or apply to acts of protest, objection, etc. by or on behalf of individuals or groups relating to Tenant’s use of the vivarium otherwise in compliance with this provision.

5.2 Prohibited Uses.

Notwithstanding any other provision of this Lease, Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises or the Building or any part thereof (including, without limitation, any materials, appliances or equipment used in the construction or other preparation of the Premises and furniture and carpeting): (a) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or the Rules and Regulations; (b) for any unlawful purposes or in any unlawful manner; (c) which, in the reasonable judgment of Landlord shall in any way (i) impair the appearance of the Building; or (ii) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or with the use or occupancy of any of the other areas of the Building, or occasion discomfort, inconvenience, or injury or damage to any occupants of the Premises or other tenants or occupants of the Building; (iii) which is inconsistent with the maintenance of the Building as a comparable first-class life science buildings in the Seaport District of Boston, Massachusetts (including laboratory); or (iv) which would violate any exclusive use or right granted by Landlord to any tenant or occupant of the Building in effect as of the date of this Lease and of which Landlord has provided Tenant prior written notice. As of the date of this Lease, the current exclusive use rights granted in the Building are as follows (“Current Exclusive”): in no event shall Tenant or any party taking by or through Tenant use (or allow or allow the use of) the Premises (or any portion thereof) for the primary and principal commercial business purpose of leasing, licensing or granting occupancy rights and licenses to unrelated, third party biotechnology or life science users or to similar third party users for service extensions for third party manufacturing, diagnostics, vivarium, engineering electronics and/or medical services, including but not limited to commercial, pay-for-service incubator, accelerator, shared-community space, self-service and/or demonstration and pilot facilities, and any violation of the foregoing that does not cease within ten (10) business days after written notice from Landlord shall constitute an incurable Event of Default hereunder; provided, however, that the foregoing shall not apply to (x) Tenant (or any party taking by or through Tenant) using the Premises to conduct or perform third party testing, laboratory work or services for or with other parties, such as an independent testing firm or research company, (y) Tenant (or any party taking by or through Tenant) using the Premises to perform research, diagnostics, manufacturing or other related services for third parties on a contract or other basis, or (z) Tenant (or any party taking by or through Tenant) allowing the Premises to be used by their affiliates, subsidiaries, clients, partners, venturers, spin-offs and the like to share laboratory or other space or services so long as the sharing of such space or services, as opposed to the relationship with such entities, is not the primary and principal business of such tenant or occupant. Tenant shall not install or use any electrical or other equipment of any kind which causes any such impairment, interference, discomfort, inconvenience or injury to any other tenant or occupant of the Building.

5.3 Licenses and Permits. Tenant shall not cause or permit the Premises, the Building or the Complex to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, variance, covenants or restrictions of record or any provision of the Lease (each a “Legal Requirement”), interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals and shall promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Building or the Complex. Tenant shall maintain in full force and effect all certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a written request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any written warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (a) any such contest is made reasonably and in good faith, (b) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Complex from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (c) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (d) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (e) Tenant’s decision to delay such cure shall not, in Landlord’s sole but good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Complex, or any other person or entity.

6.	RENT

During the Term of this Lease, the Yearly Rent and other charges due from Tenant hereunder, at the rate stated in Exhibit 1, shall be payable by Tenant to Landlord by monthly payments, as stated in Exhibit 1, in advance and without notice or demand on the first day of each month for and in respect of such month. The rent and other charges reserved and covenanted to be paid under this Lease shall accrue and commence on the Term Commencement Date, subject to the Abated Rent Period. Notwithstanding the provisions of the immediately preceding sentence, Tenant shall pay the first monthly installment of rent at least three (3) months prior to the Term Commencement Date. If, by reason of any provisions of this Lease, the rent reserved hereunder shall commence or terminate on any day other than the first day of a calendar month, the rent for such calendar month shall be prorated. The rent and all other amounts payable to Landlord under this Lease shall be payable to Landlord, or if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, at the Rent Payment Address set forth in Exhibit 1 or such place as Landlord may designate, and the rent and other charges in all circumstances shall be payable without any setoff or deduction whatsoever, except as expressly provided in this Lease. Rental and any other sums due hereunder not paid on or before the date due shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of five percentage (5%) points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by the largest national bank (N.A.) located in the city in which the Building is located, or at any applicable lesser maximum legally permissible rate for debts of this nature. Notwithstanding the foregoing, Landlord shall waive the aforesaid interest charge as to any such late payment so long as Tenant is not otherwise in default of its obligations under this Lease (beyond any applicable notice or cure period) and such payment is made within five (5) business days following any required written notice to Tenant that such payment is past due and Tenant has not been more than five (5) business days late in paying any other amount due Landlord hereunder within the calendar year in which such late payment has occurred.

7.	RENTABLE AREA

Total Rentable Area of the Premises and the Building are agreed to be the amounts set forth in Exhibit 1. Landlord shall have no right to remeasure the Premises or the Building except for alterations to the Premises or the Building, as the case may be, that alter the rentable area thereof.

8.	SERVICES FURNISHED BY LANDLORD

8.1 Electric Current.

(a) The electrical service (e.g., lights, plugs, equipment, convenience outlets, and heating, air-conditioning, ventilation fixtures and equipment initially installed in the Premises and all other systems exclusively serving the Premises) serving the Premises originally demised hereunder shall be either separately metered or sub or check metered, as part of the Tenant Improvement Work, to measure Tenant’s consumption of electricity. If such electrical service is separately metered, Tenant shall pay directly to the utility supplier all directly billed electrical service charges before delinquency. If such electrical service is sub or check metered, Landlord shall calculate the electrical service charge based on Tenant’s actual usage of electricity and Tenant shall pay same to Landlord, as Additional Rent, within thirty (30) days of billing therefor. Landlord shall ensure that, upon delivery, the Premises shall be supplied with electrical service consistent with that shown on Exhibit 10-2 attached hereto throughout the Lease Term, subject to the terms and conditions hereof (e.g., event(s) of Force Majeure, casualty or condemnation).

(b) If such electrical service is sub or check metered, Landlord may elect to collect the electrical service charge due hereunder in monthly estimated payments (as reasonably estimated by Landlord from time to time), due at the same time and in the same manner that it pays its monthly payments of Yearly Rent hereunder, estimated payments (i.e., based upon Landlord’s reasonable estimate) on account of Tenant’s obligation to reimburse Landlord for electricity consumed in the Premises. Periodically after the Term Commencement Date, but in any event at least once in any twelve (12) month period during the Term, Landlord shall determine the actual cost of electricity consumed by Tenant in the Premises (i.e., by reading Tenant’s sub-meter and by applying the applicable electric rate). If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity consumed in the Premises during such period, Tenant shall pay the difference to Landlord within thirty (30) days of billing therefor. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity consumed in the Premises during such period, Tenant may credit the difference against its next installment of rental or other charges due hereunder, or may request that Landlord pay such amount to Tenant in which case Landlord shall so pay to Tenant within thirty (30) days after Tenant’s written request therefor. After each adjustment, as set forth in Paragraph (a) above, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity in the Premises shall be adjusted based upon the actual cost of electricity consumed during the immediately preceding period.

(c) If Landlord is furnishing Tenant electric current hereunder, Landlord, at any time, at its option and upon not less than sixty (60) days’ prior written notice to Tenant, may discontinue such furnishing of electric current to the Premises; and in such case Tenant shall contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company. In the event Tenant itself contracts for electricity with the supplier, pursuant to Landlord’s option as above stated, Landlord shall (i) permit its risers, conduits and feeders to the extent available, suitable and safely capable, to be used for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, (ii) without cost or charge to Tenant, make such alterations and additions to the electrical equipment and/or appliances in the Building as such company shall specify for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, and (iii) at Landlord’s expense, furnish and install in or near the Premises any necessary metering equipment used in connection with measuring Tenant’s consumption of electric current and Tenant, at Tenant’s expense, shall maintain and keep in repair such metering equipment.

(d) If Tenant shall require electric current for use in the Premises in excess of the amount Landlord is required to deliver to the Premises and shown on Exhibit 10-2 and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements or (ii) such excess use shall result in an additional burden on the Building air conditioning system and additional cost to Landlord on account thereof, then, as the case may be, (x) Landlord, upon written request and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor be available to Landlord, provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause damage to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or unreasonably interfere with or disturb other tenants or occupants of the Building or (y) Tenant shall reimburse Landlord for such additional cost, as aforesaid. Tenant acknowledges that it has been provided with an opportunity to confirm that the electric current serving the Premises will be adequate to supply its proposed permitted uses of the Premises.

(e) Landlord, at Tenant’s expense and upon Tenant’s written request, shall install all replacement lamps of types generally commercially available (including, but not limited to, incandescent and fluorescent, but excluding specialty lamps and fixtures) used in the ancillary/accessory office portion(s) of the Premises (excluding laboratory portions thereof). Landlord shall have the right to elect, upon reasonable written notice, to cease the installation of lamps hereunder.

(f) To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Section 15 and Article 19, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements, subject to Section 8.8 below.

(g) Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, conditioned, or delayed, and using contractor(s) reasonably approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.

8.2 Water. Landlord shall furnish hot and cold water for ordinary use for cleaning, toilet, lavatory and drinking purposes for restrooms and facilities in the Common Areas. In addition, Landlord will stub an additional cold water line to the Premises (as part of the Base Building Shell Work) for Tenant’s distribution and use within the Premises for ordinary use for cleaning, toilet, lavatory and drinking purposes for restrooms and facilities therein (which distribution, heating, treatment, etc. shall be included in the scope (and cost) of Tenant Improvement Work as and to the extent set forth in the Plans). If Tenant requires. uses or consumes water for any purpose other than for the aforementioned purposes in the Premises, Landlord shall install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant. All piping and other equipment and facilities for use of water outside the building core will be installed as part of the Tenant Improvement Work and maintained by Landlord at Tenant’s sole cost and expense; provided, however, that such piping and other equipment and facilities are used solely for Tenant’s water usage (otherwise, such maintenance shall be considered Operating Costs). Notwithstanding anything in this Lease to the contrary, if a water meter is installed as contemplated in this Section 8.2, then there shall be an equitable reduction to the water service charges included within Operating Costs.

8.3 Elevators, Heat and Cleaning. Landlord shall: (a) provide necessary elevator facilities (as provided in the Plans) substantially equivalent to those being furnished in comparable first-class research and development buildings located in the Seaport District of the City of Boston, Massachusetts (which shall be automatically operated) on Mondays through Fridays, excepting Federal, Massachusetts and City of Boston legal holidays, from 7:00 a.m. to 7:00 p.m. and on Saturdays, excepting Federal, Massachusetts and City of Boston legal holidays, from 8:00 a.m. to 3:00 p.m. (called “business days”) and have one (1) elevator in operation available for Tenant’s use, non-exclusively, together with others having business in the Building, at all other times throughout the Term; (b) furnish heat, air conditioning and ventilation (substantially equivalent to that being furnished in comparable research and development buildings located in the Seaport District of the City of Boston, Massachusetts) to the interior Common Areas of the Building during the foregoing times on business days; and (c) cause the interior Common Areas of the Building to be cleaned on Monday through Friday (excepting Federal, Massachusetts or City of Boston legal holidays) in a manner consistent with cleaning standards generally prevailing in comparable research and development buildings located in the Seaport District of the City of Boston, Massachusetts. All costs and expenses incurred by Landlord in connection with foregoing services shall be included as part of the Operating Costs (as defined below). Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises in a neat and first-class manner consistent with the cleaning standards generally prevailing in comparable first-class life science buildings in the Seaport District of Boston, Massachusetts or as otherwise reasonably established by Landlord in writing from time to time using an insured contractor or contractors selected by Tenant and reasonably approved in writing by Landlord and such provider shall not interfere with the use and operation of the Building or Land by Landlord or any other tenant or occupant thereof. Tenant shall also cause all extermination of vermin in the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services for the Premises as reasonably necessary or as reasonably requested by Landlord in writing.

8.4 Air Conditioning. Landlord shall provide Make Up Air capacity capable of 2.0 CFM/sf of once thru air for the laboratory portion of the Premises and of approximately .5 CFM/sf for the office and non-laboratory portions thereof. The ancillary office portion of the Premises shall be served by heat pumps with code required make up air stubbed to the Premises in a location shown on the Base Building Plans as part of the Base Building Shell Work (with the heat pumps, connections, and distribution within the Premises as part of the Tenant Improvement Work). The laboratory/office split of the Premises is anticipated to be 60% laboratory/40% ancillary office. Landlord shall provide a condenser water system for laboratory process cooling and office air conditioning. Condenser water loop connections sized for 40 tons/floor of cooling and the hot water loop connections sized for reheat and/or radiation based upon make up air as outlined above. Condenser water and hot water loop to be stubbed to the Premises in a location shown on the Plans as part of the Base Building Shell Work. Tenant agrees to lower and close the blinds or drapes when necessary because of the sun’s position, whenever the air conditioning system is in operation, by using good faith efforts to cause its employees and invitees to comply with such requirements and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning system. Landlord shall provide such heat and air conditioning services to the laboratory portion of the Premises twenty-four (24) hours a day, seven (7) days a week during the Term, and to the office and non-laboratory portions of the Premises during business hours.

8.5 Additional Heat and Air Conditioning Services. Upon reasonable advance written notice from Tenant (meaning at least twenty-four (24) hours’ prior notice) of its requirements in that regard, Landlord shall furnish additional heat or air conditioning services to the office and non-laboratory portions of the Premises on days and at times other than as above provided. Tenant will pay to Landlord a reasonable charge for any such additional heat or air conditioning service required by Tenant.

8.6 Additional Air Conditioning Equipment. In the event Tenant requires additional air conditioning for equipment, machines, meeting or equipment rooms not installed as part of Landlord’s Work or other purposes or uses, or because of specific climate control needs, occupancy or excess electrical loads, any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such additional air conditioning equipment will be installed, but only if, in Landlord’s reasonable judgment, the same will not cause damage or injury to the Building or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants. At Landlord’s sole election, such equipment will either be installed:

(a) by Landlord at Tenant’s expense and Tenant shall reimburse Landlord in such an amount as will compensate it for the actual and reasonable out-of-pocket cost incurred by it in operating, maintaining, repairing and replacing, if necessary, such additional air conditioning equipment. At Landlord’s election, such equipment shall (i) be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider; or

(b) by Tenant, subject to Landlord’s prior approval of Tenant’s plans and specifications for such work (subject to the approval standard for Alterations set forth in Article 12). In such event: (i) such equipment shall be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider.

8.7 Landlord Repairs. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, Landlord shall keep and maintain in good condition and repair the structural elements of the Building (including, without limitation, the Roof, exterior walls, structural floor slabs, columns, elevators and elevator shafts, public stairways and corridors, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams), Common Areas, including the Amenity Center, (which shall be kept clean and free of rubbish and debris), exterior windows, public lavatories, Common Laboratory Facilities, and all other common facilities, and the mechanical systems (including, without limitation, elevators, sanitary, plumbing, electrical, heating, ventilation, air conditioning, generators, fire and life safety, and other systems) (collectively, the “Building Systems”) serving both the Building and the Common Areas, and the Building’s emergency generator(s). Landlord shall keep the paved portions of the Common Areas reasonably free of ice and snow. Landlord shall perform any of its obligations under this Section 8.7 in a timely manner consistent with comparable first-class life science buildings in the Seaport District of Boston, Massachusetts. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any laboratory portion of the Premises or any other portion which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any form of clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, which shall be paid for by Landlord and chargeable as Operating Costs.

8.8 Interruption or Curtailment of Services. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are necessary to be made, or by reason of event(s) of Force Majeure, Landlord reserves the right to temporarily interrupt, curtail, stop or suspend (a) the furnishing of heating, elevator, air conditioning, and cleaning services and (b) the operation of the plumbing and electric systems. Landlord shall exercise commercially reasonable and diligent efforts to promptly eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems. Notwithstanding the foregoing, Tenant shall be entitled to a proportionate abatement of Yearly Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide or furnish hereunder (including but not limited to emergency generator service (per Section 2.2 above)) thereby rendering the Premises or any material portion of the Premises untenantable for the entirety of the Landlord Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents or by a casualty (in which event Section 18 shall control); (iii) Tenant in fact ceases to use the entire Premises or any material portion of the Premises for the entirety of the Landlord Service Interruption Cure Period (provided, however, that Tenant shall not be required to cease its use of the laboratory portion of the Premises if such cessation is impractical due to the nature of its business operations); and (iv) such interruption of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive calendar days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption. Additionally, and notwithstanding anything contained herein to the contrary, in the event that a Landlord Service Interruption lasts for one hundred twenty (120) consecutive days and Tenant has vacated 50% of the Rentable Area of the laboratory portion of the Premises or 50% of the Rentable Area of the office portion of the Premises, then Tenant, upon not less than thirty (30) days prior written notice to Landlord, shall have the right to terminate this Lease effective as of the date of the Landlord Service Interruption and Landlord shall immediately refund to Tenant any Yearly Rent and other payments paid by Tenant to Landlord prior to such termination; provided, however, if the Landlord Service Interruption giving rise to Tenant’s termination hereunder is cured within such thirty (30) day period Tenant’s termination right hereunder shall be void and of no further force or effect.

8.9 Energy Conservation. Notwithstanding anything to the contrary in this Article 8 or in this Lease contained, Landlord may institute, and Tenant shall comply (and cause its employees, invitees, agents and contractors to comply) with, such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules regulations or standards including but not limited to applying and reporting for the Building or any part thereto to seek or maintain certification und the U.S. EPA’s Energy Start® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard. Landlord will use best efforts to obtain and shall diligently seek to achieve LEED Silver Certification using and meeting ASHRAE 90.1-2007. If the Building is LEED certified, Landlord will provide Tenant with the Building’s LEED scorecard and such other information as will establish the Building as having received LEED certification or as seeking the same. Upon reasonable request, Tenant shall provide Landlord with the necessary information or, at Tenant’s option, grant Landlord access to Tenant’s account with any utility company or provider paid directly by Tenant for utility services, so that Landlord can review the utility bills relating to the Premises in connection with any required energy reporting requirements to the City of Boston or other governmental agency or in connection with any third party energy certification program (e.g., LEED certification). Regardless if Landlord obtains LEED certification for the Building, Tenant shall comply with LEED policies outlined, from time to time, for Green Cleaning and Integrated Pest Management provided such policies are uniformly applied to all similarly situated tenants in the Building. In the event Tenant shall pursue certification for the Premises in connection with any Tenant work or Alterations under the LEED certification process for Commercial Interiors (CI), Landlord will assist Tenant’s efforts by providing documentation supporting points and prerequisite requirements related to the Building and the Building Systems; provided any costs and expenses relating thereto, including construction materials or construction or building processes, products, procedures and protocols in connection with obtaining or maintaining such certification, or the applying and reporting therefor, shall be allocated to the costs and expenses for the Tenant Improvement Work or to Tenant and not included in the cost of the Base Building Shell Work or Operating Costs.

8.10 Access. Subject to terms and conditions of this Lease, Landlord’s Rules and Regulations and reasonable security requirements as the same may be amended from time to time and of which Tenant has received prior written notice, Tenant shall have access to the Premises and all Common Areas and the Parking Facilities twenty-four (24) hours a day, seven (7) days a week. Subject to the terms and conditions of this Lease including but not limited to Section 12, Tenant shall have the right to install a card key or similar security access system to the Premises

8.11 Amentity Center. Landlord shall open, operate, and make available to Tenant, from time to time, the Amenity Center in the Building unless and until same is otherwise provided elsewhere in the Complex; provided, however, that if all or any portion of the Amenity Center facilities are located in the Complex, rather than the Building, or if all or any portion of the Amenity Center facilities are offered to tenants of the Complex, rather than just tenants of the Building, such Amenity Center facilities shall be opened, operated and scaled in such a way as to offer reasonably comparable Amenity Center services (and access thereto) as offered prior to such change. With respect to the fitness center within the Amenity Center, it is understood and agreed that to the maximum extent the following agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, the use of the fitness center and its facilities shall be at the sole risk of Tenant and the employees using same.

9.	TAXES AND OPERATING COSTS

9.1 Definitions. As used in this Article 9, the words and terms which follow mean and include the following:

(a) “Operating Year” shall mean a calendar year in which occurs any part of the Term of this Lease.

(b) “Tenant’s Proportionate Share” shall be the figure as stated in Exhibit 1. Tenant’s Proportionate Share is the ratio of the Total Rentable Area of the Premises to the aggregate Total Rentable Area of the Building, as adjusted by Landlord from time to time in accordance with this Lease. Notwithstanding the foregoing, Landlord may equitably adjust Tenant’s Proportionate Share for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises (or only a portion of the Building, in which case such adjustment shall be made equitably between only those tenants occupying such portion of the Building). Further, Landlord may allocate the costs and expenses to maintain and repair the Common Laboratory Facilities based on the Total Rentable Area of the laboratory portion of each tenant’s premises to the Total Rentable Area of the portion of the Building dedicated to laboratory use.

(c) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building, the Land and the Common Areas upon any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Building, the Common Areas, or such personal property; charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building and/or the Common Areas; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operating, use or occupancy of the Building, the Common Areas or based upon rentals derived therefrom, which are or shall be imposed by Federal, State, Municipal or other authorities. For the purposes of this Lease, “Taxes” shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law and any payments to, for or relating in whole or in part to any business improvement district in which the Complex may be located. As of the Execution Date, “Taxes” shall not include any franchise, rental, income or profit tax, capital levy or excise, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute “Taxes,” whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute “Taxes,” but only to the extent calculated as if the Land is the only real estate owned or leased by Landlord. “Taxes” shall also include expenses of tax abatement or other proceedings contesting assessments or levies. Notwithstanding the foregoing, Landlord shall have the right to exclude from “Taxes”, from time to time, any portions of the Building, Land, Complex or Common Areas that are taxed or billed by the City of Boston or other applicable taxing authority as a separate tax parcel (e.g., sub-parcel or associate parcel) and to reincorporate such separate tax parcel in the event such separate tax treatment terminates and, in such event, equitably increase or decrease, as the case may be, Tenant’s Proportionate Share for purposes of invoicing Tenant for its Tax Share (as defined below). In addition, if applicable, Taxes shall be equitably allocated by Landlord, in Landlord’s reasonable judgment, among the Building and any other building(s) and improvements in the Complex. The parties acknowledge that, from time to time, Taxes may be based upon several separate tax bills affecting the Land and/or the Complex.

(d) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the Term of this Lease, the first such Period being the one in which the Term Commencement Date occurs.

(e) “Operating Costs”:

(1) Definition of Operating Costs. “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management, for repair and replacements, cleaning and maintenance of the Land, Building, Complex and the Common Areas (including but not limited to the Parking Facilities serving same from time to time), related equipment, facilities and appurtenances, elevators, cooling and heating equipment and the Common Laboratory Facilities (and services relating thereto). In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building or Land off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be reasonably allocated among the properties benefiting from such service and shall be included in Operating Costs. Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the Building or Complex (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, tenants that share particular systems or equipment, including Common Laboratory Facilities, or tenants that are similar users of particular systems or equipment such as by way of example but not limitation office space tenants of the Building or Complex, laboratory tenants of the Building or Complex and retail space tenants of the Building or Complex. Operating Costs shall include, without limitation, those categories of “Specifically Included Operating Costs,” as set forth below, but in no event shall Operating Costs include “Excluded Costs,” as hereinafter defined.

(2) Definition of Excluded Costs. “Excluded Costs” shall be defined as mortgage charges; brokerage commissions; salaries of executives and owners not directly employed in the management/operation of the Building, Complex and Land; the cost of work done by Landlord for a particular tenant for which Landlord has the right to be reimbursed by such tenant; subject to Subparagraph (3) below, such portion of expenditures as are not properly chargeable against income; expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including tenant improvement allowances, construction costs, marketing costs, brokerage commissions and concessions and leasehold improvement costs, finders’ fees, attorneys’ fees and expenses; entertainment costs and travel expenses; attorneys’ fees incurred for services that do not generally benefit the tenants of the Building or Complex, or incurred in connection with matters relating to the formation of Landlord as an entity and maintaining its continued existence as an entity, or incurred in connection with lease negotiations or disputes with individual tenants, and other expenses and attorneys’ fees to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Building or Complex; accountants’ fees incurred in connection with disputes with individual tenants and/or the existence, maintenance or non-Building related operations of the legal entity or entities of which Landlord is comprised (without limitation, the foregoing shall not exclude the reasonable costs of preparing financial statements for Operating Costs); the cost of any special work or service performed for any tenant (including Tenant) or licensee, such as after-hours HVAC service, which is billable to such tenant or licensee; the cost of any items for which Landlord is reimbursed by insurance, condemnation, licensees, tenants (other than through general operating expense provisions) or otherwise; the cost of any additions, improvements, changes, replacements, painting, decorating, renovations and other items that are made to and solely benefitting areas of the Building or Complex that do not include Common Areas (or common facilities), or that are made in order to prepare tenant space for a new tenant’s occupancy, or the cost of any other work in any space leased to an existing or prospective tenant or other occupant of the Building or the Complex; interest, principal, points and fees, amortization or other costs and expenses associated with any debt or amortization payments on any mortgage or deed to secure debt; any expenses for repairs, maintenance and replacements to the extent reimbursed due to warranties and service contracts, any cost that Tenant or any other tenant at the Building or Complex pays for directly (either to Landlord or a third party); any cost that are reimbursed by a warranty that Landlord is required to obtain in connection with the Building or Complex pursuant to this Lease or that Landlord otherwise obtains in connection with the Building or Complex; salaries, bonuses, benefits, and employment taxes of officers, executives of Landlord and administrative employees above the grade of property manager or building supervisor (and if a property manager or building supervisor or any personnel below such grades are shared with other buildings or has other duties not related to the building containing the Premises, only the allocable portion of such person’s or persons’ salary, bonuses and benefits shall be included in Operating Costs); Landlord’s general overhead and administrative expenses; any capital expenditures (except as otherwise provided in Subparagraph (3) below; any costs or expenses incurred in connection with services or other benefits (A) of a type not provided to Tenant (or provided to Tenant at separate or additional charge) but that are provided to another tenant or occupant of the Building, or (B) that are available to all tenants of the Building, including Tenant, but are provided to other tenants or occupants of the Building at a level substantially greater than that provided to Tenant (excluding those services or other benefits that Landlord makes available to all tenants at the same level, but with respect to which Tenant elects in its sole discretion to receive at a lower level) without separate or additional charge, in which case such expenses shall be excluded from Operating Costs to the extent such expenses exceed the amount that would have been incurred to provide such services or other benefits to such other tenant or occupant at the same level as such services or other benefits are provided to Tenant; expenses incurred by Landlord to the extent the same are chargeable and collected from any other tenant or occupant of the Property, or to any third party; any fee or expenditure that is paid or payable to any affiliate of Landlord to the extent that such fee or expenditure is unreasonably inconsistent with fees charged by third-party property managers providing reasonably comparable services in the Boston market; penalties, fines and other costs incurred due to violation by Landlord of any lease or any legal requirements applicable to the Building or Complex; provided the foregoing shall not include compliance costs with respect to such legal requirements coming into force or effect from and after the Term Commencement Date, and any interest or penalties due for late payment by Landlord of any of the Operating Costs; costs and expenses incurred by Landlord in connection with the repair of damage to the Building or Complex caused by fire or other casualty, insured or required to be insured against hereunder, other than the deductible amount under such insurance policies, or otherwise recovered under its insurance policies; the cost of any item for which Landlord is reimbursed through condemnation awards; insurance premiums to the extent any unusual tenant activity causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance, but only to the extent such additional cost can be identified by the insurer and are not passed through by Landlord to a specific tenant; costs and expenses of investigating, monitoring and remediating hazardous materials which were present on or beneath the surface of the Property and in violation of applicable Legal Requirements as of the Term Commencement Date or which were caused by Landlord, its agents, contractors, employees or representatives; political contributions; and the costs of obtaining artwork.

(3) Capital Expenditures.

(i) Replacements. If, during the Term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) the total amount of which is not properly includible in Operating Costs for the Operating Year in which they were made, there shall nevertheless be included in such Operating Costs and in Operating Costs for each succeeding Operating Year the amount, if any, by which the Annual Charge-Off (determined as hereinafter provided) of such capital expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge-Off of the capital expenditure for the item being replaced. Notwithstanding anything in this Lease to the contrary, and excluding only capital expenditures on account of a casualty or changes in legal requirements (from and after the Term Commencement Date), Landlord shall not include any capital expenditures in Operating Costs for the first five (5) Lease Years.

(ii) New Capital Items. If a new capital item is acquired which does not replace another capital item which was worn out, has become obsolete, etc., then there shall be included in Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge-Off of such capital expenditure. Notwithstanding anything in this Lease to the contrary, and excluding only capital expenditures on account of a casualty or changes in legal requirements (from and after the Term Commencement Date), Landlord shall not include any capital expenditures in Operating Costs for the first five (5) Lease Years.

(iii) Annual Charge-Off. “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating expenses including, without limitation, energy-related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such capital expenditure computed as aforesaid, then and in such events, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the capital item in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with such payments being applied first to interest and the balance to principal.

(iv) Useful Life. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(v) Capital Interest Rate. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(vi) Applicable Capital Expenditures. The Annual Charge-off of Capital Expenditures set forth in subsections (i) and (ii) above shall only be included as Operating Costs if said Capital Expenditures are, in Landlord’s good faith belief, (a) reasonably anticipated to result in a reduction in (or minimize increases in) Operating Costs, (b) required to comply with present or reasonably anticipated energy or similar conservation programs, (c) required under any governmental law or regulation enacted after or coming into applicability after the date of this Lease, or (d) necessary to replace or maintain Building systems, life safety or improve security measures at the Property in a manner consistent with other comparable first-class life science buildings in the Seaport District of Boston, Massachusetts.

(4) Specifically Included Categories of Operating Costs. Unless expressly and specifically excluded from Operating Costs under Subsection (2) above, Operating Costs shall include, but not be limited to, the following:

Taxes (other than real estate taxes): Sales, Federal Social Security, Unemployment and Old Age Taxes and contributions and State Unemployment taxes and contributions accruing to and paid by the Landlord on account of all employees of Landlord and/or Landlord’s managing agent, who are employed in, about or on account of the Building, Complex and Land, except that taxes levied upon the net income of the Landlord and taxes withheld from employees, and “Taxes” as defined in Article 9.1(c) shall not be included herein.

Water: All charges and rates connected with water supplied to the Building and related sewer use charges.

Heat and Air Conditioning: All charges connected with heat and air conditioning supplied to the Building.

Wages: Wages and cost of all employee benefits of all employees of the Landlord and/or Landlord’s managing agent who are employed in, about or on account of the Building, Land and Complex.

Cleaning: The cost of labor (including third party janitorial contracts), supplies, tools and material for cleaning the Building, Land and Complex.

Elevator Maintenance: All expenses for or on account of the upkeep and maintenance of all elevators in the Building.

Management Fee: The cost of professional management of the Building, Land and Complex, not to exceed three percent (3%) of the then current Yearly Rent.

Administrative Costs: The cost of office expense for the management of the Building, Land and Complex, including, without limitation, rent, business supplies and equipment and commercially reasonable costs associated with the Building’s management office (either as rent or in the calculation of Total Rentable Area of the Building).

Electricity: The cost of all electric current for the operation of any machine, appliance or device used for the operation of the Building, including the cost of electric current for the elevators, lights, air conditioning and heating, Common Laboratory Services, but not including electric current which is paid for directly to the utility by the user/tenant in the Building or for which the user/tenant pays directly or reimburses Landlord. (If and so long as Tenant is billed directly by the electric utility for its own consumption as determined by its separate meter, or billed directly by Landlord as determined by a check meter, then Operating Costs shall include only Building and public area electric current consumption and not any demised Premises electric current consumption.) Wherever separate metering is unlawful, prohibited by utility company regulation or tariff or is otherwise impracticable, relevant consumption figures for the purposes of this Article 9 shall be determined by fair and reasonable allocations and engineering estimates made by Landlord.

Ground Rent: The ground rent payments and other charges, if any, due pursuant to the EDIC Lease (as defined below).

Shared or Easement Costs: The Building’s share (as reasonably determined and allocated by the applicable agreement or Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any shared facilities (including, without limitation, the common facilities from time to time serving the Building, Land and Complex in common with other buildings or parcels of land), such as any accessways, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord provides for same); (iii) the actual or imputed cost of the space occupied by on-the-grounds building attendant(s) and related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building, Land and Complex, as reasonably determined and allocated to the Building, Land and Complex by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners, including but not limited to Boston Marine Industrial Park (“BMIP”) operating expenses, fees and charges for BMIP park-wide snow removal, security, street lighting, landscaping and other services provided to tenants of the BMIP.

Insurance, etc.: Fire, casualty, liability, rent loss and such other insurance as may from time to time be required by lending institutions on comparable first-class life science buildings in the Seaport District of Boston, Massachusetts and all other expenses customarily incurred in connection with the operation and maintenance of comparable first-class life science buildings in the Seaport District of Boston, Massachusetts including, without limitation, commercially reasonable insurance deductible amounts.

(5) Gross-Up Provision. Notwithstanding the foregoing, in determining the amount of Operating Costs for any calendar year or any portion thereof falling within the Term, if less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, Operating Costs for such period shall be adjusted to equal the amount Operating Costs would have been for such period had occupancy been ninety-five percent (95%) throughout such period. The extrapolation of Operating Costs under this paragraph shall be performed by appropriately adjusting the cost of those components of Operating Costs that are impacted by changes in the occupancy of the Building.

9.2 Tax Share. Commencing as of the Term Commencement Date and continuing thereafter with respect to each Tax Period occurring during the Term of the Lease, Tenant shall pay to Landlord, with respect to any Tax Period Tenant’s Proportionate Share of Taxes for such Tax Period, such amount being hereinafter referred to as “Tax Share”. Tax Share shall be due when billed by Landlord, but not earlier than sixty (60) days prior to the due date of any tax payment required by the taxing authority except as otherwise provided in the immediately following sentence. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Share, calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Share for such Tax Period, Landlord shall credit the difference against the next installment of rental or other charges due to Landlord hereunder, or if the Lease Term has expired or the Lease has been terminated earlier, pay such amount to Tenant within thirty (30) days after the expiration or earlier termination of the Lease. If the total of such remittances is less than the actual Tax Share for such Tax Period, Tenant shall pay the difference to Landlord within thirty (30) days of when billed therefor. Landlord shall endeavor to provide to Tenant not later than one hundred twenty (120) days after the end of each Tax Period a statement of the actual Taxes paid by Landlord during that Tax Period and the amount, if any, of any amounts to be credited to Tenant or are required to be paid by Tenant, as provided in this paragraph.

Appropriate credit against Tax Share shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Article 9.2 shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

Landlord has obtained from the City of Boston the benefit of a seven (7) year Payment in Lieu of Taxes (PILOT) program that commenced as of Tax fiscal year 2017, and the payments thereunder shall be included in Taxes.

9.3 Operating Expense Share. Commencing as of the Term Commencement Date and continuing thereafter with respect to each Operating Year occurring during the Term of the Lease, Tenant shall pay to Landlord, with respect to any Operating Year, Tenant’s Proportionate Share of Operating Costs for such Operating Year, such sum being hereinafter referred to as “Operating Expense Share”. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Share, calculated by Landlord on the basis of the most recent Operating Costs data or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Share for such Operating Year, Landlord shall credit the difference against the next installment of rent or other charges due to Landlord hereunder, or if the Lease Term has expired or the Lease has been terminated earlier, pay such amount to Tenant within thirty (30) days after the expiration or earlier termination of the Lease. If the total of such remittances is less than actual Operating Expense Share for such Operating Year, Tenant shall pay the difference to Landlord when billed therefor. Landlord shall endeavor to provide to Tenant not later than one hundred twenty (120) days after the end of each Operating Year a statement of the actual Operating Costs paid by Landlord during that Operating Year and the amount, if any, of any amounts to be credited to Tenant or are required to be paid by Tenant, as provided in this paragraph.

9.4 Part Years. If the Term Commencement Date or the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Expense or Tax Share, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction, the numerator of which is the number of days of the herein Term which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case may be.

9.5 Effect of Taking. In the event of any taking of the Building or the land upon which it stands under circumstances whereby this Lease shall not terminate under the provisions of Article 20 then, Tenant’s Proportionate Building Share and Tenant’s Proportionate Common Share shall be adjusted appropriately to reflect the proportion of the Premises and/or the Building remaining after such taking.

9.6 Tenant Audit Right. Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, but only one time with respect to any Operating Year, to review Landlord’s invoices and statements relating to the Operating Costs for the applicable Operating Year for the purpose of verifying the Operating Costs and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than ninety (90) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Costs statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (a) Tenant duly requests such review within such 90-day period, and (b) within three (3) months after Landlord’s delivery to Tenant of copies of, or access to, all such invoices and statements for the purposes of conducting such review, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. Tenant shall have no right to conduct a review or to give Landlord notice that it desires to conduct a review at any time Tenant is in default under the Lease beyond any applicable notice and cure period. The accountant conducting the review shall (i) be a qualified lease auditor reasonably approved by Landlord (such approval not to be unreasonably withheld) having at least five (5) years applicable experience, and (ii) be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. If Tenant’s review reveals that Tenant has overpaid Operating Costs by more than five percent (5%) of the actual Operating Costs, in the aggregate, that Landlord should have charged Tenant for the applicable Operating Year, then Landlord shall pay for the cost of Tenant’s review. Tenant agrees that all information obtained from any such Operating Costs review, including without limitation, the results of any Operating Costs review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity other than its accountants, lenders, brokers and attorneys.

9.7 Survival. Any obligations under this Article 9 which shall not have been paid at the expiration or sooner termination of the Term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

10.	CHANGES OR ALTERATIONS BY LANDLORD

Landlord reserves the right, exercisable by itself or its nominee, but subject to the terms and provisions of this Lease, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to: (a) the Building (including the Premises) and the fixtures and equipment thereof, (b) the street entrances, halls, passages, elevators, escalators, and stairways of the Building, and (c) the Common Areas, and facilities located therein, as Landlord may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and/or the Common Areas, provided, however, that Landlord’s access to the Premises shall be in accordance with Section 17.2 below. Further, Landlord shall provide Tenant with reasonable prior notice (which may be verbal to Landlord’s employee contact within Tenant’s premises) of any such work within the Premises, but not less than three (3) business days notice (for such work within the office portion thereof) and not less than five (5) business days notice (for work within the laboratory portion thereof), except in the event of an emergency. Nothing contained in this Article 10 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right to adopt and at any time and from time to time upon reasonable prior written notice to change the name or address of the Building, in which case Landlord shall reimburse Tenant for the cost to change its stationary, up to a maximum amount of $5,000 for each such change. Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door, passage, concourse, walkway or parking area within the Building or in the Common Areas, and the use of such doors, passages, concourses, walkways, parking areas and such conveniences may be regulated or discontinued at any time and from time to time by Landlord upon reasonable prior written notice to Tenant, and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that access to the Premises, and use of the Parking Facilities, is at all times available in a commercially reasonable manner.

If at any time any windows of the Premises are temporarily closed or darkened for any reason whatsoever including but not limited to, Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatements of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT

Excluding Landlord’s Work, which is subject to Section 4.2(m) above, all fixtures, equipment, improvements and appurtenances attached to or built into the Premises prior to or during the term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the Premises and shall not be removed by Tenant during or at the end of the Term unless Landlord otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances, in accordance with Articles 12 and/or 22 of the Lease. Excepting Tenant’s Removable Property, all electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, built-in shelving, HVAC enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch shall be deemed to be included in such fixtures, equipment, improvements and appurtenances, whether or not attached to or built into the Premises, to the extent any of same were paid for by Landlord via the Improvement Allowance or the Supplemental Allowance. Where not built into the Premises, all removable electric fixtures, and all telephone, data and other communication cabling and equipment, carpets, drinking or tap water facilities, furniture, or trade fixtures or laboratory or business equipment or Tenant’s inventory or stock in trade shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord as provided in this Lease, will be removed by Tenant upon the condition that such removal shall not materially damage the Premises or the Building and that the cost of repairing any damage to the Premises or the Building arising from installation or such removal shall be paid by Tenant. The covenants of this Section shall survive the expiration or earlier termination of the Term.

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT

The terms and provisions of this Article 12 do not apply to the Tenant Improvement Work (except as to those specific references hereto regarding Landlord’s approval standard). Tenant shall make no alterations, decorations, installations, removals, utility installations, repairs additions or improvements (sometimes referred to herein collectively to as “Alterations” or singly as an “Alteration”) in or to the Premises without Landlord’s prior written consent and unless made by contractors or mechanics reasonably approved by Landlord. No Alterations or work shall be undertaken or begun by Tenant until: (a) Landlord has approved written plans and specifications and a time schedule therefor; (b) Tenant has made provision for either written waivers of liens from all contractors, laborers and suppliers of materials for such Alterations or work as permitted by Chapter 256 of the Massachusetts General Laws, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures approved by Landlord, as and to the extent provided in Section 13(b) below; and (c) Tenant has procured appropriate surety payment and performance bonds, as and to the extent provided in Section 13(b) below. No amendments or additions to such plans and specifications (other than a de minimis alteration or addition) shall be made without the prior written consent of Landlord. Landlord’s consent and approval required in any instance under this Article 12 shall not be unreasonably withheld, conditioned or delayed as to nonstructural Alterations (nonstructural Alterations being those that (X) do not adversely affect the Building’s structure, roof or exterior, or the mechanical, electrical, plumbing, life safety or other Building Systems or the architectural design or use of the Building or Premises, (Y) do not lessen the fair market value of the Building or the Premises, or (Z) do not adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein). With respect to Landlord’s review of any plans or specifications for Alterations, or any amendments or modifications thereto, Landlord shall approve (or deny) Tenant’s initial submission within ten (10) business days, and any subsequent submittal within five (5) business days. If Landlord denies its approval to any such submittal, it shall provide a written explanation as to the basis of such disapproval and the modifications thereto that Landlord would require in order to issue its approval. This process shall continue until Landlord has approved such plans or specifications. If Landlord fails to approve or deny any such submittal in writing within the foregoing timeframes, then Tenant may send Landlord a second request for approval of such Alteration. If Landlord fails to respond to such second request for approval within five (5) Business Days after its receipt of same, then Landlord shall be deemed to have approved such plans and specifications; provided that there appears in bold type on the exterior of the envelope containing Tenant’s second request, as well as on the top of the written request itself, the statement (in a reasonably large size font and in bold) that Landlord’s failure to respond to the request within five (5) Business Days after receipt thereof shall be deemed approval of the within request, provided, however, that in no event shall Landlord be deemed to have consented to any Alterations or Specialty Alterations that are otherwise expressly prohibited by law. Landlord’s approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, appliances or equipment selected by Tenant in connection with any Alterations or work performed by or on behalf of Tenant in the Premises including, without limitation, furniture, carpeting, copiers, laser printers, computers and refrigerators. All Alterations made by Tenant shall be made in accordance with plans and specifications which have been approved in writing by the Landlord, pursuant to a duly issued permit to the extent so required by any governmental entity, and in accordance with the provisions of Section 13(c) below, the provisions of this Lease and in a good and first-class workerlike manner using new or like-new materials of same or better quality as base building standard materials, finishes and colors, free of all liens and encumbrances. All such Alterations shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate in consultation with Tenant. All Alterations shall be performed by a contractor or contractors selected by Tenant and reasonably approved in writing by Landlord. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs it incurs in reviewing the plans therefor and in monitoring the construction of the Alterations. If Tenant shall make any Alterations, then Landlord may elect to require the Tenant at the expiration or sooner termination of the Term of this Lease to restore the Premises to substantially the same condition as existed at the Term Commencement Date, provided, however, that Landlord shall be required to notify Tenant in writing of such election simultaneously with Landlord’s approval of such Alteration requiring consent hereunder. Tenant shall pay, as an additional charge, the entire increase in real estate taxes on the Building which shall, at any time after the Term Commencement Date (and explicitly excluding Landlord’s Work), results exclusively and directly from any Alteration to the Premises made by or for the account of Tenant.

If, as a direct result of any Alterations made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other federal, state or local laws or regulations and such compliance requires Landlord to make any improvement or alteration to any portion of the Building or the Complex, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any such Alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

Without limiting any of the terms hereof, Landlord will not be required to approve any Alteration requiring unusual expense to readapt the Premises to normal research and/or laboratory use on lease termination or increasing the cost of construction, insurance or Taxes on the Building or of Landlord’s services to the Premises, unless Tenant first gives reasonable assurance or security reasonably acceptable to Landlord that such re-adaptation will be made prior to such termination without expense to Landlord and makes provisions acceptable to Landlord for payment of such increased cost.

Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Article 12, Tenant shall have the right, without Landlord’ s consent, to make any Alteration that meets all of the following criteria (a “Cosmetic Alteration” ): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (b) Tenant provides Landlord with not less than seven (7) business days’ advance written notice of the commencement of such Alteration (which notice shall include the name and contact information for the contractor(s) performing work in connection therewith, required evidence of insurance and such other reasonable information as Landlord may reasonably require, if any), (c) such Alteration is a nonstructural Alteration (as provided above), (d) the Alteration does not affect the exterior of the Building or Premises and/or is not located on the street level and visible from the exterior of the Building or Premises, and (e) the Alteration work does not require a building permit or other governmental permit, or if a building permit is required, the Alteration work costs less than $100,000 in each instance. At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS

Whenever Tenant shall make any Alterations in or to the Premises – whether such work be done prior to or after the Term Commencement Date – Tenant will strictly observe the following covenants and agreements:

(a) Tenant agrees that it will not, either directly or indirectly, use any contractors and/or material suppliers if Tenant has actual knowledge that their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.

(b) In no event shall any material or equipment be incorporated in or added to the Premises, so as to become a fixture or otherwise a part of the Building, in connection with any such Alteration which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. No installations or work shall be undertaken or begun by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors, laborers and suppliers of materials for such installations or work, and taken other appropriate protective measures approved by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds (which such bonds shall only be required for installation work that exceed $500,000) which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors, laborers and suppliers. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any reasonable expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

(c) All installations or work done by Tenant shall be at its own expense and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord.

(d) Tenant shall procure and deliver to Landlord copies of all necessary permits before undertaking any work in the Premises; do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and provide two (2) complete sets of as-built plans (one (1) reproducible CAD or BIM file) and specifications covering any such Alteration or work requiring a building permit; and defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of such work. Tenant shall cause contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements, Automobile Liability Insurance and, naming Landlord as an additional insured, Builder’s Risk insurance, Commercial General Liability Insurance covering such contractors on or about the Premises in the amounts stated in Article 15 hereof or in such other reasonable amounts (which may be lower) as Landlord shall require and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.

14.	REPAIRS BY TENANT-FLOOR LOAD

14.1 Repairs by Tenant. Tenant shall keep all and singular the Premises neat and clean (including periodic rug shampoo and waxing of tiled floors and cleaning of blinds and drapes) and in such repair, order and condition as the same are in on the Term Commencement Date or may be put in during the Term hereof, reasonable use and wearing thereof and damage by fire or by other casualty or condemnation excepted. For purposes of this Lease, the terms “reasonable use and wearing” and “ordinary wear and use” (as referred to in Article 22 herein) and terms of similar meaning constitute that normal, gradual deterioration which occurs due to aging and ordinary use of the Premises despite reasonable and timely maintenance and repair, but in no event shall the aforementioned terms excuse Tenant from its duty to keep the Premises in good maintenance and repair or otherwise usable, serviceable and tenantable as required in the Lease. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances located within or exclusively serving the Premises, including, without limitation, all specialty and/or laboratory equipment and refrigerators. Tenant shall be responsible for janitorial services to be provided to any bathrooms located within the Premises. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work, subject to Article 19 below. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property into the Premises, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees, if Tenant fails to perform such work after written notice to Tenant and fails to commence to perform such work within twenty (20) business days thereafter and diligently prosecute the same to completion.

14.2 Floor Load-Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to reasonably prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance to other tenants or occupants in the Building. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and hold Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Proper placement of all such business machines, etc., in the Premises shall be Tenant’s responsibility.

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

15.1 General Liability Insurance. During the Term of this Lease, Tenant shall procure, and keep in force and pay for:

(a) Commercial General Liability Insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property (which may be in form no less broad than ISO CG 00 01 12 04 (or the then successor equivalent from time to time)) claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with Article 4 of this Lease, of not less than Five Million ($5,000,000) Dollars (which such limit may be achieved by a combination of primary and excess policies) in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire and include so called “host” liquor liability coverage or other reasonably satisfactory liquor liability coverage as and to the extent Tenant serves beer, wine or liquor at the Premises or (Roof Deck). The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. Landlord may from time to time during the Term increase the coverages required of Tenant under this subparagraph (a) to that customarily carried by office and laboratory tenants in comparable first-class life science buildings in the Seaport District of Boston, Massachusetts.

(b) Workers’ Compensation in amounts required by the State in which the Building is located and Employer’s Liability insurance in the amount of $3,000,000.00 per occurrence (which such limit may be achieved by a combination of primary and excess policies).

(c) So called loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all peril commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

(d) So called “Special Form” insurance coverage for all of its contents, furniture, furnishings, equipment, Tenant improvements, trade fixtures and personal property (including Tenant’s Removable Property) located at the Premises providing protection in an amount equal to one hundred percent (100%) of the replacement cost basis of said items.

(e) Automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $1,000,000.00 combined single limit.

(f) Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

15.2 Certificates of Insurance. Such insurance shall be effected with insurers reasonably approved by Landlord, authorized to do business in the State wherein the Building is situated under valid and enforceable policies wherein Tenant names Landlord, Landlord’s managing agent and Landlord’s Mortgagees as additional insureds with respect to Tenant’s commercial general liability policy and automobile liability policy. Such insurance shall provide that it shall not be canceled or non-renewed without at least thirty (30) days’ prior written notice to each insured named therein. On or before the time Tenant and/or its contractors enter the Premises in accordance with Articles 4 and 14 of this Lease and thereafter not less than thirty (30) days prior to the expiration date of each expiring policy, original copies of the policies provided for in Article 15.1 or 13(d) issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence reasonably satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the Premises.

15.3 General. To the maximum extent the following agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Tenant will save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from the Tenant’s breach of the Lease or:

(a) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever;

(b) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building, Complex, Common Areas or Land (and, in particular, without limiting the generality of the foregoing, on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, parking areas and facilities, malls, galleries, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building, Complex, Land or Premises) arising out of the use or occupancy of the Building or Premises by the Tenant, or by any person claiming by, through or under Tenant, or on account of or based upon the act, omission, fault, negligence or misconduct of Tenant, its agents, employees or contractors;

(c) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Landlord or its contractors, or agents or employees of either) on the Premises during the Term of this Lease and during the period of time, if any, prior to the Term Commencement Date that Tenant accesses the Premises; and

(d) Tenant’s obligations under this Article 15.3 shall be insured either under the Commercial General Liability Insurance required under Article 15.1, above, or by a contractual liability insurance rider or other coverage; and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

15.4 Property of Tenant. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, all merchandise, furniture, fixtures and property, inventory, research, experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, and any income derived or derivable therefrom, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord.

15.5 Bursting of Pipes, etc. To the maximum extent the following agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or subsurface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees, and then only after (a) notice to Landlord of the condition claimed to constitute negligence and (b) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building, subject, however, to Section 4.2(i) and Landlord’s maintenance and repair obligations hereunder.

15.6 Repairs and Alterations-No Diminution of Rental Value. Except as otherwise provided in Articles 18 or 20 or Section 8.8, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant arising from any repairs, alterations, additions, replacements or improvements made by Landlord, or any related work, Tenant or others in or to any portion of the Building or Premises or any property adjoining the Building, or in or to fixtures, appurtenances, or equipment thereof, or for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building, or of the Premises, or in or to the fixtures, appurtenances or equipment thereof.

15.7 Landlord’s Indemnity. To the maximum extent this agreement may be made effective according to law (subject to M.G.L. c. 186, §15), but subject to Article 19 below, Landlord shall indemnify and save harmless Tenant (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents, contractors and attorneys) from and against all claims of whatever nature arising from the negligence or willful misconduct of Landlord, or Landlord’s contractors, invitees (excluding other tenants, occupants, licensees and/or users of the Building or Complex), agents, servants or employees (“Landlord’s Agents”). Landlord’s obligations hereunder shall include any other matters for which Landlord has agreed to indemnify Tenant pursuant to any other provision of this Lease.

15.8 Landlord’s Insurance. During the Term of this Lease, Landlord shall obtain and keep in force (a) a policy of commercial general liability insurance providing coverage to Landlord with respect to liability arising out of ownership, operation and management of the Building in an amount of not less than Five Million and 00/100 Dollars ($5,000,000.00) combined single limit which; (b) a policy or policies of insurance covering loss or damage to the Building, including Base Building Shell Work and Tenant Improvement Work (excluding any Tenant’s Removable Property and/or other Tenant furniture, trade fixtures, equipment, specialty equipment or other personal property) caused by any peril covered under fire, extended coverage and “Special Form” insurance in an amount not less than the replacement cost value above the foundation walls, as reasonably determined by Landlord from time to time, subject to commercially reasonable deductibles and retention, but in no event less coverage than the coverage that is consistent with that maintained by prudent owners of comparable first-class life science buildings in the Seaport District of Boston, Massachusetts; (c) workers’ compensation in amounts required by the State in which the Building is located; and (d) such other insurance coverages and policies as Landlord determines in its sole but good faith judgment. Any such coverages may be effected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such commercially reasonable deductibles as Landlord may elect in its reasonable discretion. The cost of such insurance shall be included in Operating Costs.

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING

16.1 Generally.

(a) Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of any concessions, licenses, occupancy rights, management arrangements and the like) the whole or any part of the Premises to anyone, other than a Permitted Transferee, as hereinafter defined, without, in each instance, except as otherwise expressly set forth in this Article, having first received the express, written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A change in Tenant’s name shall not constitute an assignment or sublease hereunder, provided Tenant notifies Landlord in writing of such name change prior to making such change. Tenant shall not collaterally assign this Lease (or any portion thereof) or permit any assignment of this Lease by mortgage, other encumbrance or operation of law.

(b) Without limitation, it shall not be unreasonable for Landlord to withhold such approval from any assignment or subletting where, in Landlord’s opinion: (i) the proposed assignee satisfies the Net Worth Test (as defined in Section 16.3(c) below) or any sublessee of thirty percent (30%) or more of the Premises does not have a financial standing and credit rating reasonably acceptable to Landlord taking into account Tenant’s continuing liability hereunder; (ii) the proposed assignee or sublessee has a bad reputation in the community; (iii) the business in which the proposed assignee or sublessee is engaged could detract from the Building, its value or the costs of ownership thereof; (iv) the rent to be paid by any proposed sublessee is less than ninety percent (90%) of the then current fair market rent; (v) the proposed sublessee or assignee is a current tenant of, or a prospective tenant in formal discussions with Landlord regarding the leasing of space in (meaning such tenant has been shown space in the Building (or any portion of the Complex owned or controlled by a Landlord Party (as defined below) and Landlord (or Landlord Party) and such person or entity, or their brokers, have exchanged a letter of intent, even if not letter of intent has been executed); (vi) the use of the Premises by any sublessee or assignee (even though a permitted use hereunder) violates any exclusive use or other use restriction in existence as of the Term Commencement Date granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such assignment or subleasing is not approved of by the holder of any mortgage on the Building or Land (if such approval is required); (viii) a proposed assignee’s or subtenant’s business will impose a burden on the Common Areas or other facilities serving the Building or the Land that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) Tenant is in default, beyond any applicable notice or Grace Period, of any of its obligations under the Lease at the time of the request or at the time of the proposed assignment or sublease; (xi) if requested by Landlord, the assignee or subtenant refuses to sign a commercially reasonable non-disturbance and attornment agreement in favor of Landlord’s lender; (xii) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (xiii) the assignee or subtenant is involved in a business which is not in keeping with the then current standards of the Building; (xiv) the assignment or sublease will result in there being more than four (4) separately demised occupants (either Tenant or subtenants) of the fourth (4th) floor of the Premises or more than three (3) separately demised occupants (either Tenant or subtenants) of the third (3rd) floor of the Premises, but in no event shall any assignment, subleasing or granting of occupancy rights result in a violation or breach of the Current Exclusive; or (xv) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed assignee or sublessee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee’s or sublessee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed assignee or sublessee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

(c) Any request by Tenant for such consent shall set forth or be accompanied by, in detail reasonably satisfactory to Landlord, the identification of the proposed assignee or sublessee, its financial condition, a list of Hazardous Materials (as defined below), certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in or about the Premises (if same is different from Tenant’s then current Hazardous Materials activities), the nature of the proposed assignee’s or sublessee’s business, their proposed use of the Premises and their business experience in the uses thereof and the terms on which the proposed assignment or subletting is to be made, including, without limitation, a signed copy of all assignment or sublease documents, and clearly stating the rent or any other consideration to be paid in respect thereto, certificates of good standing (or certificates of qualification to do business in the Commonwealth if such proposed assignee or sublessee is a foreign entity) of the proposed assignee or sublessee issued by the Secretary of the Commonwealth of Massachusetts; the filing with EDIC by the proposed assignee or subtenant of a statement disclosing the identification of all parties who are required to be disclosed pursuant to Massachusetts General Laws, Chapter 7C, Section 38, as having a beneficial interest, direct or indirect, in the Lease after the assignment or in the Sublease as of the date of execution thereof, and a supplemental statement upon any change in such parties during the terms thereof within thirty (30) days of any such change, all in compliance with Massachusetts General Laws, Chapter 7C, Section 38, and any other information reasonably requested by Landlord (or EDIC); and such request shall be treated as Tenant’s warranty to the best of Tenant’s knowledge in respect of the information submitted therewith. If requested, Landlord shall enter into a commercially reasonable non-disclosure agreement required by Tenant or any such proposed transferee with respect to any financial or other confidential information of such Transferee to be provided to Landlord as required herein. Tenant’s request shall not be deemed complete or submitted until all of the foregoing information has been received by Landlord. Landlord shall respond in writing to such written request for consent within twenty (20) days following Landlord’s receipt of all information, documentation and security required by Landlord with respect to such proposed sublease or assignment; provided EDIC approval, if required, may take longer.

(d) Any assignee or sublessee hereunder shall comply with the Non-Discrimination and Equal Opportunity Covenants set forth in Section 16.1 of the EDIC Lease and Employment of Boston Residents set forth in Section 18.36 and Exhibit O of the EDIC Lease, which are restated in full in Exhibit 7 attached hereto, wherein the term “Tenant” shall mean Tenant hereunder and “Landlord” shall mean the Landlord under the EDIC Lease.

(e) The foregoing restrictions shall be binding on any assignee or sublessee to which Landlord has consented, provided, notwithstanding anything else contained in this Lease, Landlord’s consent to any further assignment, subleasing or any sub-subleasing by any approved assignee or sublessee may be withheld by Landlord as provided in this Article 16.

(f) Consent by Landlord to any subleasing shall not include consent to the assignment or transferring of any lease renewal, extension or other option, first offer, first refusal or other rights granted hereunder, or any special privileges or extra services granted to tenant by separate agreement (written or oral), or by addendum or amendment of the Lease.

(g) In the case of any assignment of this Lease or subletting of the Premises, the Tenant named herein shall be and remain fully and primarily liable for the obligations of Tenant hereunder, notwithstanding such assignment or subletting, including, without limitation, the obligation to pay the Yearly Rent and other amounts provided under this Lease, and the Tenant shall be deemed to have waived all suretyship defenses.

(h) In addition to the foregoing, it shall be a condition of the validity of any such assignment or subletting that the assignee or sublessee agrees directly with Landlord, in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, but excluding, in the case of a sublease, the obligation to pay Yearly Rent and other amounts provided for under this Lease (except to the extent passed through to Subtenant pursuant to the sublease), the covenant regarding use and the covenant against further assignment and subletting (and that (i) any sublessee agree it will not breach, or cause Landlord to breach, any of the provisions of the EDIC Lease applicable to the Premises; and (ii) subject to Section 23(a) below, any sublease shall, in the event the EDIC Lease is terminated prior to the expiration of such sublease, then at EDIC’s option, the sublessee thereunder will either attorn to EDIC and waive any right the sublessee may have to terminate the sublease, or surrender possession thereunder as a result of the termination of the EDIC Lease, and the sublease shall terminate simultaneously with the termination or expiration of the EDIC Lease; and (iii) that in the event any sublessee receives a written notice from EDIC stating that an Event of Default has occurred under the EDIC, the sublessee shall thereafter be obligated to pay all rentals accruing under such sublease directly to EDIC or as EDIC may direct.

16.2 Reimbursement, Recapture and Excess Rent.

(a) Tenant shall, within thirty (30) days after receipt on an invoice therefor, reimburse Landlord for the reasonable, actual out-of-pocket fees and expenses (including legal and administrative fees and costs) incurred by Landlord in processing any request to assign this Lease or to sublet all or any portion of the Premises, whether or not Landlord agrees thereto, and if Tenant shall fail promptly so to reimburse Landlord, the same shall be a default in Tenant’s monetary obligations under this Lease subject to the Monetary Grace Period, if applicable, set forth in Section 21.7 below.

(b) If Tenant requests Landlord’s consent to assign this Lease or sublet (or otherwise grant occupancy rights in and to) all or more than fifty percent (50%) of the Total Rentable Area Premises, except in the case of a Permitted Transferee, Landlord shall have the option, exercisable by written notice to Tenant given within twenty (20) days after Landlord’s receipt of Tenant’s completed request, to terminate this Lease as of the date specified in such notice from Landlord to Tenant, which termination shall not be effective less than sixty (60) nor more than one hundred twenty (120) days after the date of such notice, as to the entire Premises in the case of a proposed assignment or subletting of the whole Premises, and as to the portion of the Premises to be sublet in the case of a subletting of a portion. In the event of termination in respect of a portion of the Premises, the portion so eliminated shall be delivered to Landlord on the date specified in the manner provided in this Lease at the end of the Term and thereafter, to the extent necessary in Landlord’s reasonable judgment, Landlord, at its own cost and expense, may have access to and may make modification to the Premises (or portion thereof) to the extent reasonably necessary and in consultation with Tenant so as to make such portion a self-contained rental unit with access to common areas, elevators and the like. Yearly Rent and the rentable floor area of the Premises (and any calculations based thereon) shall be adjusted according to the extent of the Premises for which the Lease is terminated. Notwithstanding the foregoing, if Landlord exercises its foregoing recapture rights, then Tenant, upon written notice to Landlord, may revoke its request for Landlord’s consent to an assignment of this Lease or sublease of more than 50% of the Total Rentable Area of the Premises within ten (10) business days of its receipt of Landlord’s termination notice, in which case this Lease shall not terminate and shall remain in full force and effect with respect to the entire Lease, in the case of any assignment of this Lease, or to the portion of the Premises proposed by Tenant to be sublet in the case of a sublease of more than 50% of the Total Rentable Area of the Premises.

(c) Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant at a rent which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion’s pro rata share of the rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after Tenant’s receipt of the same, in the case of an assignment, fifty percent (50%) of all of the consideration (or the cash equivalent thereof) therefor and in the case of a subletting, all of any such excess rent. For the purposes of this subsection, the term “rent” shall mean all Yearly Rent, Additional Rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the Premises including, without limitation, key money, or bonus money paid by the assignee or subtenant to Tenant in connection with such transaction and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with any such transaction, but shall exclude any separate payments by Tenant for reasonable attorney’s fees and broker’s commissions and market-based tenant improvement costs to ready the Premises (or portion thereof) for such transferee’s occupancy, free rent periods, attorneys’ fees, and other such third party costs incurred by Tenant and relating to such transfer, such costs to be amortized ratably over the term of such transfer.

(d) Notwithstanding anything contained in this Article 16, Landlord will have the right to (i) negotiate directly with any proposed assignee or sublessee of Tenant, and (ii) enter into a direct lease with any proposed assignee or sublessee of Tenant for any space in the Building or Complex, including the space covered by the proposed sublease or assignment, on such terms and conditions as are mutually acceptable to the proposed assignee or sublessee.

(e) The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord (with copy to Tenant) stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Tenant shall default in the performance of its obligations under this Lease or Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant, except to the extent actually received by Landlord, or for any other prior defaults of Tenant under such sublease.

16.3 Certain Transfers.

(a) The provisions of this Section 16.3(a) shall not be applicable so long as the Tenant is a corporation, the outstanding voting stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of Tenant’s ownership interests is owned by corporation or other entity, the voting stock of which is so listed. If at any time Tenant’s interest in this Lease is held by a corporation, trust, partnership, limited liability company or other entity, the transfer of more than fifty percent (50%) (or such lesser percentage which results in a change in the control of Tenant) of the voting stock, beneficial interests, partnership interests, membership interests or other ownership interests of Tenant (whether at one time or in the aggregate) shall be deemed an assignment of this Lease, and shall require Landlord’s prior written consent, which consent shall not unreasonably with withheld, delayed or conditioned provided, however, it shall not be unreasonable for Landlord to withhold such approval for any of the reasons set forth in Section 16.1(b).

(b) To enable Landlord to determine the ownership of Tenant, Tenant agrees to furnish to Landlord, from time to time promptly after Landlord’s request therefor, (i) if the first sentence of subsection 16.3(a) is applicable, proof of listing on a recognized security exchange, or (ii) if the first sentence of subsection 16.3(a) is not applicable, an accurate and complete listing of the holders of its stock, beneficial interests, partnership interests, membership interests or other ownership interests therein as of such request and as of the date of this Lease. Landlord shall execute a commercially reasonable non-disclosure agreement prior to Tenant’s obligation to deliver such information, whereupon Landlord shall keep confidential any information received by Landlord pursuant to this Section 16.3(b), provided, however, that Landlord shall have the right to disclose any such information to existing or prospective mortgagees, or prospective purchasers of the Building, to the extent reasonably necessary or so requested provided such mortgagees or purchasers agree to be bound by such non-disclosure agreement.

(c) Notwithstanding any other provision of this Article 16, transactions with an entity (a “Permitted Transferee”) (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be an assignment or subletting within the meaning of this Article 16, provided that in any of such events (i.e., (i), (ii) or (iii)) (1) Landlord receives prior written notice of any such transactions, except in the event where Tenant is contractually obligated to keep confidential such matters relating to the transaction with the Permitted Transferee, in which case Tenant shall provide such notice to Landlord promptly after the closing of such transaction, (2) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting (excepting in the case of subleasing, as appropriately modified by the nature of the transaction (e.g., a subtenant shall be obligated to pay only the rent required under such sublease), but in no way otherwise amending the terms and conditions of this Lease), (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, (5) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the “Net Worth” of Tenant (or the successor to Tenant’s interest in the Lease pursuant thereto) as hereinafter defined, by an amount equal to such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater (the “Net Worth Test”), and (6) Landlord must obtain any EDIC consent thereto as and to the extent provided in the EDIC Lease (defined below). “Net Worth” of Tenant for purposes of this section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

(d) Notwithstanding anything in this Lease to the contrary, including this Section 16.3, Tenant shall have the right (without Landlord’s consent but upon reasonable prior notice) to enter into licenses or other occupancy agreements to allow Tenant’s Affiliates (as defined below), for so long as same remain a Tenant’s Affiliate, to use and occupy the Premises, provided that (A) such parties shall not be deemed to be subtenants or assignees of Tenant at the Premises, and (B) Tenant shall ensure that such parties comply with all terms and conditions of this Lease. For purposes of the prior sentence, “Tenant’s Affiliate” means any entity owned or controlled by Tenant (for so long as same remains so owned or controlled). In addition, any space occupied by a Tenant’s Affiliate shall be included as space occupied by Tenant for purposes of Tenant’s additional benefits or rights under this Lease including, without limitation, Sections 17.4(a) (Signage), 29.16(a) (Option to Extend) and 29.18 (Right of First Offer).

17.	MISCELLANEOUS COVENANTS

Tenant covenants and agrees as follows:

17.1 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations, if any, annexed hereto, including without limitation the current rules and regulations, a copy of which are attached hereto as Exhibit 5 and such other and further reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant (the “Rules and Regulations”), which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building, provided, however, that in the case of any conflict between the provisions of this Lease and any such regulations, the provisions of this Lease shall control, and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant or such other tenant’s servants, employees, agents, contractors, visitors, invitees or licensees (provided, however, if Landlord enforces the Rules and Regulations, it shall enforce them in a non-discriminatory manner against all tenants in the Building).

17.2 Access to Premises. Tenant shall upon reasonable prior notice from Landlord (except that no notice shall be required in emergency situations): (a) permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof; (b) upon reasonable prior oral notice (except that no notice shall be required in emergency situations), permit Landlord and any mortgagee of the Building or the Building and Land or of the interest of Landlord therein, and any lessor under any ground or underlying lease, and their representatives, to have access to and to enter upon the Premises at all reasonable hours for the purposes of inspection or of making repairs, replacements or improvements in or to the Premises or the Building or equipment (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all laws, orders and requirements of governmental or other authority or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (c) permit Landlord, at reasonable times, to show the Premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, space lessee, purchaser, or assignee of any mortgage, of the Building or of the Building and the land or of the interest of Landlord therein, and during the period of twelve (12) months next preceding the Termination Date to any person contemplating the leasing of the Premises or any part thereof. Landlord and Tenant shall cooperate in good faith to schedule any such access such that Tenant or a representative of Tenant may be personally present to open and permit an entry into the Premises and may accompany Landlord and its visitors, and further provided, except in the event of an emergency, Landlord shall not access the vivarium without being accompanied by a representative of Tenant. If an excavation shall be made upon land adjacent to the Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims for damages or indemnity against Landlord, or diminution or abatement of rent. In exercising its right of entry hereunder, Landlord shall (i) use good faith, commercially reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises or its business operations therein, (ii) not reduce (except to a de minimis extent) the number of usable square feet in the Premises, which means that, without limitation, any structures, facilities or improvements made by Landlord and installed in the Premises shall, to the extent practical, be behind finished walls, above ceiling titles (if any) or against the underside of the roof deck or below any finished flooring, or (iii) create undue noise and vibration that interferes with Tenant’s use or occupancy of the Premises.

17.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Articles 18, 19 and 20, and subject to Tenant’s obligations in Article 14, such damage or defective condition shall be remedied by Landlord with commercially reasonable diligence, but if such damage or defective condition was caused by Tenant or by the employees, licensees, contractors or invitees of Tenant, the cost to remedy the same shall be paid by Tenant. In addition, all reasonable costs incurred by Landlord in connection with the investigation of any notice given by Tenant shall be paid by Tenant if the reported damage or defective condition was caused by Tenant or by the employees, licensees, contractors, or invitees of Tenant, subject to Article 19.

17.4 Signs, Blinds and Drapes. (a) Signage. Subject to the provisions of this Section 17.4(a), and provided that (i) this Lease is still in full force and effect, and (ii) the Tenant originally named herein (including any Tenant Affiliate(s)) or a Permitted Transferee is leasing 100% of, and occupying at least 75% of, the Rentable Area of the Premises for the principal and primary uses allowed hereunder, the Tenant originally named herein or a Permitted Transferee, as the case may be, shall have the signage rights set forth in this Subsection (a) and (b) for the sole purpose of identifying Tenant or Permitted Transferee, as the case may be, subject to the terms and conditions hereof (collectively, “Tenant Signage”), at Tenant’s sole cost and expense. All of the Tenant Signage (including location, size, design, logo, color(s) and degree of illumination, if any, and method of attachment to the Building) shall be subject to the prior approval of Landlord (such approval not to be unreasonably withheld, conditioned or delayed) and installed, maintained and operated in compliance with all applicable laws, rules, regulations, ordinances, and restrictions. If necessary, Landlord shall provide electrical service to the exterior portion of the Building approximately where Tenant’s Signage is to be located at Landlord’s actual reasonable cost, reimbursed by Tenant. Tenant shall be responsible for obtaining and maintaining all necessary permits and approvals for all such Tenant Signage (and Landlord shall reasonably cooperate with Tenant in connection therewith at no additional cost or liability to Landlord), along with all costs and expenses incurred by Landlord in connection therewith (including any taxes or assessments thereon and the cost of providing and maintaining electrical service thereto). Tenant shall pay such amounts within thirty (30) days of Landlord’s invoice therefor, provided, however, that Building standard signage in the building directory shall be at Landlord’s cost and expense. At the expiration of earlier termination of the Lease, or in the event the Tenant originally named herein or a Permitted Transferee ceases to lease 100% of, or occupy at least 75% of, the Rentable Area of the Premises, all as provided above, (except for periods of casualty, restoration or remodeling), Landlord shall have the right, at Tenant’s sole and reasonable cost and expense, to remove Tenant’s Signage and repair and restore the Building to the substantially the same condition existing prior to such installation, or at Landlord’s election, Landlord shall require Tenant to so repair or restore. Subject to the provisions hereof, Landlord reserves the right to retain and grant other parties signage rights in, on or about the Building. Except as expressly set forth in this Section 17.4,

Tenant shall put no signs in any part of the Common Areas of the Building or Complex. Any signs or lettering in the public corridors or on the doors shall conform to Landlord’s building standard design. Neither Landlord’s name, nor the name of the Building or Complex of which the Building is a part, or the name of any other structure erected therein shall be used without Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed, in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

(b) Exterior and Lobby Tenant Signage. Subject to Subsection (a) above, Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, the exterior Tenant Signage and lobby Tenant Signage as more particularly shown on Exhibit 11 (the “Lobby Sign”). So long as Tenant (including any Tenant Affiliate(s)) or a single Permitted Transferee is leasing 100% of, and occupying substantially all of, the Rentable Area of the Premises for the principal and primary uses set forth in Exhibit 1, primarily for life science purposes, no other future tenant in the Building leasing less space than Tenant shall receive more favorable (in terms of size or prominence of signage) exterior or lobby signage rights in or at the Building; provided, however, the foregoing restriction shall not apply to any tenant or occupant of the Building that has its own exclusive Building entrance.

(c) Directory and Building Standard Signage. Tenant shall be entitled at no cost to Tenant to have its name (and other Building standard information) inserted in any Building or Complex main directory so long as such directory is established and maintained by Landlord and to have Tenant’s name in any lobby directory (if any) of any multi-tenanted floor containing a portion of the Premises along with Building standard suite signage; provided, however, changes to such signage and directory(ies) required by changes in Tenant’s name or expansion or as the result of a transfer in accordance with Article 16 above, shall be at Tenant’s sole cost and expense.

(d) Blinds and Drapes. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building, nor may the building standard drapes or blinds be removed by Tenant. Tenant may hang its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of the Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn.

17.5 Estoppel Certificate and Financial Statements. Tenant shall at any time and from time to time upon not less than twelve (12) business days’ prior written notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Yearly Rent and other charges have been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of the Building and the land or of any interest of Landlord therein, any mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence in respect of any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like. If Tenant fails to execute and deliver such statement within such 12-business day period, Landlord shall so notify Tenant in writing, and thereafter if Tenant does not execute and deliver such statement to Landlord within three (3) business days, then Tenant hereby appoints Landlord Tenant’s attorney-in-fact in its name and behalf to execute such statement. If requested by Tenant, Landlord shall execute and deliver an estoppel certificate to Tenant on the same terms and conditions as this Section 17.5 Within 120 days after the end of Tenant’s fiscal years during the Term of this Lease, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual financial statements, audited if available (if such audited financial statement is not available, such financial statement may be certified by an officer (vice president or higher) of Tenant). The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Prior to the delivery of such financial statements, Landlord shall enter into a commercially reasonably non-disclosure agreement, and Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building and/or Land provided that such mortgagee or purchaser also enter into such non-disclosure agreement.

17.6 Prohibited Materials and Property. Except as otherwise expressly provided in this Lease, Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (a) any inflammable, combustible or explosive fluid, material, chemical or substance including, without limitation, any hazardous substances as defined under Massachusetts General Laws chapter 21E, the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 USC §9601 et seq., as amended, under Section 3001 of the Federal Resource Conservation and Recovery Act of 1976, as amended, or under any regulation of any governmental authority regulating environmental or health matters (except for standard office supplies stored in proper containers), (b) any materials, appliances or equipment (including, without limitation, materials, appliances and equipment selected by Tenant for the construction or other preparation of the Premises and furniture and carpeting) which pose any danger to life, safety or health or may cause damage, injury or death, or (c) any unique, unusually valuable, rare or exotic property, work of art or the like unless the same is fully insured under all-risk coverage. Nor shall Tenant cause or permit any potentially harmful air emissions, odors of cooking or other processes, or any unusual or other objectionable odors or emissions to emanate from or permeate the Premises.

17.7 Requirements of Law-Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant’s use or occupancy of the Premises. Tenant shall reimburse and compensate Landlord for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to nonperformance or noncompliance with or breach or failure to observe any item, covenant, or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the Premises, it shall give prompt notice thereof to Landlord.

17.8 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit to be done any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Landlord represents and warrants to Tenant that the insurance policies covering the Building allow the Permitted Use without taking into account Tenant’s specific manner of use(s) thereunder. Tenant at its own expense shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters, or any other similar body having jurisdiction, and shall not (a) do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Building, or (b) use the Premises in a manner which shall increase such insurance rates on the Building, or on property located therein, over that applicable when Tenant first took occupancy of the Premises hereunder. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, the Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant.

17.9 Miscellaneous. Tenant shall not suffer or permit the Premises or any fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced. Tenant shall not suffer or permit any employee, contractor, business invitee or visitor to violate any covenant, agreement or obligations of the Tenant under this Lease.

18.	DAMAGE BY FIRE, ETC.

(a) If the Premises or the Building are damaged in whole or in part by any fire or other casualty (a “casualty”), Tenant shall promptly give notice thereof to the Landlord. Unless this Lease is terminated as provided herein, the Landlord, at its own expense (except for any insurance deductibles, which shall be deemed Operating Costs), and proceeding with due diligence and all reasonable dispatch, but subject to delays related to any event(s) of Force Majeure, shall repair and reconstruct, and shall diligently prosecute the same to completion, the same so as to restore the Premises and Building (including, without limitation, the Landlord’s Work, but not any Alterations made by or for Tenant or any trade fixtures, equipment or personal property owned by Tenant) to substantially the same condition they were in prior to the casualty, subject to zoning, building and other laws then in effect. Notwithstanding the foregoing, in no event shall Landlord be obligated either to repair or rebuild if the damage or destruction results from an uninsured casualty or if the costs of such repairing or rebuilding exceeds the amount of the insurance proceeds (net of all costs and expenses incurred in obtaining same) received by Landlord on account thereof. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

(b) Landlord shall, within forty-five (45) days after the occurrence of a casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building, as provided herein (“Estimate”); if such estimate is for a period of more than two hundred seventy (270) days from the occurrence of the casualty (or during the last eighteen (18) months of the term, for a period of more than ninety (90) days), the Premises shall be deemed “substantially damaged”. If the Premises or the Building are substantially damaged, Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days of the date of such casualty; and if the Premises or the Building are substantially damaged, and untenantable or inaccessible for the uses permitted under this Lease, then Tenant may terminate this Lease by giving Landlord written notice of such termination within thirty (30) days following Tenant’s receipt of the Estimate; provided that the parties shall cooperate in good faith to respond to inquiries regarding timing, etc.

(c) For so long as such damage results in material interference with the operation of Tenant’s use of the Premises which material interference causes Tenant to be unable to use or access the Premises or any material portion thereof for the operation of its business, the Yearly Rent payable by Tenant shall abate or be reduced proportionately for the period, commencing on the day following such material interference and continuing until the Premises has been substantially restored by Landlord, as provided above.

(d) If the Premises are damaged by a casualty, and the Lease is not terminated as provided herein, the Tenant, at its own expense, and proceeding with all reasonable dispatch, shall repair and reconstruct all of the Alterations made to the Premises by Tenant, including and any trade fixtures, equipment or personal property of Tenant which shall have been damaged or destroyed, but excluding those portions of Landlord’s Work constituting leasehold improvements (as opposed to Tenant’s furniture, trade fixtures, equipment, personal property, data or communications cabling, specialty or laboratory equipment).

19.	WAIVER OF SUBROGATION

In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Landlord has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Landlord.

In any case in which Landlord or Landlord’s managing agent shall be obligated to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord or Landlord’s managing agent, as the case may be, as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) the amount of any loss, cost, damage, liability or expense caused by a peril covered by (or required to be covered by) fire insurance with the broadest form of property insurance generally available on property in buildings of the type of the Building, whether or not actually procured by Tenant.

The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy covering the Premises and the Building and personal property, fixtures and equipment located thereon and therein required to be carried under this Lease, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery in favor of either party, its respective agents or employees. Each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance (or that would have been covered by such insurance had it been so carried).

20.	CONDEMNATION-EMINENT DOMAIN

(a) In the event of any condemnation or taking in any manner for public or quasi-public use, which shall be deemed to include a voluntary conveyance in lieu of a taking (a “taking”) of the whole of the Building and Land, this Lease shall forthwith terminate as of the date when Tenant is required to vacate the Premises, and in such event, Yearly Rent and Additional Rent shall be apportioned as of the date of termination. Landlord shall promptly notify Tenant of any written notice received by Landlord from any governmental authority with respect to any taking (including said voluntary conveyance) of the Building or Land.

(b) Unless this Lease is terminated as provided herein, the Landlord, at its own expense, and proceeding with due diligence and all reasonable dispatch, but subject to delays due to Force Majeure, shall restore the remaining portion of the Premises (including those portions of Landlord’s Work constituting leasehold improvements but not any Alterations made by or for Tenant, or any trade fixtures, equipment or personal property owned by Tenant) and the necessary portions of the Building as nearly as practicable to the same condition as it was prior to such taking, subject to zoning and building laws then in effect. Notwithstanding the foregoing, Landlord’s obligation to restore the remaining portion of the Premises shall be limited to the extent of the condemnation proceeds (net of all costs and expenses incurred in connection with same) received by Landlord on account thereof. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in restoring the Premises.

(c) In the event that only a part of the Premises or the Building shall be taken, then, if such taking is a substantial taking (as hereinafter defined), either Landlord or Tenant may by delivery of notice in writing to the other within sixty (60) days following the date on which Landlord’s title has been divested by such authority, terminate this Lease, effective as of the date when Tenant is required to vacate any portion of the Premises or appurtenant rights so taken, or an earlier date if specified in such notice. A “substantial taking” shall mean a taking which: requires restoration and repair of the remaining portion of the Building that cannot in the ordinary course be reasonably expected to be repaired within one hundred eighty (180) days; results in the loss of reasonable access to the Premises; results in the loss of more than twenty-five percent (25%) of the Total Rentable Area of the Premises or more than ten percent (10%) of the portion of the Premises used for laboratory uses; or results in the loss of more than ten (10%) percent of the number of parking spaces currently serving the Building or Complex and Landlord reasonably determines it is not practical to relocate such parking within the remaining Complex or on other property within one-half of a mile of the Property.

(d) If this Lease is not terminated as aforesaid, then this Lease shall continue in full force and effect, provided if as a result of which there is material interference with the operation of Tenant’s use of, or a reduction to, the Premises, then the Yearly Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

(e) Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, Land and Complex, and the leasehold interest hereby created (including any award made for the value of the estate vested by this Lease in Tenant), and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign, to Landlord all rights to such damages of compensation, exclusive of any portion of such award designated for Tenant’s moving expenses or allocable to its personal property and equipment or allocable to any Alterations (but excluding the Landlord’s Work). Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a separate claim for the value of any of Tenant’s personal property and for relocation expenses and business losses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

21.	DEFAULT

21.1 Conditions of Limitation-Re-Entry-Termination. This Lease and the herein Term and estate are, upon the condition that if (a) subject to Article 21.7, Tenant shall neglect or fail to perform or observe any of the Tenant’s covenants or agreements herein, including (without limitation) the covenants or agreements with regard to the payment when due of rent, additional charges, reimbursement for increase in Landlord’s costs, or any other charge payable by Tenant to Landlord (all of which shall be considered as part of Yearly Rent for the purposes of invoking Landlord’s statutory or other rights and remedies in respect of payment defaults); or (b) [intentionally omitted]; or (c) [intentionally omitted]; or (d) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (e) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder; or (f) any judgment, final beyond appeal or any lien, attachment or the like shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within sixty (60) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within sixty (60) days of such entry, recording or filing, as the case may be; or (g) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter; or (h) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment shall not be vacated within thirty (30) days; or (i) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or (j) any event shall occur or any contingency shall arise whereby this Lease, or the Term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 16 hereof—then, and in any such event Landlord may, by written notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Termination Date as stated in Section 3.2. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

21.2 Intentionally Omitted.

21.3 Damages-Termination. Upon the termination of this Lease under the provisions of this Article 21, Tenant shall pay to Landlord the rent and other charges due and payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

(x) the amount by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Exhibit 1 discounted to present value at the Reference Rate exceeds (ii) the aggregate projected fair market rental value of the Premises for such period similarly discounted. As used herein, the term “Reference Rate” shall mean the annual rate of five percentage (5%) points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by the largest national bank (N.A.) located in the city in which the Building is located.

or:

(y) amounts equal to the rent and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Exhibit 1, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

In calculating the rent and other charges under Subparagraph (x), above, there shall be included, in addition to the Yearly Rent, Tax Share and Operating Expense Share and all other considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Notwithstanding anything to the contrary, Landlord shall be entitled to recover, in addition to the rent and other charges under Subparagraph (x) or (y) above, any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord.

21.4 Fees and Expenses.

(a) If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof and in accordance with this Section 21.4, or if Landlord is compelled to or does incur any expense, including reasonable attorneys’ fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, Tenant shall pay to Landlord by way of reimbursement the actual and reasonable sum or sums so paid by Landlord with all costs and damages, plus interest computed as provided in Article 6 hereof, within thirty (30) days after Tenant’s receipt of an invoice therefor.

(b) Tenant shall pay Landlord’s cost and expense, including reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord, without its fault, being made party to any litigation pending by or against Tenant or any persons claiming through or under Tenant.

21.5 Waiver of Redemption. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

21.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

21.7 Grace Period. Notwithstanding anything to the contrary in this Lease contained (except and unless such longer notice and cure periods are explicitly provided in this Lease), Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of any sum of money, if Tenant shall cure such default within five (5) business days after written notice thereof is given by Landlord to Tenant (the “Monetary Grace Period”), provided, however, that no such notice need be given and no such default in the payment of money shall be curable if on two (2) prior occasions within any twelve (12) month period there had been a default in the payment of money which had been cured after notice thereof had been given by Landlord to Tenant as herein provided or (b) for default by Tenant in the performance of any covenant other than a covenant to pay a sum of money, if Tenant shall commence to cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant and diligently prosecute the same to completion (the “Non-Monetary Grace Period”; the Monetary Grace Period and the Non-Monetary Grace Period may be referred to as a “Grace Period”) and provided no Grace Period whatsoever shall be allowed to Tenant if the default is incurable. Notwithstanding the foregoing, Tenant shall have no right to notice or the Non-Monetary Grace Period relating to its failure to (v) maintain all insurance as required in Article 15 above; (w) deliver to Landlord the Letter of Credit as required by Section 29.13 below; (x) provide Landlord with Estoppel Certificates as required pursuant to Section 17.5 above; (y) provide Landlord with subordination agreements as required pursuant to Article 23 below; or (z) provide Landlord with the certificates of insurance required pursuant to Article 15 above.

Notwithstanding anything to the contrary in this Article 21.7 contained, except to the extent prohibited by applicable law, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

21.8 Additional Remedies. In addition to the other rights and remedies provided for in this Lease, if Tenant defaults in the performance of any obligation imposed on it by this Lease, and shall not cure such default within the period specified hereunder, including and applicable notice or Grace Period (as same may be extended as provided herein), then Landlord at any time thereafter may cure such default for the account of Tenant. Any amount paid by Landlord in the exercise of its rights under this Subsection shall be reimbursed by Tenant (with interest thereon at the Interest Rate from and after the due date) within thirty (30) days of invoice therefor, absent good faith dispute, failing which such amount may be offset against payments due from Landlord to Tenant until Landlord has been fully reimbursed. Notwithstanding the foregoing, Landlord may cure a default of Tenant prior to the expiration of the applicable Grace Period but after a cure period as is reasonable under the circumstances (but in no event shall such cure period exceed two (2) consecutive days) and after such notice (which may be verbal) to Tenant under any of the following circumstances: (w) if necessary to protect the interest of Landlord in the Premises or Building; (x) if necessary to prevent civil or criminal liability of Landlord; (y) if necessary to prevent an imminent and material interruption of the conduct of business in the Building, or (z) if necessary to prevent injury to persons or damage to property.

21.9 Additional Rent

All fees, costs and expenses, other than Yearly Rent, which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, Tenant’s Tax Share and Tenant’s Operating Expenses Share (both as hereinafter defined), shall be deemed “Additional Rent.”

22.	END OF TERM-ABANDONED PROPERTY

Upon the expiration or other termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises, broom clean, in good order, repair and condition (except as provided herein and in Articles 8.7, 18 and 20) excepting only ordinary wear and use (as defined in Article 14.1 hereof) and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration, and free of all Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any party taking by or through Tenant, including any assignee, subtenant, licensee, etc. and decommissioned as required pursuant to Section 29.11 below. Tenant shall remove all of Tenant’s Removable Property and its other personal property, including, without limitation, all telecommunication, computer and other cabling installed by or on behalf of Tenant in the Premises or elsewhere in the Building (excluding any cabling installed by Landlord as part of Landlord’s Work), and, to the extent specified by Landlord in accordance with this Lease, any items of the Tenant Improvement Work Landlord has required to be removed in accordance with Section 4.2(m), all Alterations made by Tenant (unless Landlord has not required removal of the same in accordance with this Lease) and all partitions made by Tenant wholly within the Premises, and shall repair any damages to the Premises or the Building caused by their installation or by such removal to substantially the same condition as prior to their installation. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, in the condition required by this Article 22 including the presence of Hazardous Materials used, stored, generated or disposed of therein (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (a) all Hazardous Materials licenses and permits held by or on behalf of any Tenant with respect to the Premises, and (b) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.

Tenant will remove any personal property from the Building and the Premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Building or the Premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the reasonable expenses of the sale, the actual and reasonable out-of-pocket cost of moving and storage, any arrears of Yearly Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 21 hereof or pursuant to law.

If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration or prior termination of the Term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need the Premises after the expiration or prior termination of the Term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, charges (based upon fair market rental value of the Premises) for use and occupation of the Premises thereafter and, in addition to such sums and any and all other rights and remedies which Landlord may have at law or in equity, an additional use and occupancy charge in the amount of one hundred fifty percent (150%) of the Yearly Rent and other charges calculated

(on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the day on which Tenant’s hold-over commenced and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Term of the Lease; provided, however, in no event shall Tenant be liable for consequential damages as a result of such holdover unless and until Tenant continues to holdover in all or any portion of the Premises from and after the date that is thirty (30) days following the expiration or early termination of this Lease or unless Landlord notifies Tenant prior to such expiration or termination that Landlord has procured a tenant that is ready, willing and able to sign a lease for the Premises (or portion thereof), in either which event the foregoing prohibition shall be of no force or effect Landlord, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

23.	SUBORDINATION

23.1 This Lease, and all rights of Tenant hereunder, are subject and subordinate in all respects to that certain Ground Lease dated November 21, 2017 between Economic Development and Industrial Corporation of Boston (“EDIC”), as landlord, and Landlord, as tenant, the (“EDIC Lease”) as the same may be amended. Subject to the terms and conditions hereof including Tenant’s receipt of a commercially reasonable Non-Disturbance Agreement as provided below, and subject to any mortgagee’s or ground lessor’s election as hereinafter provided for, this Lease, and all rights of Tenant hereunder, are subject and subordinate in all respects to all matters of record (including, without limitation, deeds and land disposition agreements); other ground leases and/or underlying leases, as same may be amended; and all mortgages, any of which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises are a part, or any part of such real property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Article 23 shall be self-operative and no further instrument or subordination shall be required, subject to the terms and conditions hereof including Tenant’s receipt of a commercially reasonable Non-Disturbance Agreement from all current and future mortgagees as provided below, and subject to any mortgagee’s or ground lessor’s election as herein provided. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver promptly any certificate or instrument that Landlord and/or any current or future mortgagee and/or lessor under any ground or underlying lease and/or their respective successors in interest may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of such mortgagee and/or ground lessor as and to the extent required under the applicable documents, instruments and agreements therewith; and the failure or refusal of such mortgagee and/or ground lessor to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

23.2 Any such mortgagee or ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to this Lease. Such subordination or revocation, as the case may be, shall be effected by written notice to Tenant and by recording an instrument of subordination or of such revocation, as the case may be, with the appropriate registry of deeds or land records and to be effective without any further act or deed on the part of Tenant. In confirmation of such subordination or of such revocation, as the case may be, Tenant shall execute, acknowledge and promptly deliver any commercially reasonable certificate or instrument that Landlord, any mortgagee or ground lessor may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.3 Without limitation of any of the provisions of this Lease, but subject to the terms and conditions of any SNDA executed by Tenant and any ground lessor or mortgagee, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereof) or any third party (including, without limitation, any foreclosure purchaser or mortgage receiver) shall succeed to such interest by reason of any such exercise or the expiration or sooner termination of such ground lease, however caused, then such successor may at its election, upon notice and request to Tenant (which, in the case of a ground lease, shall be within thirty (30) days after such expiration or sooner termination), succeed to the interest of Landlord under this Lease, provided, however, that such successor shall not: (i) be liable for any previous act or omission of Landlord under this Lease unless it is of a continuing nature and an obligation of Landlord under this Lease; (ii) be subject to any offset, defense, or counterclaim which shall theretofore have accrued to Tenant against Landlord; (iii) have any obligation with respect to any security deposit or letter of credit unless it, or any portion thereof, shall have been paid over or physically delivered to such successor; or (iv) be bound by any previous modification of this Lease of which it did not receive notice, or by any previous payment of Yearly Rent for a period greater than one (1) month, made without such ground lessor’s or mortgagee’s consent where such consent is required by applicable ground lease or mortgage documents. In the event of such succession to the interest of the Landlord—and notwithstanding that any such mortgage or ground lease may antedate this Lease—the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant’s obligations under this Lease without the necessity of the execution of any further instrument and such successor shall have the benefit of all of Landlord’s rights and protections hereunder, including, without limitation, under Section 26(b). Nevertheless, Tenant agrees at any time and from time to time during the Term hereof to execute a commercially reasonable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.4 The term “mortgage(s)” as used in this Lease shall include any mortgage or deed of trust. The term “mortgagee(s)” as used in this Lease shall include any mortgagee or any trustee and beneficiary under a deed of trust or receiver appointed under a mortgage or deed of trust. The term “mortgagor(s)” as used in this Lease shall include any mortgagor or any grantor under a deed of trust.

23.5 Tenant shall not, by any act or omission, cause Landlord to be in violation of or in default under the EDIC Lease, or do or permit, any act that is in violation of the EDIC Lease with respect to the Premises. At Tenant’s request, Landlord shall deliver to Tenant an agreement (“Non-Disturbance Agreement”) with respect to the EDIC Lease substantially in the form attached hereto as Exhibit 8; provided, however, that if any Tenant requires a Non-Disturbance Agreement in a form substantially different from the form attached hereto as Exhibit 8 and EDIC agrees to negotiate such a different form with such Tenant, then Tenant shall reimburse Landlord and EDIC, as Additional Rent, for all reasonable, actual attorneys’ fees and expenses incurred by Landlord and EDIC in connection with the preparation, review and negotiation of such a Non-Disturbance Agreement, regardless of whether nor not such a Non-Disturbance Agreement is finalized, which payment shall be due and payable to EDIC within thirty (30) days after invoice therefor to Tenant.

23.6 Tenant hereby irrevocably constitutes and appoints Landlord or any such mortgagee or ground lessor, and their respective successors in interest, acting singly, Tenant’s attorney-in-fact to execute and deliver any such certificate or instrument for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver any such certificate or instrument within ten (10) business days after Landlord or such mortgagee or such ground lessor has made written request therefor; provided that such request, or any second request, if applicable, contains the following words in bold capital letters: THIS IS A NOTICE UNDER ARTICLE 23 OF THE LEASE. IF TENANT FAILS TO DELIVER A NONDISTURBANCE AGREEMENT AS REQUIRED UNDER SUCH ARTICLE WITHIN TEN (10) BUSINESS DAYS AFTER TENANT’S RECEIPT OF THIS LETTER, THEN TENANT HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LANDLORD OR ANY SUCH MORTGAGEE OR GROUND LESSOR, AND THEIR RESPECTIVE SUCCESSORS IN INTEREST, ACTING SINGLY, TENANT’S ATTORNEY-IN-FACT TO EXECUTE AND DELIVER SUCH NONDISTURBANCE AGREEMENT, ON BEHALF AND IN THE NAME OF TENANT.

23.7 Notwithstanding anything to the contrary contained in this Article 23, if all or part of Landlord’s estate and interest in the real property of which the Premises are a part shall be a leasehold estate held under a ground lease, then: (i) the foregoing subordination provisions of this Article 23 shall not apply to any mortgages of the fee interest in said real property to which Landlord’s leasehold estate is not otherwise subject and subordinate; and (ii) the provisions of this Article 23 shall in no way waive, abrogate or otherwise affect any agreement by any ground lessor (x) not to terminate this Lease incident to any termination of such ground lease prior to its term expiring or (y) not to name or join Tenant in any action or proceeding by such ground lessor to recover possession of such real property or for any other relief.

23.8 In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein, in no event will the Landlord be deemed to be in default under this Lease permitting Tenant to exercise any or all rights or remedies under this Lease until the Tenant shall have given written notice of such failure to any mortgagee (ground lessor and/or trustee) of which Tenant shall have been advised and until a reasonable period of time shall have elapsed following the giving of such notice, during which such mortgagee (ground lessor and/or trustee) shall have the right, but shall not be obligated, to remedy such failure, except Tenant’s failure to simultaneously deliver such notice shall not constitute a default under this Lease; provided, however, such mortgagee (ground lessor and/or trustee) commences curative action during such reasonable period and diligently prosecutes the same to completion.

24.	QUIET ENJOYMENT

Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to the mortgages, ground leases and/or underlying leases to which this Lease is subject and subordinate, as hereinabove set forth and subject to the terms of the Non-Disturbance Agreement from EDIC and/or an SNDA from any mortgagee or other ground lessor, as hereinabove set forth.

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER

25.1 Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that the Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25.2 Waiver by Landlord. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

25.3 Surrender. No act or thing done by Landlord during the Term hereby demised shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises. In the event that Tenant at any time desires to have Landlord underlet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.

26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE

26.1 Except as provided in Articles 4.1 and 4.2 hereof or as otherwise expressly otherwise provided in this Lease, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing in each case by reason of event(s) of Force Majeure. In each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to promptly eliminate the cause of such inability to perform. As used in this Lease, an event or events of “Force Majeure” shall include strike or labor troubles, lockout, breakdown, accident, order, preemption or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war, civil commotion, or other emergency, or other extraordinary conditions of supply and demand, extraordinary weather conditions, so-called acts of God, or for any other cause beyond the party’s reasonable control.

26.2 Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord’s agents or employees, or the assets of Landlord or of Landlord’s agents or employees, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building of which the Premises are a part and in the uncollected rents, issues and profits thereof and insurance or casualty proceeds therefrom, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets other than the Landlord’s interest in said real estate, as aforesaid. In no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages. Without limiting the foregoing, in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, two managers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Tenant. Without limiting the foregoing, but except to the extent arising from a violation of Tenant’s obligations set forth in Article 22 or Article 29.11 hereof, in no event shall Tenant or Tenant’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, two managers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits or consequential damages of Landlord, and further, in no event shall any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals, agents or representatives of Tenant, disclosed or undisclosed, ever be personally liable under this Lease.

26.3 Landlord shall not be deemed to be in default of its obligations under the Lease unless Tenant has given Landlord written notice of such default, and Landlord has failed to cure such default within thirty (30) days after Landlord receives such notice or such longer period of time as Landlord may reasonably require to cure such default, provided that Landlord commences curative action within such period and diligently prosecutes the same to completion. Except as otherwise expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Yearly Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease.

27.	BILLS AND NOTICES

Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and, if received at Landlord’s or Tenant’s address, shall be deemed to have been duly given when either delivered or served personally or sent via overnight mail (via nationally recognized courier) or mailed by first-class mail postage paid certified or registered mail return receipt requested, addressed to Landlord at its address as stated in Exhibit 1 with a copy to Landlord, c/o Related Beal, 177 Milk Street, Boston, Massachusetts 02109 Attn: Innovation

Square General Manager and a copy of any such notices in the nature of a default, failure to perform or other legal notices to Sherin and Lodgen LLP, 101 Federal Street, Boston, Massachusetts 02110, ATTN: Robert M. Carney, and to Tenant at the Premises (or at Tenant’s address as stated in Exhibit 1, if mailed prior to Tenant’s occupancy of the Premises), and a copy of any such notices in the nature of a default, failure to perform or other legal notices to Anderson & Kreiger LLP, 50 Milk Street, 21st Floor, Boston, Massachusetts 02109 ATTN: David L. Wiener or if any address for notices shall have been duly changed as hereinafter provided, if mailed as aforesaid to the party at such changed address. Either party may at any time change the address or specify an additional address for such notices, consents, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.

All bills and written statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full thirty (30) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant. Tenant’s failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant’s written request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord provided for by this Lease, shall be treated as a default in the payment of rent and subject to such applicable Grace Periods, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of rent.

28.	PARTIES BOUND-SEIZING OF TITLE

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 16 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article 28 shall not be construed as modifying the conditions of limitation contained in Article 21 hereof.

If, in connection with or as a consequence of the sale, transfer or other disposition of the real estate (land and/or Building, either or both, as the case may be) of which the Premises are a part, Landlord ceases to be the owner of the reversionary interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

29.	MISCELLANEOUS

29.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby. Time is of the essence of this Lease.

29.2 Captions, etc. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. References to “State” shall mean, where appropriate, the Commonwealth of Massachusetts.

29.3 Broker. Landlord and Tenant represent and warrant that neither has directly or indirectly dealt, with respect to the leasing of the Premises, with any broker nor has Tenant had its attention called to the Premises or other space to let in the Building, etc., by anyone other than the broker, person or firm, if any, designated in Exhibit 1. Landlord and Tenant agree to defend, exonerate and save harmless and indemnify the other and anyone claiming by, through or under such party against any claims for a commission arising out of the execution and delivery of this Lease or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building, etc. Landlord shall be solely responsible for the payment of brokerage commissions to the broker, person or firm, if any, designated in Exhibit 1 pursuant to a separate agreement.

29.4 Modifications. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request commercially reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, diminish the rights of Tenant hereunder, or reduce the obligations of Landlord hereunder, or in any adversely affect the leasehold interest hereby created.

29.5 Non-Discrimination and Equal Opportunity. To comply with the Non-Discrimination and Equal Opportunity Covenants set forth in Section 16.1 of the EDIC Lease and Exhibit O of the EDIC Lease, which are restated in full in Exhibit 7 attached hereto, wherein the term “Tenant” shall mean Tenant hereunder and “Landlord” shall mean the Landlord under the EDIC Lease. Landlord shall include or otherwise incorporate (e.g., by reference) the foregoing Non-Discrimination and Equal Opportunity Covenants in all future applicable Building tenant leases so long as such covenants are required of Landlord under the EDIC Lease or otherwise.

29.6 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State wherein the Building is situated and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

29.7 Assignment of Rents. With reference to any assignment by Landlord of its interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a mortgage or ground lease on the Building, Tenant agrees:

(a) that the execution thereof by Landlord and the acceptance thereof by such mortgagee and/or ground lessor shall never be deemed an assumption by such mortgagee and/or ground lessor of any of the obligations of the Landlord hereunder, unless such mortgagee and/or ground lessor shall, by written notice sent to the Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such mortgagee and/or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such mortgagee’s mortgage or deed of trust or termination of such ground lessor’s ground lease and the taking of possession of the Premises after having given notice of its exercise of the option stated in Article 23 hereof to succeed to the interest of the Landlord under this Lease.

29.8 Representation of Authority. Each of Landlord and Tenant warrants and represents to the other that the person executing this Lease on its behalf is duly authorized to do so. If Tenant is a corporation, Tenant hereby appoints the signatory whose name appears below on behalf of Tenant as Tenant’s attorney-in-fact for the purpose of executing this Lease for and on behalf of Tenant.

29.9 Expenses Incurred by Landlord Upon Tenant Requests. Subject to the terms and provisions of this Lease governing the same, Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises, requests by Tenant to sublet the Premises or assign its interest in the Lease, the execution by Landlord of estoppel certificates requested by Tenant, and requests by Tenant for Landlord to execute waivers of Landlord’s interest in Tenant’s property in connection with third party financing by Tenant. Such costs shall be deemed to be Additional Rent under the Lease.

29.10 Survival. Without limiting any other obligation of the Tenant which may survive the expiration or prior termination of the Term of the Lease, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease (including, without limitation, Tenant’s obligations under Articles 13(d), 15.3, and 29.3) shall survive the expiration or prior termination of the Term of the Lease.

29.11 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” in or on the Premises, Building, Land and Complex.

(a) Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined below), whether within or outside the Premises within the Building, Land and Complex. Tenant shall comply with all terms, conditions and guidelines contained in Tenant’s MWRA permit and agrees to acknowledge such agreement to so comply in writing within ten (10) business days of written request of Landlord and shall provide Landlord (and any applicable governmental authority) with a detailed description and guidelines of laboratory operating conditions pursuant to the MWRA permit. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, or (ii) which existed within the Premises or the Building, Land and Complex prior to the date Tenant takes possession of, or enters, the Premises, provided, however, that if any such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.), the cost (and any delays resulting therefrom) of the liability therefor and any such removal or remediation shall be equitably borne by Landlord and Tenant based upon the degree to which Tenant’s (or such other Tenant parties’) actions have increased the cost of such removal or remediation. Tenant shall comply with all applicable Legal Requirements (including applicable zoning and building code requirements and Landlord’s reasonable quantity limitations to provide for multiple tenant use and compliance applicable to the Building area and/or the so-called “control area” therein, so long as such Landlord-imposed quantity limitations do not decrease the areas Tenant is entitled to under Section 2.2 in any material respect) pertaining to the transportation, storage, use or disposal of such Hazardous Materials. Tenant shall be required to adhere to and comply with all commercially reasonable and uniformly imposed rules, regulations, restrictions and the like regarding the use and storage and quantities, including those as to allowable types, of Hazardous Materials and those that are allocated to Tenant by Landlord’s pursuant to the Chemical Central Area and Storage Quantities matrix, as updated from time to time, the current version of which is attached hereto as Exhibit 12. Subject to Tenant’s compliance obligations set forth herein including quantity and storage allocation requirements, Landlord consents to Tenant’s use of the Permitted Materials listed in Exhibit 13, which may be updated from time to time by Tenant with Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) Other than the Permitted Materials, Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in, on or at the Building, Land and Complex by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except for Hazardous Materials which are typically used in the operation of offices or laboratories, provided that such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Within ten (10) business days of Landlord’s request, Tenant shall provide Landlord with a list of all Hazardous Materials, including quantities used and such other information as Landlord may reasonably request, used by Tenant in the Premises or otherwise in, at or under the Building, Land and Complex. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon five (5) business days’ prior written notice (or sooner if required by applicable Legal Requirements) from Landlord, no longer have the right to bring such material into the Premises, Building of which the Premises is a part or the Land or Complex until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c) As used herein, the term “Hazardous Material” means any hazardous or toxic substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body or which is or otherwise becomes regulated by any Environmental Law, including but not limited to the Massachusetts “Right to Know” Law, Chapter 111F of the General Laws of Massachusetts, specifically including live organisms, viruses and fungi, Medical Waste (as defined below), and so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or Medical Waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv). The term “Medical Waste” shall mean the types of waste described in any federal, state or local laws, rules and regulations and any similar type of waste. Tenant shall not cause or permit any Medical Waste to be brought, kept or used in or about the Premises or the Project by Tenant, its employees, agents, contractors or invitees except in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Tenant shall comply with all applicable and appropriate laboratory biosafety level criteria, requirements and recommendations including specific “BSL” limitations, standards, practices, safety equipment and facility requirements for the applicable BSL level pursuant to the Center for Disease Control and otherwise consistent with good scientific and medical practice (and in no event shall Tenant’s use or occupancy involve activities that would qualify or be characterized or categorized as BSL 3 or BSL 4. Information can be found at: https://www.cdc.gov/biosafety/publications/bmbl5/bmbl5_sect_iv.pdf.

(d) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction over Tenant’s use, generation, or storage of Hazardous Materials at the Premises.

(e) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization system, and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Premises (to the point of ceiling penetration) so as to permit the report hereinafter called for by this Section 29.11(e) to be issued; provided, Tenant shall not be responsible for decommissioning obligations relating to any Hazardous Material or environmental condition which existed within the Premises or the Building, Land and Complex prior to the date Tenant takes possession of, or enters, the Premises, unless the presence of such Hazardous Material or such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.). Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or certified industrial hygienist that, in either case, is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including but not limited to floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and that the Premises may be reoccupied for research or laboratory use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Environmental Substances. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. In addition, to the extent Tenant (or any party taking by or through Tenant) used, stored, generated or disposed of any radioactive or radiological substances on or about the Premises, such decommissioning shall also be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials or is otherwise in violation of any Environmental Law. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on not less than ten (10) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred together with an administrative charge of 10% of the cost thereof. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(f) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall provide to Landlord a copy of its most current chemical waste removal manifest and a certification, based on the decommissioning report and actual knowledge after due inquiry, from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto the Premises from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

(g) Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

(h) Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises, the Building or the Complex has occurred as a result of Tenant’s use. Tenant shall be required to pay the reasonable out of pocket cost of such annual test of the Premises if there is violation of this Section 29.11 or if contamination for which Tenant is responsible under this Section 29.11 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any reasonable time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Complex to determine if contamination has occurred as a result of Tenant’s use or occupancy of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in, on or about the Premises by Tenant or any party taking by or through Tenant. If contamination has occurred for which Tenant is liable under this Section 29.11, Tenant shall pay all costs to conduct such tests; otherwise, such tests shall be paid for by Landlord. If no such contamination is found, Landlord shall pay the costs of such tests.

(i) Within ten (10) business days following Landlord’s written request, Tenant shall provide Landlord with any information requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials and/or Medical Waste at the Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials and/or Medical Waste, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials and/or Medical Waste used, stored, generated or disposed of by Tenant at the Premises and a description of how Tenant disposes of said Hazardous Materials and/or Medical Waste, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), (c) a copy of any laws, rules or regulations in Tenant’s possession relating to the disposal of the Hazardous Materials and/or Medical Waste generated by Tenant, and (d) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials and/or Medical Waste, including any MWRA permits and approvals. Tenant shall also promptly provide to Landlord upon written request a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials and/or Medical Waste in or about the Premises or the Complex.

(j) To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Article 15 and Article 19, Tenant hereby covenants and agrees to indemnify, defend and hold Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) harmless from any and all liabilities, losses, costs, damages, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorney’s fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Materials or Medical Waste), insurance policy deductibles and other expenses (collectively “Losses”) arising out of or related to an “Indemnified Matter” (as defined below). For purposes of this Section 29.11(i), an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Losses if the liability or Losses arise out of or involve, directly or indirectly, (i) the presence of any Hazardous Material or Medical Waste on or about the Premises (or the Complex), the presence of which is caused or permitted by Tenant or its employees, agents, contractors or invitees (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”), (ii) Intentionally Omitted, (iii) Tenant’s failure to perform any of its obligations under this Section 29.11 or any other provision relating to Hazardous Materials, (iv) the existence, use or disposal of any Hazardous Material or Medical Waste brought on to the Complex by a Tenant Party, or (v) any other matters for which Tenant has agreed to indemnify Landlord or any Indemnified Party pursuant to any other provision of this Lease relating to Hazardous Materials. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Losses arising out of Indemnified Matters within thirty (30) days after written demand from an Indemnified Party and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within thirty (30) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. This indemnification of the Indemnified Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises based upon the circumstances identified herein. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in, on, at or under the Land or Complex caused by Tenant or its agents, contractors employees results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to a condition which complies with all Environmental Laws for the use of the Building as provided herein (or as then currently used); provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The Indemnified Parties need not first pay any Losses to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law.

(k) The provisions of this Section 29.11 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

29.12 Patriot Act.

Tenant represents and warrants to Landlord that, to Tenant’s knowledge:

(A) Tenant is not in violation of any Anti-Terrorism Law

(B) Tenant is not, as of the date hereof:

(i)

conducting any business or engaging in any transaction or dealing with any Prohibited Person (as hereinafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)	dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)

engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(C) Neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

Landlord represents and warrants to Tenant that, to Landlord’s knowledge:

(A) Landlord is not in violation of any Anti-Terrorism Law

(B) Landlord is not, as of the date hereof:

(i)

conducting any business or engaging in any transaction or dealing with any Prohibited Person (as hereinafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)	dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)

engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(C) Neither Landlord nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

29.13 Letter of Credit. In order to secure Tenant’s obligations to Landlord under this Lease, Tenant shall deliver to Landlord, on the date that Tenant executes and delivers the Lease to Landlord, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall be (a) in the form attached hereto as Exhibit 9, (b) issued by a bank reasonably acceptable to Landlord, upon which presentment may be made in Boston, Massachusetts, (c) in an amount equal to the Letter of Credit Amount (set for on Exhibit 1), and (d) for the period specified below, subject to extension in accordance with the terms of the Letter of Credit and as set forth herein. Landlord hereby approves Silicon Valley Bank and Wells Fargo as issuers of the Letter of Credit. In addition, if the credit rating, as determined by any commercially recognized rating agency, Landlord reserves the right to require Tenant to replace the Letter of Credit from time to time with a similar letter of credit issued by another bank satisfactory to Landlord. Tenant shall, on or before that date which is thirty (30) days prior to the expiration of the term of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions (“Substitute Letter of Credit”) in lieu of the Letter of Credit then being held by Landlord. Such Letter of Credit shall be automatically renewable provided that if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect throughout Term of this Lease, including any extensions thereof, or in the event that Tenant remains in possession of the premises following the expiration of the term, or if Tenant has obligations hereunder to Landlord that remain unsatisfied following the expiration of the term (as may be extended), and for ninety (90) days after the latest to occur of the foregoing (i.e., the expiration of the term (as may be extended), the date on which Tenant vacates and yields up the premises, etc.). If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a security deposit pursuant to the terms of this Article 29.13.

The Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined herein, as the case may be) shall be held to ensure the full and timely performance of all of Tenant’s obligations under this Lease and may be drawn upon by Landlord and applied from time to time against any outstanding obligations of Tenant hereunder without notice or demand including, but not limited to, (a) any amount necessary to cure any default hereunder existing beyond any applicable notice or Grace Period (provided, however, that if any notice is prohibited, stayed or barred by applicable law [e.g., pursuant to the provisions of the Federal Bankruptcy Code] without obtaining court, trustee or other party’s approval (e.g., relief from the automatic stay in the event of a bankruptcy), no notice shall be required for Landlord to draw upon the Letter of Credit) or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s reasonable opinion, is necessary to satisfy Tenant’s liability on account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions or a new letter of credit in the full amount of the Letter of Credit required by this Section 29.13 (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code.

Upon request of Landlord or any (prospective) purchaser or mortgagee of the Building, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner of the Building or mortgagee, as the case may be.

To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively “Collateral”) held by the Landlord, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the termination date of the Lease, Landlord shall return such Collateral to Tenant on the termination of the Term of the Lease.

In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

Notwithstanding the foregoing, (x) based on Tenant’s financial statements (provided in accordance with Section 17.5) for either of Tenant’s 2020 and 2021 fiscal years if such financial statements (including cash balances and anticipated proposed uses of cash) demonstrate to Landlord’s reasonable satisfaction that Tenant has sufficient cash, available for sale securities, or other cash equivalent to fund all operations and expenses through Tenant’s fiscal year 2022, or (y) in any event from and after the last day of calendar year 2022, (with such determinate date being the “Reduction Date”), and provided that: (i) Tenant has not been in default of any of its obligations under this Lease after the giving of any applicable notice and the expiration of any applicable Grace Period prior to the Reduction Date, as hereinafter defined, in question, (ii) Tenant is, as of the Reduction Date, not in default of its obligation under the Lease beyond any applicable notice or Grace Period (provided, however, that if there is no reduction of the Letter of Credit Amount based upon Tenant’s failure to satisfy the condition set forth in this clause (ii), then Tenant may subsequently achieve a reduction in the Letter of Credit Amount pursuant to this sentence at such time as Tenant cures such default and thereafter has a period of no less than nine (9) months without any subsequent default hereunder, so long as the Lease is then in full force and effect and Tenant is otherwise then in full compliance with its obligations under the Lease), and (iii) the Lease is then in full force and effect, Landlord shall allow the Letter of Credit Amount to be reduced, upon written request by Tenant, to Nine Hundred Two Thousand Seven Hundred Twenty-nine and 50/100 Dollars ($902,729.50). Tenant’s request for such reduction shall include, if not already provided, reasonable supporting documentation verifying Tenant’s financial condition. Any reduction in the Letter of Credit shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount in exchange for the existing Letter of Credit(s) then held by Landlord, substantially in the form of Exhibit 9 hereto or in another form reasonably acceptable to Landlord, and shall be effective as of the date the same is delivered by Tenant to Landlord. Landlord shall return the original Letter of Credit and any applicable Cash Security to Tenant within five (5) days Landlord’s receipt of the reduced Letter of Credit.

Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under the Letter of Credit (or any Substitute Letter of Credit or Additional Letter of Credit) even if such draw violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for the Letter of Credit (or any Substitute Letter of Credit or Additional Letter of Credit), causing Tenant no legally recognizable damage. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post a replacement the Letter of Credit (or any Substitute Letter of Credit or Additional Letter of Credit, as the case may be) simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the Letter of Credit (or any Substitute Letter of Credit or Additional Letter of Credit) that Landlord’s draw was erroneous. If Tenant receives a final determination from a court of competent jurisdiction that is not subject to appeal that Landlord has made a “wrongful” draw, (i) Landlord shall pay Tenant interest upon the amount of such wrongful draw at the Reference Rate, and (ii) Tenant shall be entitled to recover its reasonable attorney’s fees in connection with such claim. For purposes of the immediately foregoing sentence, the term “wrongful” shall mean that Landlord had no reasonable basis to believe that it had the right to make the draw

29.14 Parking. Commencing as of the Term Commencement Date and continuing thereafter throughout the Term of the Lease, Tenant shall have the right to license up to the number of parking spaces set forth in Exhibit 1, above, in the Parking Facilities, and except for the Reserved Spaces (defined below) same will be unassigned and available on a first come, first served basis, to which Tenant will have controlled access twenty-four (24) ours per day, seven (7) days per week, for an initial monthly rental of three hundred fifty and 00/100 Dollars ($350.00) per space (“Parking Rental”). Five (5) of Tenant’ s parking spaces hereunder shall be reserved parking spaces, in the locations as shown on Exhibit 3, which shall not be relocated without the prior written consent of Tenant, not to be unreasonably withheld, conditioned or delayed (the “Reserved Spaces”). Parking Rental rates shall be subject to increases equal to the prevailing market rate as established by Landlord from time to time. In the event that Tenant fails for any reason to timely pay the Parking Rental (or any portion thereof) herein provided with respect to any parking space, Landlord shall have any rights or remedies at law or equity, be free to terminate such parking rights for such unpaid spaces and lease such space to any other party, or person whatsoever and thereafter Tenant shall have no further rights hereunder with respect to such parking spaces or any other parking spaces on the property. Tenant may irrevocably surrender its rights to any or all of the parking spaces, upon thirty (30) days written notice. Tenant shall have no right to sublet, assign, or otherwise transfer said parking passes except in connection with an assignment of this Lease or sublease of the Premises which is permitted pursuant to the provisions of this Lease. At Landlord’s election and at no cost to Tenant, Landlord may reasonably designate parking spaces for exclusive use by Tenant and other tenants of, and/or visitors to, the Building or Complex and may install signage or implement a pass or sticker system to control parking use. Landlord shall have no liability to Tenant if such spaces are for any reason at any time unavailable for Tenant’s exclusive use, provided Landlord shall use commercially reasonable efforts to uniformly enforce parking rules and regulations at the Property, including Tenant’s parking rights hereunder. Landlord reserves the right, from time to time, to change, alter, replace or relocate the parking areas and facilities, or Tenant’s parking spaces therein, serving the Building or Complex, which may include areas and facilities located on or reasonably adjacent (e.g., across street or way) to the Land or the Complex, and to temporarily close portions thereof for maintenance and repairs as necessary; provided, however, (i) Landlord shall use commercially reasonable efforts to ensure that there be no unreasonable interference with Tenant’s use and access to the Premises, the Reserved Spaces, or the remainder of the parking spaces set forth in Exhibit 1; and (ii) Landlord shall provide at least two (2) weeks’ prior written notice (except in the case of an emergency, in which event notice shall be provided as soon as reasonably practicable) to Tenant of any such closure. Neither Landlord nor any parking operator of the parking facilities will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile (or to any personal property therein) parked in the parking areas or facilities. Notwithstanding the foregoing, Tenant shall be entitled to a proportionate abatement of Parking Rental in the Parking Facilities (or portions thereof) are unavailable to Tenant beyond three (3) consecutive business days so long as (i) such lack of availability was not caused by Tenant, its employees, contractors, invitees or agents or by a casualty (in which event Section 18 shall control); (ii) Landlord does not provide Tenant comparable temporary parking facilities; and (iii) such lack of availability was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such unavailability is within Landlord’s reasonable control.

29.15 MBTA Pass Purchase Program

Tenant is encouraged to participate, and shall encourage its employees to participate, in any required, proscribed or recommended public transportation programs including by way of example but not limited to providing employees with access to MBTA pass purchase programs, potential subsidies to full-time employees and pro-rata subsidies to part-time employees, posting and providing local train and bus schedules in addition to information as to where to purchase MBTA passes or Charlie Cards (online or a number of physical locations) and the like.

29.16 Tenant’s Option to Extend the Term of the Lease.

(a) On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that Tenant is not in default of its covenants and obligations under the Lease beyond any applicable notice or Grace Period, and that the Tenant originally named herein or a Permitted Transferee is leasing 100% of, and occupying at least 50% of, the Rentable Area of the Premises for the principal and primary uses allowed hereunder, both as of the time of option exercise and as of the commencement of the hereinafter described additional term, Tenant shall have the option (each, an “Option”) to extend the Term of this Lease for two (2) additional five (5) year term (each, an “Option Term”), any such Option Term commencing as of the expiration of the then current Lease Term. The term “Term” as used in this Lease shall mean the initial Term of this Lease, as the same may be extended by any Option Term. Tenant may exercise such Option to extend by giving Landlord written notice at least twelve (12)

months prior to the expiration of the then current Lease Term. Upon the timely giving of such notice, the Term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the Premises and that the Yearly Rent during such Option Term shall be as hereinafter set forth. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term of this Lease, time being of the essence of this Article 29.16. If Tenant fails to timely exercise its rights hereunder, then within fifteen (15) days of Landlord’s written request therefor, Tenant shall execute and deliver to Landlord a certification, in recordable form, confirming the Tenant’s failure to exercise (or waiver of) such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the failure or waiver, which affidavit shall be binding on Tenant and may be conclusively relied on by third parties; provided that such request, or any second request, if applicable, contains the following words in bold capital letters: THIS IS A NOTICE UNDER ARTICLE 29.16 OF THE LEASE. IF TENANT FAILS TO DELIVER AN AFFIDAVIT AS REQUIRED UNDER SUCH ARTICLE WITHIN FIFTEEN (15) DAYS AFTER TENANT’S RECEIPT OF THIS LETTER, THEN TENANT HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LANDLORD, AND THEIR RESPECTIVE SUCCESSORS IN INTEREST, ACTING SINGLY, TENANT’S ATTORNEY-IN-FACT TO EXECUTE AND DELIVER SUCH AFFIDAVIT, ON BEHALF AND IN THE NAME OF TENANT.

(b) Yearly Rent. The Yearly Rent during the Option Term shall be based upon the Fair Market Rental Value, as defined in Article 29.17, as of the commencement of the additional term, of the Premises then demised to Tenant.

(c) Tenant shall have no further option to extend the Term of the Lease other than the two (2) additional five (5) year Option Terms herein provided.

(d) Notwithstanding the fact that, upon Tenant’s exercise of the herein Option to extend the Term of the Lease, such extension shall be self-executing, as aforesaid, the parties shall promptly execute a mutually agreeable lease amendment reflecting such Option Term after Tenant exercises the herein Option, except that the Yearly Rent payable in respect of such Option Term may not be set forth in said amendment. Subsequently, after such Yearly Rent is determined, the parties shall execute a mutually agreeable written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Article 29.16, unless otherwise specifically provided in such lease amendment.

29.17 Definition of Fair Market Rental Value.

(a) “Fair Market Rental Value” shall be computed as of the date in question at the then current Yearly Rent, including provisions for subsequent increases and other adjustments, for leases or agreements to lease then currently being executed in comparable space located in the Building, or if no such leases or agreements to lease are then currently being negotiated or executed in the Building, the Fair Market Rental Value shall be determined by reference to leases or agreements to lease then currently being executed for comparable space located in the Building, the Complex or in first-class life science buildings in the Seaport District of Boston, Massachusetts. In determining Fair Market Rental Value, all relevant factors shall be taken into account and given effect, including, without limitation: size, location and condition of Premises, lease term, including renewal options, tenant’s obligations with respect to operating expenses and taxes, tenant improvement allowances, condition of building, and services and amenities provided by the Landlord.

(b) Dispute as to Fair Market Rental Value:

Landlord shall initially designate Fair Market Rental Value and Landlord shall furnish data in support of such designation. If Tenant disagrees with Landlord’s designation of a Fair Market Rental Value, Tenant shall notify Landlord, by written notice given within thirty (30) days after Tenant has been notified of Landlord’s designation, of its disagreement whereupon the parties shall negotiate in good faith to arrive at a mutually agreeable Fair Market Rental Value. If the parties are unable to agree within thirty (30) days after Tenant’s notice to Landlord, the parties shall submit such Fair Market Rental Value to arbitration. Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three (3) arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Boston Bar Association (or such organization as may succeed to said Boston Bar Association) and request him or her to select an impartial third arbitrator. All arbitrators shall have at least ten (10) years of professional experience as a real estate broker dealing with first-class life science buildings in the Seaport District of Boston, Massachusetts, to determine Fair Market Rental Value as herein defined, and, with respect to the third arbitrator, shall not have or within the three (3) prior years previously had a business relationship with either Landlord or Tenant. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall each bear the expense of their own arbitrator, and shall bear the expense of the third arbitrator (if any) equally. The decision of the arbitrators shall be binding and conclusive, and judgment upon the award or decision of the arbitrators may be entered in the appropriate court of law (as identified on Exhibit 1); and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Yearly Rent and other charges under the Lease in respect of the Premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

29.18 Right of First Offer on Certain Space.

(a) Within the Building. Tenant shall have the right of first offer to lease any space on the third (3rd) floor, and any other space that is contiguous (i.e., adjacent to, either vertically or horizontally) to the Premises, in the Building that becomes available for occupancy (the “Available Space”) during the Lease Term subject to and in accordance with the terms and conditions set forth in this Section 29.18(a) and (b). If at any time from and after the Term Commencement Date prior to expiration of the Term any Available Space shall become available, Landlord shall notify Tenant thereof in writing (“Landlord’s Available Space Notice”), which notice shall include the anticipated estimated date upon which such Available Space shall become available for occupancy by Tenant (the “Anticipated Available Space Commencement Date”) along with a floor plan showing the approximate rentable square footage thereof. Tenant shall have the right to lease all such Available Space described in Landlord’s Available Space Notice only by giving written notice to Landlord within fourteen (14) business days after Tenant receives Landlord’s Available Space Notice, time being of the essence. If Tenant so elects to lease the subject Available Space, such Available Space shall be leased upon the same terms and conditions contained in this Lease, except that: (x) the Yearly Rent for such space shall be equal to the Fair Market Rental Value therefor determined in accordance with this Section 29.17 above (made applicable hereto by such changes and modifications as are required given the application hereof, mutatis mutandis), and the subject Available Space shall be and become part of the Premises hereunder upon the delivery of such Available Space to Tenant, (y) it is understood and agreed that the subject Available Space shall be leased by Tenant in its then “as-is”, “where-is” condition, without warranty or representation by Landlord and Landlord shall have no obligation to complete any work to prepare the applicable Available Space for Tenant’s use and occupancy or provide any allowance or contribution therefor except as may be otherwise expressly described in Landlord’s Available Space Notice, and (z) there shall be at least five (5) full Lease Years remaining in the Term from and after the delivery of such Available Space (which five (5) Lease Year period may include Tenant’s early exercise of any remaining extension term). Following such election by Tenant, and effective as of the delivery of the applicable Available Space and for the balance of the Term and any extension thereof: (i) the “Premises”, as used in this Lease, shall include the applicable Available Space; (ii) the Total Rentable Floor Area of the Premises shall be increased to include the rentable square footage of the applicable Available Space (and any Additional Rent, charges and expenses due under this Lease shall be re-calculated to reflect the inclusion of the Available Space); (iii) the annual Yearly Rent shall equal the sum of the then current Yearly Rent provided for in this Lease plus the Yearly Rent for the applicable Available Space as determined herein and (iv) the number of parking spaces provided in Exhibit 1 shall be increased proportionate to the rentable square footage of the applicable Available Space. To confirm the inclusion of the subject Available Space as set forth above, Landlord shall prepare, and Tenant and Landlord shall promptly execute and deliver, a mutually agreeable amendment to this Lease reflecting the foregoing terms and incorporation of any Available Space. For the purposes hereof, space shall be deemed “available for occupancy” only when and after the first (1st) lease (including any extension periods) has expired or is due to expire within not less than six (6) months, and/or Landlord has elected not to renew the lease of the present tenant, and any prior options, rights or rights to lease with respect to such Available Space have expired or been waived and Landlord is free to lease such space to third parties without restriction. For clarity, Tenant understands that all vacant space in the Building as of the date hereof is not “available for occupancy” will only become “available for occupancy” from and after such space has been leased and such lease term has expired and is not be extended with the tenant or occupant thereunder (including at Landlord’s discretion beyond the existing terms and conditions of such lease) and Tenant’s rights hereunder are subject to any extension rights, expansion rights, options to lease or any rights of first negotiation, first offer or first refusal to lease granted to the tenants of such space and Landlord’s right to extend such leases with such tenants, which are: one (1) building tenant has a right of first offer to lease any space on the third (3rd) and fourth (4th) floors in the Building that becomes available for occupancy from and after the expiration of the Lease Term (as same may be extended pursuant to Section 29.16) or the termination of this Lease.

(b) Waiver. If Tenant fails to timely exercise, or waives, any of its rights hereunder, the right(s) granted hereunder as to any applicable Available Space or Phase II Available Space, as the case may be, shall be deemed waived for all purposes as to such Available Space or to the Phase II Available Space, as the case may be, and Landlord or Landlord Party, as the case may be, may lease the applicable Available Space or Phase II Available Space, as the case may be, to any party and upon any terms free of any rights of Tenant; provided that (i) Tenant shall again have the right of first offer on any such space located on the third (3rd) floor of the Building when any applicable lease entered into for such third (3rd) floor space from and after such waiver (or deemed waiver) therefor expires and such third (3rd) floor space once again becomes available for occupancy hereunder, and (ii) the re-offer requirement due to a Materially Different offer per subsection (c) below. For clarity, except with respect to Available Space on the third (3rd) floor, Tenant’s right of first offer on any other Available Space in the Building or space in the Phase II Building, respectively, shall be a one-time right, except as to a re-offer requirement for due to a Materially Different offer per subsection (c) below. Tenant, following such waiver and within fourteen (14) business days of Landlord’s written request therefor, shall execute and deliver to Landlord a certification, in recordable form, confirming the waiver of such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the waiver, which affidavit shall be binding on Tenant and may be conclusively relied on by third parties.

(c) Within the Complex. In the event that Landlord, or an entity owning or controlling Landlord or owned or controlled by or under common control with Landlord, or a successor-in-interest or assignee of any such party’s rights in the Phase II EDIC Ground Lease (as defined below), (a “Landlord Party”) constructs and operates a building on Phase II of the Complex, as identified in Exhibit 17 (the “Phase II Building”), Tenant shall have the right of first offer to lease certain space in the Phase II Building from the Landlord Party during the Lease Term subject to and in accordance with the terms and conditions set forth in this Section 29.18(c). Landlord or such Landlord Party shall provide Tenant written notice when the Phase II Building is complete or in the process of being substantially completed, whereupon Tenant’s rights hereunder shall apply only if: (i) within fourteen (14) business days of such notice, Tenant provides written notice to Landlord that Tenant desires to lease space in the Phase II Building (“Tenant’s Phase II Notice”), which notice shall include Tenant’s required Phase II Building space needs (which shall in no event be less than 35,000 rentable square feet therein, except as expressly set forth below) and any other specific space or facility requirements consistent with the Phase II Building; (ii) the Phase II Building is complete or in the process of being substantially completed by a Landlord Party and can reasonably accommodate Tenant’s Phase II Building space needs set forth in Tenant’s Phase II Notice; and (iii) Landlord has not leased (or otherwise encumbered [e.g., put or call rights, expansion rights, etc.] by the lease) to a single tenant (including any such tenant’s affiliates), all or such portion(s) of the Phase II Building such that there will not be available Phase II Building space that will accommodate Tenant’s Phase II Notice space needs. Subject to the foregoing conditions ((i), (ii) and (iii); provided, however, that with respect to Subsection (iii), if Subsections (i) and (ii) are satisfied, but less than 35,000 rentable square feet is available for occupancy in the Phase II Building (i.e., the remainder of the space is leased or otherwise encumbered to a single tenant or its affiliate, in accordance with the foregoing clause (ii)), such initial lesser space shall be considered as Phase II Available Space and Landlord shall provide a Landlord’s Phase II Available Space Notice [as those terms are defined below] for such lesser space for Tenant’s one-time option hereunder), if at any time from and after the Term Commencement Date and prior to expiration of the Term (or unless Tenant’s rights hereunder as to the Phase II Building are terminated as provided herein), and so long as a Landlord Party owns or controls the

Phase II Building, any space consistent with Tenant’s Phase II Notice becomes available for occupancy (as defined below) (“Phase II Available Space”), Landlord shall notify Tenant thereof in writing (“Landlord’s Phase II Available Space Notice”), which notice shall include Landlord’s determination of the Fair Market Rental Value, the anticipated estimated date upon which such Phase II Available Space shall become available for occupancy by Tenant (the “Anticipated Phase II Available Space Commencement Date”) along with a floor plan showing the approximate rentable square footage thereof. Tenant shall have the right to lease all such Phase II Available Space described in Landlord’s Phase II Available Space Notice only by giving written notice to Landlord within fourteen (14) business days after Tenant receives Landlord’s Phase II Available Space Notice, time being of the essence. If Tenant so elects to lease the subject Phase II Available Space, such Phase II Available Space shall be leased upon substantially similar terms and conditions contained in this Lease, and using a lease substantially similar to this Lease with such changes and modifications as may be necessary to make such Phase II lease comport and be consistent with Phase II of the Complex provided that in any event: (x) the Yearly Rent for the Phase II Available Space shall be equal to the Fair Market Rental Value therefor determined in accordance with Section 29.17 above (made applicable hereto by such changes and modifications as are required given the application hereof, mutatis mutandis, to the Phase II Building), (y) it is understood and agreed that the Phase II Available Space shall be leased by Tenant in its base building shell condition, without additional warranty or representation by Landlord and Landlord shall have no obligation to complete any work to prepare the applicable Phase II Available Space for Tenant’s use and occupancy or provide any allowance or contribution therefor, except to the extent same is expressly incorporated into the Fair Market Rental Value as provided above, and (z) the term of the Phase II lease and this Lease shall be for at least seven (7) full Lease Years from and after the delivery of such Phase II Available Space (which seven (7) Lease Year period for this Lease may include Tenant’s early exercise of any remaining extension term). For the purposes hereof, Phase II Space shall be deemed “available for occupancy” and Tenant’s rights hereunder shall continue only for so long as the conditions set forth in (i), (ii) and (iii) continue to be satisfied; provided, however, that Landlord shall not lease space that would otherwise satisfy Tenant’s required Phase II Building space needs as set forth in Tenant’s Phase II Notice on economic terms which are Materially Different (as defined below) than those contained in any original Landlord’s Phase II Available Space Notice without Landlord re-offering the Phase II Available Space to Tenant, subject, however, to the terms hereof. For the purposes of this Section, “Materially Different” shall mean the total effective rent (as defined below) offered is less than ninety percent (90%) of the total effective rent set forth in the original Landlord’s Available Space Notice or Landlord’s Phase II Available Space Notice, as the case may be. For the purposes of this Section, “total effective rent” shall mean the aggregate consideration payable by the tenant under the proposed lease transaction, taking into account any applicable free rent, moving expenses, allowances or other inducement payments offered by Landlord, assumptions or buyouts of the tenant’s obligations under other leases to be paid or credited by Landlord, the anticipated cost of any leasehold improvements to be performed by Landlord at its expense, or provided as an allowance or incorporated into the rent, and the method by which the tenant’s share of Operating Expenses and Taxes are determined, pursuant to such proposed lease.

(d) Mortgagee Rights, EDIC Rights, etc. Tenant acknowledges and agrees that the Phase II Building would be constructed, if applicable, on that parcel of land consisting of approximately 98,200 square feet of land currently leased pursuant to that certain Ground Lease dated September 14, 2015 between EDIC, as landlord, and TS Partners LLC (currently a Landlord Party), as tenant, as amended by that certain First Amendment of Ground Lease dated November 21, 2017, and the development option, rights and obligations contained therein (collectively, the “Phase II EDIC Ground Lease”). As stated in Section 29.18(c) above, Tenant’s rights thereunder apply only for so long as a Landlord Party owns and controls the Phase II Building pursuant to the Phase II EDIC Ground Lease. Tenant’s unexercised rights with respect to the Phase II Building as set forth in Section 29.18 shall at all times be subject and subordinate to the Phase II EDIC Ground Lease and any mortgage or deed of trust or similar instrument duly recorded on Phase II of the Complex; provided that the any holder of such mortgagee, deed of trust or similar interest or Phase II EDIC Ground Lease ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to the rights herein. In the event a Landlord Party does not exercise, pursue or complete its development option or rights under the Phase II EDIC Ground Lease, or in the event the Phase II EDIC Ground Lease expires or is terminated, Tenant’s unexercised rights hereunder shall cease and be of no further force or effect. In addition, in the event of a foreclosure of any such mortgage or deed of trust or similar instrument, or the acquisition of title to the Phase II Building by deed in lieu of foreclosure or trustee’s sale or otherwise, Tenant’s unexercised rights with respect to the Phase II Building as set forth in Section 29.18 shall be terminated in the event of the expiration or termination of the Phase II EDIC Ground Lease and/or a foreclosure. Tenant agrees at any time and from time to time during the Term hereof to execute a suitable instrument in confirmation of the foregoing, as aforesaid, and Tenant hereby irrevocably constitutes and appoints Landlord or any such mortgagee, and their respective successors in interest, acting singly, Tenant’s attorney-in-fact to execute and deliver any such instrument for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver any such certificate or instrument within ten (10) business days after Landlord or such mortgagee or such ground lessor has made written request therefor.

29.19 Intentionally Omitted

29.20 Waiver of Jury Trial.

LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

[Execution Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Indenture of Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the day and year noted in Exhibit 1 as the Execution Date.

LANDLORD:		TENANT:

RBK I TENANT, LLC, a Delaware limited liability company		PURETECH HEALTH LLC, a Delaware limited liability company

By:	/s/ Kimberly Sherman Stamler	By:	/s/ Stephen Muniz
Name:	Kimberly Sherman Stamler	Name:	Stephen Muniz
Title:	Its Authorized Signatory	Title:	Chief Operating Officer
Hereunto Duly Authorized

EXHIBIT 2

LEASE PLAN

EXHIBIT 3

PLAN OF BUILDING AND LAND

(PRELIMINARY)

EXHIBIT 4

TERM COMMENCEMENT DATE AGREEMENT

PURETECH HEALTH LLC (“Tenant”) hereby certifies that it has entered into a lease with RBK I TENANT, LLC, (“Landlord”) dated _______________ (the “Lease”) and verifies the following information as of the ____ day of _____________, _____. Capitalized terms used, but not herein defined, shall have the meaning ascribed in the Lease:

Address of Building:
Number of Rentable Square Feet:	r.s.f.
Term Commencement Date:
Rent Commencement Date:	N/A
Lease Termination Date:
Tenant’s Proportionate Share:	%
Initial Yearly Rent:		$
Option to Extend:
Initial Letter of Credit Amount:		$

Tenant acknowledges and agrees that all improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant’s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:	LANDLORD:

PURETECH HEALTH LLC	RBK I TENANT, LLC

By:	By:
Name:	Name:
Title:	Title:	Its Authorized Signatory
Hereunto duly authorized

EXHIBIT 5

CURRENT RULES AND REGULATIONS

1.

Tenant will review any non-binding tenant manuals or information provided prior to move-in at Building and will provide referenced forms including emergency contacts, designated tenant representative, and card access requests and will notify Landlord when changes in information occur.

2.

The entrances, vestibules, passages, corridors, halls, elevators and stairways within the Common Areas shall not be encumbered nor obstructed by Tenant, Tenant’s agents, servants, employees, licensees or visitors, or be used by them for any purpose other than ingress or egress to and from the Premises. Landlord reserves the right to reasonably restrict and regulate the use of aforementioned public areas of the Building by Tenant, Tenant’s agents, employees, servants, licensees and visitors and by persons making deliveries to Tenant.

3.

After the conclusion of Tenant’s initial move into the Premises, other movement in or out of the Building of furniture or office equipment which requires the use of elevators or stairways or the movement through the main Building entrance shall be restricted to the after business hours reasonably designated by Landlord. All such movement shall be under the supervision of Landlord and performed in the manner agreed upon between Tenant and Landlord, cooperating in good faith, by pre-arrangement before performance. Such pre-arrangement initiated by Tenant will include the determination by Landlord and subject to Landlord’s reasonable discretion, relating to the time, method, and routing of the items’ movement, as well as reasonable limitations imposed by safety, appearance or other reasonable concerns which may include the prohibition of equipment or any other item from being brought into the Building, as well as the method of the items’ movement through the Building. Tenant shall assume with its contractors, all risk as to damage caused by any such movement or property being moved or injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of Tenant or its contractor’s negligent or willful acts in connection with such Tenant arranged moving from the time of entering the property to the completion of work. Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such moving performed by Tenant arrangement, except relating to Landlord’s or its agent’s or contractor’s negligence or misconduct.

4.

After the conclusion of Tenant move-in, all deliveries, inclusive of packages, office supplies, etc., must be made via the freight elevator during normal Building operating hours as set forth in the Lease. Landlord’s written approval must be obtained for any delivery made after business hours and Tenant will be responsible for the expense of the security attendant who monitors access to the Building during the period of such delivery.

5.	Tenant shall not permit the parking or standing of delivery vehicles to interfere with the use of any driveway, walk, parking area or other Common Areas.

6.

No hand trucks or delivery dollies, except those equipped with rubber tires and padded side guards, shall be used in any of the Common Areas of the Building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise.

7.	All deliveries to the Tenant must be accepted or rejected by Tenant. The Landlord and its agents or employees will not accept, sign for, or hold Tenant mail, packages, or deliveries.

8.

Tenant shall not make, or permit to be made, any unseemly or unreasonably disturbing noises, odors, or vibrations to emanate from Premises or otherwise unreasonably disturb or interfere with the occupancy of the Building whether by the use of any equipment, musical instrument, radio, television, talking machine, unmusical noise, whistling, singing, or in any other way.

9.

No additional locks, or security devices will be installed without prior notification and approval by Landlord. New locks or rekeying must be coordinated with Landlord and keyed on building master system. Upon move-in all doors with locksets will be keyed to building master system and Tenant will be given 2 keys by Landlord. Additional keys may be requested in advance and at an additional reasonable charge to Tenant. Upon termination of Lease, Tenant will return 2 keys to each lock, and further will disclose any previously approved and installed security devices including combination locks, punch codes to doors and vaults.

10.

After the initial move-in, for which the distribution of access cards will be provided at no cost to Tenant, Tenant agrees to pay a reasonable amount fixed by Landlord from time to time, for each building access card issued by Landlord to Tenant for access to Building during non-business hours. Such expense is presently $20.00 per card.

11.

Landlord specifically reserves the right to exclude from the Building during non-business hours, such as before 8:00 a.m. and after 6:00 p.m. on weekdays, on Saturdays and Sundays, and Building recognized holidays, all persons not permitted entry by utilizing card access, telephone access system, or previous arrangement with the management office.

12.

Tenant shall be responsible for persons it authorizes to have access to the Building during non-business hours and shall be liable for and shall coordinate which persons should have access cards issued. Tenant shall keep access card records current and properly identified by employee name.

13.

Landlord shall not be required to permit entrance to Tenant’s Premises or offices by use of pass keys controlled by Landlord to any person at any time except as may be expressly requested in writing by Tenant. It is recommended that Tenant inform Tenant employees of these lockout procedures.

14.

All service requests of Tenant required of Landlord shall be administered through Building management office. Tenants will not contract independently with employees and agents of Landlord without the coordination of the management office, nor shall Tenant request employees or agents of Landlord to receive or carry messages for or to any Tenant or other person.

15.

None of the entries, passages, doors, elevators, elevator doors, hallways, or stairways or other Common Areas shall be blocked or obstructed, nor shall any rubbish, litter, trash, or material of any nature be placed, emptied, or thrown into these areas, nor shall such areas be used at any time except for ingress and egress by Tenant, Tenant’s agents, employees, or invitees.

16.

No boxes, crates, pallets, or other such materials shall be stored in building hallways or other Common Areas. When Tenant must dispose of crates, boxes, etc., it will be the responsibility of Tenant to dispose of same prior to, or normal Building operating hours, so as to avoid having such debris visible or being moved in the Common Areas during normal business hours. If such items are desired to be removed as part of evening janitorial service, the reasonable expense of such will be borne by Tenant.

17.	Each Tenant shall cooperate with Landlord’s employees in keeping the Common Areas neat and clean.

18.

The water and wash closets, drains and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown or placed therein. Damages or maintenance expense resulting from any misuse of fixtures or disposal of the above by Tenant, its servants, employees, agents, visitors, or licensees, shall be borne by Tenant.

19.

Unless otherwise provided for in this Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building, except for Tenant’s interior design components and furnishings in the Premises or the approved signage. Other than for initial move-in, no boring, cutting, or stringing for wires shall be permitted without the prior written consent of Landlord and as Landlord may direct.

20.

Unless otherwise provided in this Lease, neither Tenant, nor its servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the Premises any flammable, combustible, or explosive fluid, chemical or substance (including Christmas trees and ornaments) except such items as may be incidentally used, provided Tenant notifies Landlord of the location thereof and makes adequate provision for safe storage. No space heaters or fans shall be operated or located in the Premises, other than UL approved or Landlord installed appliances.

21.

Except as otherwise expressly provided in the Lease, no bicycles, vehicles, or animals, except with respect to Tenant’s vivarium and those used by the disabled, shall be brought into or kept in or about the Premises or Building; provided, however, Landlord shall provide a bicycle storage area in the Building in a manner generally consistent with or customary for comparable life science buildings in the Seaport District of Boston, Massachusetts.

22.

Tenant will not locate furnishings or cabinets directly adjacent to mechanical or electrical panels, HVAC equipment or other mechanical equipment so as to prevent personnel from servicing such units or equipment as routine or emergency access may require. Reasonable out-of-pocket cost of moving such furnishings for Landlord’s access will be borne by Tenant.

23.

No space in the Premises or Building shall be used for lodging, sleeping, storage of money in excess of $300, or storage of drugs or medicine not typically found of quality or quantity in First Aid supply kits or for other legal purposes, subject to the terms and conditions of the Lease.

24.

Tenant shall not place, install or operate on the Premises or in any part of the Building, any engine, stove, or machinery, or conduct mechanical operations or cook thereon or therein except Tenants microwave, refrigerator, office, laboratory, and communication equipment, except as otherwise provided in the Lease.

25.

Tenant must obtain prior written approval, which shall be at Landlord’s sole discretion, for installation of window shades, blinds, drapes, or any other window treatment of any kind whatsoever which would be visible from exterior of building other than Landlord supplied. Landlord will approve all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to Tenant, at Tenant’s expense.

26.

Tenant will coordinate with Landlord all Tenant arranged contractors, and installation technicians, rendering any construction or installation service to Tenant before performance of any such service. This provision shall apply to all work performed in the Building by Tenant arranged contractors including the installation of telephones, telegraph equipment, electrical devices and attachments, and the installation of any nature affecting the floors, walls, woodwork, trim, windows, ceiling, equipment (other than Tenant’s office equipment), or any other physical portion of the Building.

27.

Tenant shall (unless impossible due to the nature of such required repairs), at its expense, provide artificial light for the employees of Landlord while making repairs or providing services in said Premises regardless of whether occurring during business or non-business hours after lease commencement date.

28.

Smoking is prohibited in common entrances, vestibules, passages, corridors, halls, elevators, stairways, and toilet rooms of the Building. Tenant is responsible for informing all of its vendors, service providers, agents, employees, licensees, and visitors of this policy. Landlord reserves the right to request that any person(s) engaged in the act of smoking (in the Common Areas recited above), at this or her choice, either cease smoking or leave the Common Areas of the Building immediately.

29.	Canvassing, soliciting, and peddling in the Building and parking facilities is prohibited. Landlord and Tenant shall cooperate to prevent same.

30.

Except as otherwise provided in this Lease, Tenant shall restrict parking by Tenant, its employees, service providers, agents, and visitors to parking areas designated by Landlord and shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time and of which Tenant perceives prior written notice (which may include email notice).

31.	Tenant will evacuate the Premises and Building in the event of emergency or catastrophe notification; whether practice drill, false alarm, or actual occurrence.

32.	Tenant will notify Landlord of any incidents, accidents, injuries, or hazards which Tenant is aware of, which occur, or are present in Premises or Building.

33.	Tenant will be requested to participate in recycling and other expense reduction programs offered by Building.

Landlord reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Landlord’s judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its Tenants, their agents, employees, and invitees, which rules when made and written notice (which may include email) thereof given to a Tenant shall be binding upon Tenant in the manner as if originally prescribed, provided that such rules and regulations do not conflict with Tenant’s rights under the Lease in any material respect.

Landlord desires to maintain high standards of environmental comfort and convenience for the Tenants of Building. It will be appreciated if any undesirable conditions, lack of courtesy or attention are reported directly to the management.

EXHIBIT 6

CURRENT SHARED CONFERENCE FACILITIES RULES AND REGULATIONS

1.

Reservations for the conference facilities must be scheduled at least two (2) hours in advance via the Building’s work order system (e.g., Angus Work Order System). Reservations will be scheduled on a first-come, first-served basis.

2.	Projector available upon request, subject to availability.

3.	The conference facilities must be left clean after each use. Trash and recyclable items must be placed in the appropriate trash container/ recycle bin.

4.	Tenant is responsible to push the chairs into the table after each use.

5.	Tenant is responsible to erase any white board or other media after each use.

6.	Tenant is responsible to turn the lights off after each use.

7.	No items may be stored in the conference facilities.

8.	Landlord reserves the right to amend, revise or modify these Rules and Regulations from time-to-time.

Landlord desires to maintain high standards of comfort and convenience for the Tenants of Building. It will be appreciated if any undesirable conditions, lack of courtesy or attention are reported directly to the management.

EXHIBIT 6-1

COMMON LABORATORY FACILITIES and SHARED CONFERENCE FACILITIES

SCHEDULE A TO EXHIBIT 6-1

1 OF 2

(Distributions/allocations below relate to Tenant only; references to other tenant parties are not applicable)

SCHEDULE A TO EXHIBIT 6-1

2 OF 2

(Distributions/allocations below relate to Tenant only; references to other tenant parties are not applicable)

EXHIBIT 7

NON-DISCRIMINATION AND EQUAL OPPORTUNITY COVENANTS and EMPLOYMENT OF BOSTON RESIDENTS

NON-DISCRIMINATION AND EQUAL OPPORTUNITY COVENANTS

(Section 16.1 of EDIC Lease)

With respect to its exercise of all rights and privileges granted herein, Tenant agrees that Tenant, its successors in interest, subtenants, licensees, managers, operators and assigns shall:

(a) Not discriminate against any person, employee, or applicant for employment because of that person’s membership in any legally protected class, including, but not limited to their race, color, gender, religion, creed, national origin, ancestry, age being greater than forty years, sex, sexual orientation, disability, genetic information, or Vietnam-era veteran status in the use of the Premises, including the hiring and discharging of employees, the provision or use of services, the selection of suppliers and contractors, in the subleasing or refusing to sublease any portion of the Premises or providing or refusing to provide any services or use of any facility. In addition, Tenant, its successors in interest, Subtenants, licensees, managers, operators, and assigns shall not discriminate against any person, employee, or applicant for employment who is a member of, or applies to perform service in, or has an obligation to perform service in a uniformed military service of the United States, including the National Guard, on the basis of that membership, application or obligation.

(b) Conspicuously post notices to employees and prospective employees setting forth the Fair Employee Practices Law of the Commonwealth of Massachusetts.

(c) Comply with all applicable federal, state and local laws, rules, regulations and orders and Landlord rules and orders (provided that, with respect to Landlord rules and orders, copies of such rules and orders have been provided to Tenant) pertaining to Civil Rights and Equal Opportunity, including but not limited to Executive Orders 11246 and 11478 as amended, unless otherwise exempt therefrom.

Noncompliance

Non-compliance by Tenant, any subtenant, their respective successors in interest and assigns, or any of their respective agents, employees, licensees or operators, with this Exhibit shall constitute a default under this Lease, provided that Landlord has notified Tenant of such noncompliance in writing and Tenant has failed to cure such non-compliance within twenty (20) days after Tenant’s receipt of Landlord’s notice. Tenant shall indemnify and hold harmless Landlord from any claims and demands of third persons resulting from non-compliance with any of the provisions of this Exhibit. This Exhibit shall survive the expiration or earlier termination of this Lease.

EMPLOYMENT OF BOSTON RESIDENTS

(Section 18.36 and Exhibit O from EDIC Lease)

Tenant understands that the Premises are being leased to Tenant as part of an overall program to provide jobs for unemployed and underemployed persons in the City, all within the intent and purposes of Chapter 1097 of the Acts of 1971, as amended, and of the Economic Development Plan for the RFMP. To that end, Tenant agrees to include in any Sublease of the Premises provisions substantially the same as those entitled “Employment of Local Labor” set forth in Exhibit O hereto and further agrees to be bound by such provisions as though set forth in this section.

Employment of Boston Residents. Tenant understands that the Premises are being leased to Tenant, in part, as part of an overall program to provide jobs for unemployed and underemployed persons in the City of Boston (the “City”) all within the intent and purposes of Chapter 1097 of the Acts of 1971, as amended (the “Act”) and of the Economic Development Plan (the “EDP”), approved by the Boston City Council and Mayor of Boston under an Order effective July 6, 1976 and amended by Order effective March 10, 1980. In hiring for new positions and vacancies within its workforce for its business operations at the Premises, Tenant agrees to use commercially reasonable efforts to fill at least fifty percent (50%) of these positions with residents of the City. Tenant shall also use commercially reasonable efforts to fill at least twenty-five percent (25%) of new and vacant positions with minorities, and at least ten percent

(10%) of such positions with women. Tenant agrees to use commercially reasonable efforts (i) to offer to the fullest practicable extent employment to qualified and trained persons from among graduates of any training program of the City and (ii) to cooperate with Landlord and with Landlord’s designee(s), in their efforts to obtain employment for qualified residents of the City. For purposes hereof, any one person may satisfy more than one of the above categories. For purposes hereof, jobs shall include all job openings, whether full-time or created by attrition or expansion. Tenant shall obligate its sublessees and assignees to comply with this Exhibit O. Reference herein to “employees” shall include, but not be limited to, administration and supervisory personnel.

For the purposes of this Exhibit O, in hiring new employees for employment at the Premises, “commercially reasonable efforts” shall mean:

(a) Tenant advertises in a daily Boston newspaper (whether online (such as indeed.com or in print) which advertisement encourages minorities, women and City residents to apply for the open position;

(b) Tenant advertises in at least two weekly or bi-weekly newspapers which circulate in Boston or one or more of its neighborhoods (newspapers to be chosen by Tenant) which advertisement encourages minorities, women and City residents to apply for the open position;

(c) Tenant keeps on file all advertisements, resumes and responses to its advertisements and other recruitment efforts and provides Landlord with copies of same upon request by Landlord; and

(d) Whenever Tenant operates on-the-job training programs, Tenant agrees to use commercially reasonable efforts to include in these programs unskilled or semi-skilled City residents (and to recruit women and minorities for these programs) who, in the Tenant’s judgment, can be expected to benefit from this training and perform the jobs in question.

2. Hiring Procedures. Tenant shall notify Landlord or Landlord’s designee of each position that is to be filled at the Premises by Tenant during the Term of this Lease. However, nothing contained herein shall be construed as requiring the Tenant to hire any employee who does not meet Tenant’s standards and qualifications for employment.

3. Tenant’s Records Available to Landlord. Tenant shall submit and shall cause Tenant’s Subtenants to submit annual employment reports to Landlord or Landlord’s designee, such report to be substantially in the form designated from time to time by Landlord, showing the increase or decrease in total employment since the last reporting period and detailing the number of City residents, women, and minorities who comprise Tenant’s or Tenant’s Subtenants’ workforce at the Premises, and a schedule of the positions that have been filled (including residence of employees and salaries) during the previous year and a projection of the availability of future jobs and salaries to be created during the succeeding reporting period. Tenant shall make available for Landlord’s inspection at reasonable times all records of Tenant reasonably necessary to review and ascertain compliance with the provisions of this Exhibit O.

4. Employment of Contractors and Sub-Contractors. Whenever possible, Tenant shall engage independent contractors and sub-contractors who are based in and whose employees are primarily City residents. Tenant shall also pursue bids from minority and women owned and operated enterprises (M/WBEs). Any labor or other agreements, contracts or arrangements to the contrary notwithstanding, Tenant shall pay at least such minimum wages as required by law.

5. Qualified Employees. Nothing contained herein shall be construed as requiring Tenant, its contractors, or sub-contractors, assignees or subtenants to hire any employee who does not meet their standards and qualifications for employment.

The provisions of this Exhibit O shall be subject to all applicable local, state and federal laws now or hereafter in effect.

EXHIBIT 8

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

For use with Commercial Leases

THIS NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made to be effective as of the                     day of                     , 2018, between ECONOMIC DEVELOPMENT AND INDUSTRIAL CORPORATION OF BOSTON, d/b/a BOSTON PLANNING AND DEVELOPMENT AGENCY, and its successors and assigns (“Ground Lessor”), and PURETECH HEALTH LLC (“Subtenant”).

BACKGROUND:

(a)

RBK I Tenant LLC (the “Tenant”), is the lessee under the following lease with Ground Lessor: that certain Ground Lease between Tenant and Ground Lessor, dated as of November 21, 2017 (the “Lease”), relating to the property described in Exhibit A attached to this Agreement and by this reference made a pan of this Agreement (the “Property”). Ground Lessor has agreed to lease the Property to Tenant for the Term, as described in the Lease, with one option to renew for an Extended Term. Tenant has agreed to, inter alia, make Rent payments and Tenant Improvements, according to the provisions of the Lease.

(b)

Subtenant is the sublessee under the following sublease with Tenant: that certain Sublease between Subtenant and Tenant, dated as of _______________ ___, 2018 (the “Sublease”), relating to the Property.

AGREEMENT:

For and in consideration of the mutual covenants contained in this Agreement, the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, and notwithstanding anything in the Lease to the contrary, the parties agree as follows:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Ground Lease.

2.

Nondisturbance. If Ground Lessor terminates the Lease and takes possession of the Property, so long as no default of Subtenant exists after the expiration of any notice and cure period under the Sublease, then Ground Lessor agrees as follows:

a.	Ground Lessor will not terminate, impair or disturb the possession of Subtenant.

b.

The Sublease will continue in full force and effect as a direct Sublease between Ground Lessor and Subtenant, upon and subject to all of the terms, covenants and conditions of the Sublease, for the balance of the term of the Sublease.

3.	Attornment. If Ground Lessor takes possession of the Property by termination of the Lease with Tenant or otherwise, then Subtenant agrees as follows:

a.	Subtenant will perform and observe its obligations under the Sublease.

b.	Subtenant will attorn to and recognize the Ground Lessor under the Sublease for the remainder of the term of the Sublease, such attornment to be automatic and self-operative.

c.	Subtenant will execute and deliver upon request of Ground Lessor an appropriate agreement of attornment to Ground Lessor.

4.

Protection of Ground Lessor. Subtenant agrees that Ground Lessor, upon taking possession of the Property after termination of the Lease, will not be liable for, subject to or bound by any of the following:

a.	claims, offsets or defenses which Subtenant might have against Ground Lessor;

b.	acts or omissions of Ground Lessor;

c.	rent or additional rent which Subtenant might have paid for more than the current month;

d.	any security deposit or other prepaid charge paid to Ground Lessor;

e.

construction or completion of any improvements for Subtenant’s use and occupancy; provided, however, that (A) if Ground Lessor elects not to complete any portion of the Tenant Improvement Work (as that term is defined in the Sublease) or fund any undisbursed portion of the Improvement Allowance (as that term is defined in the Sublease), then Subtenant may offset from any rent due under the Sublease Subtenant’s actual costs (documented through paid third party invoices (with satisfactory evidence of payment and other supporting material)) in completing the Tenant Improvement Work up to the amount of the Improvement Allowance not paid to Subtenant, and (B) if Ground Lessor elects not to complete any portion of the Base Building Shell Work (as that term is defined in the Sublease), then Subtenant may terminate the Sublease upon at least thirty (30) days prior written notice to Ground Lessor; or

f.

warranties of any nature whatsoever, including any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, Ground Lessor’s title, Ground Lessor’s authority, habitability, fitness for purpose or possession; or amendments or modifications of the Sublease made without its written consent.

5.

Ground Lessor Exculpation. Subtenant will look solely to Ground Lessor’s interest in the Property for the payment and discharge of any obligation or liability imposed upon Ground Lessor under the Lease.

6.

Estoppel. To the best of Subtenant’s knowledge, there does not exist any default, claim, controversy or dispute under the Lease. Subtenant has not commenced any action against Tenant nor sent or received any notice to terminate the Sublease.

7.	Notice to Ground Lessor. Subtenant agrees that it will deliver to Ground Lessor a copy of all notices of default or termination received by it under the terms of the Sublease.

8.

Invalidity. If any portion of this Agreement is held invalid or inoperative, then all of the remaining portions will remain in full force and effect, and, so far as is reasonable and possible, effect will be given to the intent manifested by the portion or portions held to be invalid or inoperative.

9.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State where the Property is located.

10.	Notices.

(a)

All notices, demands and other communications (“Notices”) under or concerning this Agreement must be in writing. Each Notice shall be addressed to the intended recipient at its address set forth in this Agreement, and will be deemed given on the earliest to occur of (1) the date when the Notice is received by the addressee; (2) the first Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next Business Day delivery; or (3) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. The term “Business Day” means any day other than a Saturday, a Sunday or any other day on which Ground Lessor is not open for business.

(b)

Any party to this Agreement may change the address to which Notices intended for it are to be directed by means of Notice given to the other party in accordance with this Section. Each party agrees that it will not refuse or reject delivery of any Notice given in accordance with this Section, that it will acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it will be deemed for purposes of this Section to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

Any Notice, if given to Ground Lessor, must be addressed as follows:

Economic Development and Industrial Corporation of Boston

One City Hall Square, 9th Floor

Boston, MA 02201-1007

Attention: Director

With a copy to:

Economic Development and Industrial Corporation of Boston

One City Hall Square, 9th Floor

Boston, MA 02201-1007 Attention:

General Counsel

Any Notice, if given to Subtenant, must be addressed as follows:

Prior to Term Commencement Date (as defined in the Sublease):

501 Boylston Street, Suite 6102

Boston, MA 02116

Attn: Stephen M. Muniz

After the Term Commencement Date (as defined in the Sublease):

Innovation Square

6 Tide Street, Suite 300 and Suite 400

Boston, MA 02110-2412

Attn: Stephen M. Muniz

With a copy to:

Anderson & Kreiger LLP

50 Milk Street, 21st floor

Boston, MA 02109

Attn: David L. Wiener, Esq.

11.

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-title and assigns.

12.	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GROUND LESSOR:

ECONOMIC DEVELOPMENT AND
INDUSTRIAL CORPORATION OF BOSTON

By:
Name: Brian P. Golden
Title: Director

SUBTENANT:

PURETECH HEALTH LLC

By:
Name:
Title:

EDIC ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On __________________ before me, ______________________________, Notary Public, personally appeared Brian P. Golden, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, which was _______________________ , and acknowledged to me that he executed the same in his authorized capacity voluntarily and for its stated purpose.

WITNESS my hand and official seal.

Signature of Notary Public

(Seal)

SUBTENANT ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF _________________

On _________________________ before me, _________________________, Notary Public, personally appeared _______________________ , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, which was ______________________________________, and acknowledged to me that he/she executed the same in his/her authorized capacity voluntarily and for its stated purpose.

WITNESS my hand and official seal,

Signature of Notary Public

(Seal)

EXHIBIT A TO NON-DISTURBANCE AGREEMENT

DESCRIPTION OF THE LAND

EXHIBIT 9

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:

BENEFICIARY:

RBK I TENANT, LLC

c/o Related Beal

177 Milk Street, Boston, Massachusetts 02109

APPLICANT:

AS “TENANT”

AMOUNT: US $_______________ (___________________________________________________ AND 00/100 U.S. DOLLARS)

EXPIRATION DATE: ______________

LOCATION: AT OUR COUNTERS IN BOSTON, MASSACHUSETTS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “B” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER OR AGENT, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A) “THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US FROM APPLICANT PURSUANT TO THAT CERTAIN LEASE BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT.”

OR

(B) “WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM __________________ BANK THAT LETTER OF CREDIT NO. _______________WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

IRREVOCABLE STANDBY LETTER OF CREDIT NO._______________

DATED

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, OF ANY PARTY AS TO THE ENFORCEABILITY OF THE LEASE BETWEEN YOU AND TENANT, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER. IF YOU DELIVER THE WRITTEN CERTIFICATE REFERENCED ABOVE TO US, (I) WE SHALL HAVE NO OBLIGATION TO DETERMINE WHETHER ANY OF THE STATEMENTS THEREIN ARE TRUE, (II) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF THE STATEMENTS MADE IN SUCH CERTIFICATE ARE UNTRUE IN WHOLE OR IN PART, AND (III) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF TENANT DELIVERS INSTRUCTIONS OR CORRESPONDENCE TO WHICH EITHER (A) DENIES THE TRUTH OF THE STATEMENT SET FORTH IN THE CERTIFICATE REFERRED TO ABOVE, OR (B) INSTRUCTS US NOT TO PAY BENEFICIARY ON THIS CREDIT FOR ANY REASON WHATSOEVER.

PARTIAL AND MULTIPLE DRAWS ARE ALLOWED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND SIX (6) MONTHS BEYOND LEASE EXPIRATION.

THIS LETTER OF CREDIT MAY BE TRANSFERRED WITHOUT COST TO THE BENEFICIARY, ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF THE TRANSFER AND ONLY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. E.S.T. TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: __________________________________

BOSTON, MASSACHUSETTS _______, ATTENTION: _______________________ OR BY FACSIMILE TRANSMISSION AT: (___) ____-______; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (___) _____-_______, ATTENTION: _________________ WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN ONE (1) BUSINESS DAY AFTER PRESENTATION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

THIS CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998 (ISP98) INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT “A”

DATE:

TO:

RE: STANDBY LETTER OF CREDIT
NO. ISSUED BY
ATTN:	L/C AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

  AUTHORIZED SIGNATURE

EXHIBIT “B”

DATE: _____________	REF. NO. __________________

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF ___________________________________________________________________________ US$ __________________

US DOLLARS _________________________________________________________________________________________________________

DRAWN UNDER _______________ BANK, BOSTON, MASSACHUSETTS, STANDBY LETTER OF CREDIT NUMBER NO. _______________________ DATED __________________

TO: _______________ BANK

        ________________

________________, MA _____	(BENEFICIARY’S NAME)

Authorized Signature

EXHIBIT 10-1

BASE BUILDING PLANS

[LOG OF PLANS ATTACHED]

EXHIBIT 10-2

BASE BUILDING TI MATRIX

Innovation Square Base Building and T.l. Matrix 3/6/18

Responsibility Allocation
Description:	Landlord Base Building	Tenant Improvement
Heating, Ventilation, Air Conditioning
High Efficiency Chilled Water Plant Sized for Ashrae 1%	X
Cooling Tower supported by Emergency Generator	X
Condenser Water Pipe Risers	X
Central High Efficiency condensing hot water, gas fired, boiler plant	X
Hot Water Pipe Risers	X
Vertical Supply Air Duct Distribution	X
Horizontal Supply Air Duct Distribution		X

Make Up Air Volume will provide 2 CFM per SF of once thru air to the lab portion of the Tenant’s Premises and Office Portion of the Tenant Premises to be served by either heat pumps or fan coil units with code required make up air (Lab/Office Split of the premises is anticipated to be 60% Lab/40% Office).

X
Hot water piping within Tenant Premises		X
Building Management System (BMS) for common areas and Landlord Infrastructure, which includes Rooftop MUA, General Exhaust, Heat Pumps and Condenser Water Loop that support common areas.	X

Tenant BMS (compatible with Landlord’s system) within Tenant Premises and Tenant Infrastructure, which includes but is not limited to Dedicated MUA Units, Dedicated Boiler, hot water/chilled water pumps, Server Room HVAC if required, etc.)

X
Supply air duct distribution system including but not limited to; heat pumps, fan coils, VAV boxes, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises		X
Process Condenser water system	X
Exhaust air vertical chaseways	X
General exhaust fans (EAHU’s) and heat recovery system*		X
Exhaust air vertical duct with connection on each floor *		X
Shaft space for (2) future 14” round lab exhausts per floor	X
Future dedicated 14” lab exhaust vertical/horizontal in shaft and on floor		X
Restroom exhaust for restrooms within Tenant Premises	X
Ventilation system for Base Building electrical closets	X
Ventilation system for electrical closets within Tenant Premises		X
Sound attenuation for all rooftop base building equipment to comply with City/Town Noise Ordinance as needed	X
Merrimack Pharmaceuticals	X
Rooftop Mechanical Penthouse Space (Based on Tenant Proportionate Share of Building) for Tenant’s Equipment.	X
Tenant Server Room HVAC (if needed)		X
Plumbing
Domestic water service with backflow prevention and Base Building risers	X
Domestic water distribution within Tenant Premises		X
Tenant Metering and sub-metering at Tenant connection		X
Sanitary waste and vent service risers	X
Lab waste vertical chase and sleeve	X
pH Neutralization system, including but not limited to the tank system, individual test ports, monitoring alarms, etc.*		X
Waste piping within the Premises and from Premises to Common pH Waste room on 1st floor		X
Non potable Hot water generation for Tenant Use		X
Lab air compressor system for Tenant Use		X
Compressed air pipe distribution in Tenant Premises for specific points of use		X
Lab vacuum system for Tenant Use		X
Lab vacuum pipe distribution in Tenant Premises for specific points of use		X
Tepid water generator		X
Tepid water pipe distribution in Tenant Premises		X
RODI water generator and water pipe distribution in Tenant Premises for specific points of use		X
Manifolds, piping, and other requirements including cylinders, not specifically mentioned above		X
Core Restroom plumbing fixtures compliant with accessibility	X
Wall Hydrants in core areas as required by code.	X
Storm Drainage Systems	X
Hot Water Generation and Distribution for Core Restrooms	X

Innovation Square Base Building and T.l. Matrix 3/6/18

Responsibility Allocation
Description:	Landlord Base Building	Tenant Improvement
Electrical
Electrical utility service to elevated switchgear on ground floor main electrical vault	X
480/277 3 Phase, 4 Wire Bus Duct Allocation of bus power for Tenant use (exclusing power for base building systems): 10 watts/ per RSF of Lab and 6 watts/RSF of Office	X
Double Ended Switchboards Located in Main Electrical Room	X
Generator for Tenant Use including sound attenuation sized for 5 Watts per square foot of Lab RSF	X
Standby power distribution within Tenant Premises		X
Lighting and power distribution for Tenant Premises		X
Energenix Sub-Meter for disconnect (if not a direct utility meter)	X
Common area life safety emergency lighting/signage	X
Tenant Premises life safety emergency lighting/signage		X
Tenant panels and transformers		X
All distribution/tie-in’s from generators to tenant premises*		X
Natural Gas
Natural gas service to building and piping to base building equipment	X
Natural gas service and pressure regulator for Tenant equipment stubbed to ground floor	X
Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment areas		X
Natural gas pipe distribution within Tenant Premises		X
Natural gas pressure regulator vent pipe riser from valve location through roof as needed		X
Fire Protection
Fire Service entrance including fire department connection, alarm valve, and flow protection	X
Primary distribution of wet sprinkler system to Tenant Premises	X
All run outs, drop heads, and related equipment within Tenant Premises		X
Modification of sprinkler piping and head locations to suite Tenant layout and hazard index		X
Fire extinguisher cabinets at common areas	X
Fire extinguisher cabinets in Tenant Premises		X
Base Building fire alarm system with devices in common areas	X
Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X
Alteration to fire alarm system to facilitate Tenant program, subject to Landlord review and approval		X
Egress Stair Sprinkler Distribution and Sprinkler Heads	X
Common Areas
Accessible Main Entrance with Vestibule	X
Main Common Lobby Area	X
Upper Level elevator lobbies on floor with multiple tenants	X
Common Area restrooms, ADA compliant, finished to a first class standard.	X
Janitors closets in common areas, finished	X
Electrical closets in common areas	X
IDF connected to secondary demarcation room, finished	X
Primary demarcation room	X
Loading Dock area	X
Doors, frames, and hardware at common areas	X
Two (2) hydraulic passenger elevators with a 3,500 lb. capacity	X
One (1) hydraulic freight elevator with a 5,000 lb. capacity linking loading dock with Tenant floors and rooftop Mech PH	X
Building Common Area Signage—Interior and Exterior	X
Bike storage located on 1st floor of the building	X
Fitness Center located on 1st floor of the building	X
Conference Center located on 1st floor of the building	X
Space is provided for Tenant pH Neutralization systems on the first floor of the building.	X
Tenant pH Neutralization system and all associated equipment, piping, test ports, tie-in’s.		X

Innovation Square Base Building and T.l. Matrix 3/6/18

Responsibility Allocation
Description:	Landlord Base Building	Tenant Improvement
Tenant Areas
Floor skimming to accept carpet/VCT/sheet vinyl/epoxy		X
Tenant signage to be approved by Landlord such approval not to be unreasonably withheld. Landlord to cooperate with Tenant in obtaining building signage		X
Inside face of exterior walls - slab-to-slab insulation with vapor barrier.	X

Finishes at inside face of exterior walls, will be provided as base building but construction will be coordinated with interior fit-out (i.e. the interior face of the exterior wall will be finished in conjunction with any required MEP or other services and devices that would need to be in the wall)

X
Electrical closets within Tenant Premises		X
Tel/data rooms for interconnection with Tenant tel/data		X
Tenant kitchen areas		X
Partitions, ceilings, flooring, painting, finishes, doors, frames, hardware, millwork, casework, etc.		X
Fixed or moveable casework		X
Laboratory Equipment including but not limited to biosafety cabinets, autoclaves, glass washers, incubators, freezers, etc.		X
Chemical Fume Hoods		X
Shaft enclosures for Base Building systems’ risers	X
An area for two (2) direct exhaust risers per floor. The exhaust shafts are common area but accessible to each floor.	X
Furnish and install Building standard blinds for all exterior windows		X
Interior Window Treatments		X
Walls finished and prepared to receive Tenant finish on Tenant side of Base Building Rooms and shafts.	X
Telephone / Data
Underground local exchange carrier service to primary demarcation room at a to be coordinated with Tenant location.	X
Service from primary demarcation room to secondary demarcation room	X
Intermediate distribution frame rooms in Tenant Premises		X
Pathways from secondary demarcation room to intermediate distribution frame rooms, where applicable		X
Tenant tel/data rooms		X
Pathways from secondary demarcation room directly into Tenant tel/data rooms		X
Tel/data cabling from secondary demarcation room to intermediate distribution frame rooms		X
Tel/data cabling from secondary demarcation room to Tenant tel/data rooms		X
Fiber optic service for Tenant use		X
Tel/data infrastructure including but not limited to servers, computers, phone systems, switches, routers, MUX panels, equipment racks, ladder racks, etc.		X
Provisioning of circuits and service from service providers		X
Audio visual systems and support		X
Station cabling from Tenant tel/data room to all Tenant locations, within the suite and exterior to the suite, if needed		X
Riser Closets and Cable Sleeves through Floor Slabs	X
Structure
Steel Framed Slab on Grade Structure with Moment Frame and Composite Steel and Sealed concrete floors and roofs fireproofed.	X

Typical Load Capacity of 100 LBS per square foot. 2 Structural Bays shall be upgraded to 150 lbs. per Sq. Ft. and 2 Structural Bays shall be upgraded to 125 lbs. per Sq. Ft. and Penthouse Floor Structure shall be 150 lbs. per square foot.

X
Structural enhancements for specific tenant load requirements subject to Landlord review and approval.		X
Floor to floor heights of 15 ft.	X
Utility risers for Tenant utilities, subject to Landlord review and approval		X
Capacity in structure to accommodate tenant dunnage and roof equipment.	X
Dunnage at roof for base building equipment including grates or walk pads	X
Dunnage at roof for tenant equipment including grates or walk pads.		X
Framed openings for base building supply air and general exhaust shafts.	X
Framed openings for additional tenant shafts and risers (above Landlord Number)		X
21’ Column Bays in predetermined Lab Areas	X
Miscellaneous metal items such as brackets or supports and concrete housekeeping pads required for tenant-supplied equipment.		X

Innovation Square Base Building and T.l. Matrix 3/6/18

Responsibility Allocation
Description:	Landlord Base Building	Tenant Improvement
Roofing & Exterior
EDPM Rubber Roofing System or similar	X
Roof penetrations for Base Building equipment/systems	X
Roof penetrations for Tenant equipment/systems		X
Walkway pads for Base Building equipment	X
Walkway pads for Tenant equipment		X
Roofing alterations due to Tenant changes subject to Landlord review and approval		X
Building exterior consisting of Pre-cast Concrete and glass curtain/window wall	X
Aluminum frames and insulated windows	X
Main Building entrances	X
Loading Dock doors	X
Security
Conduit for Card access at Building entries and elevators	X
Tenant card access into or within Tenant Premises on separate Tenant installed and managed system		X
Tenant video camera coverage of Tenant Premises on separate Tenant installed and managed system		X
Landlord to provide Base Building card access system for all common entry doors and a video surveillance systems for all common areas	X
Site Work
Perimeter sidewalks, street curbs, miscellaneous site furnishings, landscaping, parking and exterior lighting	X
Telephone service to main demarcation room from local exchange carrier	X
Domestic sanitary sewer connection to street	X
Roof storm drainage	X
Eversource primary electrical service	X
National Grid gas service	X
Domestic water service to Building (BWSC)	X
On site parking lot to include 84 spaces, provided to tenants based on their % share of the building at Market Rates. Tenant shall pay the cost of its parking directly.	X
LEED Silver Certifiable Base Building (actual certification will be coordinated with Tenant Work)	X
Fire Protection water service to Building	X

*

HVAC: Manifolded general exhaust system including heat recovery and vertical ductwork from Tenant space to rooftop equipment; Electrical: power to ph neutralization systems, and panels for standby power ot floor electrical closet; Plumbing: vent piping from ph neutralization room to roof; all to be purchased and installed by Landlord with the costs allocated to the Tenant based on their proportionate shore of the building.

EXHIBIT 11

TENANT’S SIGNAGE

Pursuant to the terms and conditions of the Lease including but not limited to Section 17.4(a), the Tenant originally named herein or a Permitted Transferee shall have the non-exclusive right, at its sole cost and expense, to maintain (a) one (1) branded lobby sign in the location to be mutually determined prior to the Term Commencement Date; and (b) one (1) branded exterior sign on the façade of the at both main Building entrances for the purpose of identifying Tenant or Permitted Transferee in the locations as approximately shown on Schedule 1 attached hereto, which Tenant Signage (including size, design, logo, color(s) and degree of illumination, if any, and actual location in or on the Building) shall be subject to the prior written approval of Landlord, not to be unreasonably withheld or delayed, and installed and maintained in compliance with all applicable Legal Requirements.

Schedule 1

(1 of 2)

(2 of 2)

EXHIBIT 12

CHEMICAL CENTRAL AREA & STORAGE QUANTITIES

EXHIBIT 13

APPROVED HAZARDOUS MATERIALS LIST

[TO BE ATTACHED “COPY OF ONE EXAMPLE OF CHEMICAL LISTING AJB 2018.XLS”]

EXHIBIT 14

FORM OF NOTICE OF LEASE

NOTICE OF SUBLEASE

  Notice is hereby given pursuant to Chapter 183, Section 4 of the General Laws, of a sublease upon the following terms:

Sublandlord:	RBK I TENANT, LLC, a Delaware limited liability company
Subtenant: Date of Sublease Execution:	PURETECH HEALTH LLC, a Delaware limited liability company ____________ ___, 2018
Premises:	Approximately 50,858 rentable square feet of space, consisting of the entire rentable area of the fourth (4th) floor of approximately 35,499 rentable square feet and approximately 15,359 rentable square feet of space on the third (3rd) floor of the Building, as more fully described in the Sublease, located on land known as 6 Tide Street, Suffolk County, MA (“Building”). The land on which the Premises and Building are located is more particularly shown on Exhibit A attached hereto and incorporated herein, and is leased to Sublandlord pursuant to that certain Ground Lease by and between the Economic Development and Industrial Corporation of Boston, d/b/a Boston Planning & Development Agency, as landlord, and Sublandlord, as tenant, as evidenced by a Notice of Ground Lease dated November 21, 2017 and recorded at the Suffolk County Registry of Deeds at Book 58836, Page 106.
Initial Sublease Expiration Date:	11:59 p.m. on the last day of the eleventh (11th) Lease Year (a partial year consisting of three (3) months) following the Term Commencement Date (as defined in the Sublease)
Extension Options:	Two (2) extension options of five (5) years each. An affidavit signed by the Landlord and recorded with the Suffolk County Registry of Deeds shall be conclusive in favor of any person acting in reliance thereon, without necessity of further inquiry, as to whether such option has been exercised by Tenant or has lapsed unexercised, or has been waived or terminated.
Right of First Offer:	Subject to and in accordance with the terms and conditions of Section 29.18 of the Sublease, the Subtenant has a right of first offer to lease any other space that is contiguous to the Premises in the Building, and certain space in the Phase II Building (as defined and further described in the Sublease).

This Notice of Sublease has been executed merely to give notice of the Sublease, and all of the terms, conditions and covenants thereof which are incorporated herein by reference. The parties hereto do not intend this Notice of Sublease to modify or amend the terms, conditions and covenants of the Sublease.

[Signature Pages Follow]

Executed as an instrument under seal this ____ day of __________, 2018.

SUBLANDLORD:

RBK I TENANT, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE/COMMONWEALTH OF __________________

__________, ss.	_________________, 2018

On this day, before me, the undersigned notary public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was _______________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, as said _____________________ of RBK I TENANT, LLC.

___________________________(official signature and seal of notary) My commission expires __________________________________

SUBTENANT:

PURETECH HEALTH LLC,
Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

__________, ss.	_________________, 2018

On this day, before me, the undersigned notary public, personally appeared _______________________, proved to me through satisfactory evidence of identification, which was _______________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, as said __________________ of PURETECH HEALTH LLC.

___________________________(official signature and seal of notary) My commission expires __________________________________

EXHIBIT A

LEGAL DESCRIPTION

I.	Description of the Land.

The Premises is shown as “Sub Phase II” on a certain plan entitled “Lease Plan of Land” for the project “Lease Parcel, 6 Tide Street, Boston, MA”, dated November 9, 2017, and prepared by Allen & Major Associates, Inc. (the “Premises Plan”), to be recorded with the Suffolk County Registry of Deeds. The legal description of the entire Premises as shown the Premises Plan is as follows:

A certain lease area located in the City of Boston, County of Suffolk. Commonwealth of Massachusetts bounded and described as follows:

Beginning at a point shown as P.O.B. on the Premises Plan, said point being the easterly most corner of the proposed lease area to be described hereafter; thence

S31°28’l 1W	Two hundred fifty-eight and fifteen hundredths feet (258.15’) to a point; thence

N58°31’49W	Three hundred five and ninety-nine hundredths feet (305.99’) to a point; thence

N31°16’51E	Two hundred forty and forty-two hundredths feet (240.42’) to a point of curvature; thence

Northeasterly	Along an arc to the right having a radius of twenty and no hundredths feet (20.00’), an arc length of thirty and fifty-five hundredths feet (30.55’), a chord length of twenty-seven and sixty-seven hundredths feet (27.67’) and a chord bearing of N75°02’30E to a point of tangency; thence

S61°H’51E	Two hundred seventy-two and twenty-eight hundredths feet (272.28) to a point of curvature; thence

Southeasterly	Along an arc to the right having a radius of fifteen and no hundredths feet (15.00’), an arc length of twenty-four and twenty-six hundredths feet (24.26’), a chord length of twenty one and seventy hundredths feet (21.70’) and a chord bearing of S14°51’50E to a point of tangency, being the point of beginning.

The above described lease area contains an area of 81,591 square feet, more or less.

EXHIBIT 15

SPECIFIC TENANT’S REMOVABLE PROPERTY

[TO BE PROVIDED BY TENANT AND REASONABLY APPROVED BY LANDLORD POST-EXECUTION AND PRE-ENTRY]

EXHIBIT 16

ROOF EXHIBIT

(see attached)

EXHIBIT 17

PHASE II PRELIMINARY PLAN